Exhibit 10.1
Execution Version
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of June 23, 2011 between
     GENESCO INC., a Tennessee corporation (the “Lead Borrower”), the Other Borrowers party hereto (together with the Lead Borrower, the “Borrowers”), the Lenders party hereto, and
     BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Canadian Agent;
     in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
W I T N E S S E T H:
     WHEREAS, the Borrowers, the Lenders, the Administrative Agent, the Collateral Agent and the Canadian Agent have entered into a certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 (the “Credit Agreement”); and
     WHEREAS, the Lead Borrower has (i) informed the Administrative Agent that it has formed two Subsidiaries under the laws of the United Kingdom to consummate the acquisition of substantially all of the equity interests of Schuh Group Limited, a company organized under the laws of Scotland, (ii) requested that the Lenders consent to the making of certain Investments by the Lead Borrower in such Subsidiaries and the Guarantee by the Lead Borrower of certain Indebtedness of such Subsidiaries in connection with such acquisition (collectively, the “Transactions”), and (iii) requested certain other modifications to the Credit Agreement, including, without limitation, an increase to the Domestic Commitments and the addition of certain Tranche A-1 Commitments; and
     WHEREAS, the Borrowers, the Lenders, the Administrative Agent, the Collateral Agent and the Canadian Agent have agreed to amend the Credit Agreement to, among other things, provide for the Transactions as set forth herein.
     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:
1.	Incorporation of Terms and Conditions of Credit Agreement. All of the terms and conditions of the Credit Agreement (including, without limitation, all definitions set forth therein) are specifically incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.	Representations and Warranties. Each Credit Party hereby represents and warrants that after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in Section 3 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except in the case of any representation and warranty qualified by materiality, which is true and correct in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except in the case of any representation and warranty qualified by materiality, which is true and correct in all respects) as of such earlier date.
3.	Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect.
4.	Amendment to Credit Agreement.
a.	Composite Credit Agreement. The Credit Agreement (other than the Schedules and Exhibits thereto) is hereby amended in its entirety to reflect the modifications identified in the document annexed hereto as Annex A.

b.	Exhibit A-1. Exhibit A-1 (Form of Assignment and Acceptance (Tranche A-1)) is hereby added to the Credit Agreement in the form attached to this Amendment as Exhibit A-1.

c.	Exhibit B-4. Exhibit B-4 (Form of Tranche A-1 Note) is hereby added to the Credit Agreement in the form attached to this Amendment as Exhibit B-4.

d.	Amendment to Schedule 1.1. Schedule 1.1 (Lenders and Commitments) to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.1 attached to this Amendment.

e.	Amendment to Schedule 3.6. Schedule 3.6 (Disclosures) to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 3.6 attached to this Amendment.
5.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Administrative Agent:
a.	This Amendment shall have been duly executed and delivered by the Credit Parties and the Lenders. The Administrative Agent shall have received a fully executed original hereof.

b.	All action on the part of the Credit Parties necessary for the valid execution, delivery and performance by the Credit Parties of this Amendment shall have been duly and effectively taken.

c.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

d.	The Credit Parties shall have paid to the Administrative Agent the fees set forth in that certain supplemental fee letter dated as of even date herewith among the Credit Parties and the Administrative Agent.

e.	The Transactions shall be consummated contemporaneously herewith and after giving effect to the Investment by the Borrower in UK Acquisition and UK LP on the First Amendment Effective Date, the Payment Conditions shall have been satisfied.
6.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.
7.	Expenses. The Credit Parties shall reimburse the Administrative Agent for all expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees to the extent provided in the Credit Agreement.
8.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.
9.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

DOMESTIC BORROWERS: GENESCO INC. as Lead Borrower
By
Name:
Title:

GENESCO BRANDS, INC. as a Domestic Borrower
By
Name:
Title:

HAT WORLD CORPORATION as a Domestic Borrower
By
Name:
Title:

HAT WORLD, INC. as a Domestic Borrower
By
Name:
Title:

FLAGG BROS. OF PUERTO RICO, INC. as a Domestic Borrower
By
Name:
Title:

KEUKA FOOTWEAR, INC. as a Domestic Borrower
By
Name:
Title:

CANADIAN BORROWER: GCO CANADA INC. as Canadian Borrower
By
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and as a Lender
By:
Name:
Title:

[SIGNATURE BLOCKS OF OTHER REQUIRED LENDERS]

Annex A
Second Amended and Restated Credit Agreement
[See Attached]

Execution Version
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
January 21, 2011
among
GENESCO INC.
a Domestic Borrower and the Lead Borrower,
GENESCO BRANDS, INC., HAT WORLD CORPORATION,
HAT WORLD, INC., FLAGG BROS. OF PUERTO RICO, INC.,
KEUKA FOOTWEAR, INC.
as the Other Domestic Borrowers,
GCO CANADA INC.
as the Canadian Borrower
The LENDERS Party Hereto,
BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent
BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH)
as Canadian Agent
WELLS FARGO CAPITAL FINANCE, LLC
U.S. BANK NATIONAL ASSOCIATION
and
SUNTRUST BANK
as Co-Syndication Agents,
PNC BANK, NATIONAL ASSOCIATION
as Documentation Agent,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Sole Lead Arranger
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
U.S. BANK NATIONAL ASSOCIATION
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Bookrunners

TABLE OF CONTENTS

1. DEFINITIONS	2

1.1 Defined Terms	2
1.2 Terms Generally; Interpretation	~~45~~48
1.3 Accounting Terms	~~46~~49
1.4 Rounding	~~47~~50
1.5 Times of Day	~~47~~50
1.6 Letter of Credit Amounts	~~47~~50

2. AMOUNT AND TERMS OF CREDIT	~~47~~50

2.1 Commitments of the Lenders	~~47~~50
2.2 Reserves; Changes to Reserves	~~49~~53
2.3 Making of Loans	~~50~~54
2.4 Overadvances	~~52~~56
2.5 Swingline Loans	~~52~~56
2.6 Letters of Credit	~~53~~56
2.7 Settlements Among Lenders	~~57~~61
2.8 Notes; Repayment of Loans	~~58~~62
2.9 Interest on Loans	~~59~~63
2.10 Default Interest	~~60~~64
2.11 Certain Fees	~~60~~64
2.12 Unused Commitment Fee	~~60~~64
2.13 Letter of Credit Fees	~~60~~64
2.14 Nature of Fees	~~61~~65
2.15 Termination or Reduction of Commitments	~~61~~65
2.16 Alternate Rate of Interest	~~62~~66
2.17 Conversion and Continuation of Loans	~~62~~66
2.18 Mandatory Prepayment; Cash Collateral; Commitment Termination	~~63~~68
2.19 Optional Prepayment of Loans; Reimbursement of Lenders	~~65~~69
2.20 Maintenance of Loan Account; Statements of Account	~~66~~71
2.21 Cash Receipts	~~67~~72
2.22 Application of Payments	~~69~~74
2.23 Increased Costs	~~70~~75
2.24 Change in Legality	~~71~~76
2.25 Payments; Sharing of Setoff	~~72~~77
2.26 Taxes	~~73~~78
2.27 Security Interests in Collateral	~~75~~80
2.28 Mitigation Obligations; Replacement of Lenders	~~75~~80

3. REPRESENTATIONS AND WARRANTIES	~~76~~80

3.1 Organization; Powers	~~76~~80
3.2 Authorization; Enforceability	~~76~~81
3.3 Governmental Approvals; No Conflicts	~~76~~81
3.4 Financial Condition	~~76~~81
3.5 Properties	~~77~~82
3.6 Litigation and Environmental Matters	~~77~~82
3.7 Compliance with Laws and Agreements	~~78~~83
3.8 Investment Company or Holding Company Status	~~78~~83
3.9 Taxes	~~78~~83

i

3.10 ERISA/Canadian Pension Plan	~~78~~83
3.11 Interdependence of Credit Parties	~~79~~83
3.12 Disclosure	~~79~~84
3.13 Subsidiaries	~~79~~84
3.14 Insurance	~~80~~84
3.15 Labor Matters	~~80~~84
3.16 Certain Transactions	~~80~~85
3.17 Restrictions on the Credit Parties	~~80~~85
3.18 Security Documents	~~80~~85
3.19 Federal Reserve Regulations	~~81~~85
3.20 Solvency	~~81~~86
3.21 Franchises, Patents, Copyrights, Etc.	~~81~~86
3.22 Brokers	~~81~~86
3.23 Casualty	~~81~~86
3.24 Intellectual Property; Licenses, Etc.	~~81~~86

4. CONDITIONS	~~81~~86

4.1 Effective Date	~~81~~86
4.2 Conditions Precedent to Each Loan and Each Letter of Credit	~~84~~89

5. AFFIRMATIVE COVENANTS	~~85~~89

5.1 Financial Statements and Other Information	~~85~~90
5.2 Notices of Material Events	~~87~~92
5.3 Information Regarding Collateral	~~88~~93
5.4 Existence; Conduct of Business	~~88~~93
5.5 Payment of Obligations	~~89~~93
5.6 Maintenance of Properties	~~89~~94
5.7 Insurance	~~89~~94
5.8 Casualty and Condemnation	~~90~~95
5.9 Books and Records; Inspection and Audit Rights	~~90~~95
5.10 Fiscal Year	~~91~~96
5.11 Physical Inventories	~~91~~96
5.12 Compliance with Laws	~~91~~96
5.13 Use of Proceeds and Letters of Credit	~~92~~96
5.14 Additional Subsidiaries	~~92~~97
5.15 Further Assurances	~~92~~97
5.16 Compliance with Terms of Leaseholds	~~93~~98
5.17 Environmental Laws	~~93~~98

6. NEGATIVE COVENANTS	~~93~~98

6.1 Indebtedness	~~93~~98
6.2 Liens	~~94~~99
6.3 Fundamental Changes	~~95~~100
6.4 Investments, Loans, Advances, Guarantees and Acquisitions	~~96~~100
6.5 Asset Sales	~~97~~102
6.6 Restrictive Agreements	~~98~~103
6.7 Restricted Payments; Certain Payments of Indebtedness	~~98~~103
6.8 Transactions with Affiliates	~~98~~103
6.9 Additional Subsidiaries	~~98~~104
6.10 Amendment of Material Documents	~~98~~104
6.11 Fixed Charge Coverage Ratio	~~99~~104

6.12 Environmental Laws	~~99~~104
6.13 Fiscal Year	~~99~~104

7. EVENTS OF DEFAULT	~~99~~104

7.1 Events of Default	~~99~~104
7.2 When Continuing	~~102~~107
7.3 Remedies on Default	~~102~~107
7.4 Application of Proceeds	~~102~~107

8. THE AGENTS	~~105~~111

8.1 Administration by Administrative Agent	~~105~~111
8.2 The Collateral Agent	~~106~~111
8.3 Sharing of Excess Payments	~~107~~112
8.4 Agreement of Applicable Lenders	~~107~~113
8.5 Liability of Agents	~~108~~113
8.6 Notice of Default	~~108~~114
8.7 Lenders’ Credit Decisions	~~109~~114
8.8 Reimbursement and Indemnification	~~109~~114
8.9 Rights of Agents	~~109~~115
8.10 Notice of Transfer	~~109~~115
8.11 Successor Agent	~~110~~115
8.12 Reports and Financial Statements	~~110~~115
8.13 Administrative Agent May File Proofs of Claim	~~110~~115
8.14 Delinquent Lender	~~111~~116
8.15 Agency for Perfection	~~112~~117
8.16 Risk Participation	~~112~~117
8.17 Co-Syndication Agents and Documentation Agent	~~113~~118

9. MISCELLANEOUS	~~113~~118

9.1 Notices	~~113~~118
9.2 The Platform	~~113~~119
9.3 Waivers; Amendments	~~114~~119
9.4 Expenses; Indemnity; Damage Waiver	~~115~~121
9.5 Designation of Lead Borrower as Borrowers’ Agent	~~117~~122
9.6 Successors and Assigns	~~117~~123
9.7 Survival	~~119~~125
9.8 Counterparts; Integration; Effectiveness	~~120~~125
9.9 Severability	~~120~~125
9.10 Right of Setoff	~~120~~125
9.11 Governing Law; Jurisdiction; Consent to Service of Process	~~120~~126
9.12 WAIVER OF JURY TRIAL	~~121~~126
9.13 Headings	~~121~~126
9.14 Interest Rate Limitation	~~121~~126
9.15 Additional Waivers	~~121~~127
9.16 Confidentiality	~~122~~128
9.17 Release of Collateral and Guaranty Obligations	~~123~~128
9.18 Amendment and Restatement	~~123~~129
9.19 Commitments	~~124~~130
9.20 Judgment Currency	~~124~~130
9.21 USA Patriot Act Notice	~~125~~130
9.22 Foreign Asset Control Regulations	~~125~~130

9.23 Canadian Anti-Money Laundering Legislation	~~125~~131
9.24 No Advisory or Fiduciary Responsibility	~~126~~131
9.25 Limitation of Canadian Borrower Liability	~~126~~132
9.26 Language	~~126~~132

EXHIBITS

A	Form of Assignment and Acceptance (Tranche A)
A-1	Form of Assignment and Acceptance (Tranche A-1)
B-1	Form of Canadian Revolving Note
B-2	Form of Domestic Revolving Note
B-3	Form of Swingline Note
B-4	Form of Tranche A-1 Note
C	Form of Effective Date Guaranty
D	Form of Borrowing Base Certificate
E	Form of Compliance Certificate
F	Closing Agenda
G	Form of DDA Notification

v

SCHEDULES

1.1	Lenders and Commitments
1.2	Leased Distribution Centers and Warehouses
1.3	Closing Date Secured Equipment Leases
2.6(j)	Existing Letters of Credit
2.21(b)	Credit Card Arrangements
2.21(c)	Concentration Accounts and Investment Accounts
3.5(b)	Properties
3.6	Litigation and Environmental Matters
3.9	Taxes
3.10	ERISA
3.13	Subsidiaries
3.14	Insurance
3.16	Certain Transactions
3.21	Franchises, Patents, Copyrights, etc.
5.1(i)	Financial Reporting Requirements
6.1	Indebtedness
6.2	Liens
6.4	Investments, Loans, Advances, Guarantees and Acquisitions

     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of January 21, 2011 (this “Agreement”) among GENESCO INC., a corporation organized under the laws of the State of Tennessee having a place of business at Genesco Park, 1415 Murfreesboro Road, P.O. Box 731, Nashville, TN 37202-0731, as a Domestic Borrower and the Lead Borrower (as hereinafter defined); the Other Domestic Borrowers (as defined below); GCO CANADA INC., as the Canadian Borrower; the LENDERS party hereto; BANK OF AMERICA, N.A., a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties (as each such term is hereinafter defined); BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as Canadian Agent; and WELLS FARGO CAPITAL FINANCE, LLC, U.S. BANK NATIONAL ASSOCIATION and SUNTRUST BANK, as Co-Syndication Agents; and PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent.
W I T N E S S E T H:
     WHEREAS, the Borrowers have requested that the Lenders make available to the Domestic Borrowers, as co-borrowers, a revolving credit facility (including a letter of credit sub-facility) in an initial maximum amount not to exceed $300,000,000, the proceeds of which, in each case, shall be used by the Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;
     WHEREAS, the Other Borrowers are direct or indirect wholly-owned Subsidiaries of the Lead Borrower, and together with the Lead Borrower are related entities that collectively constitute an integrated business;
     WHEREAS, each Borrower is sufficiently dependent upon the others and the Borrowers are related in such a way that any advance made hereunder to any Borrower will benefit all of the Borrowers as a result of their related operations and identity of interests;
     WHEREAS, the Domestic Borrowers have requested that the Agents and Lenders treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other;
     WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment on the terms and conditions set forth herein, and Bank of America, N.A. is willing to act as Administrative Agent and Collateral Agent for the Lenders on the terms and conditions set forth herein and in the other Loan Documents;
     WHEREAS, each Canadian Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Canadian Borrower according to its Canadian Commitment on the terms and conditions set forth herein, and Bank of America, N.A. (acting through its Canada Branch) is willing to act as Canadian Agent for the Lenders on the terms and conditions set forth herein and in the other Loan Documents;
     WHEREAS, prior to the date of this Agreement, the Lead Borrower, on the one hand, and Bank of America, N.A., as Administrative Agent thereunder, and the Lenders on the other hand, previously entered into an Amended and Restated Credit Agreement dated as of December 1, 2006 (as amended and in effect, the “Existing Credit Agreement”), pursuant to which the Lenders provided the Lead Borrower and certain of the Other Domestic Borrowers with certain financial accommodations;
     WHEREAS, in accordance with SECTION 9.2 of the Existing Credit Agreement, the Borrowers, the Lenders, and the Agents desire to amend and restate the Existing Credit Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):
     1. DEFINITIONS.
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability at least equal to the greater of $35,000,000 or fifteen percent (15%) of the Loan Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of $35,000,000 or fifteen percent (15%) of the Loan Cap for thirty (30) consecutive calendar days. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.
     “Account Control Agreements” shall mean agency agreements with banks or other institutions maintaining a checking or other demand deposit account, lockbox account or investment account of any Borrower (excluding store-level deposit accounts), including without limitation any DDA into which the proceeds of any other DDA are regularly swept on a daily basis, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with instructions originated by the Collateral Agent without the further consent of any Credit Party, each of which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.
     “Account Debtor” shall mean any Person who is obligated under an Account.
     “Account Debtor List” has the meaning provided therefor in Section 2.21(m).
     “Account Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Account Reserve shall not be required)) with respect to the collectability of any Eligible Wholesale Receivable or any Eligible Credit Card and Debit Card Receivable, including, without limitation, Dilution Reserves. Account Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices as of the Effective Date with other similarly situated borrowers.
     “Accounts” shall mean “accounts” as defined in the UCC and in the PPSA, (or to the extent governed by the Civil Code of Québec, defined as all “claims” for the purposes of the Civil Code of Québec), and also all accounts, accounts receivable, and rights to payment (whether or not earned by performance): (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; (ii) for services rendered or to be rendered; (iii) arising out of a policy of insurance issued or to be issued; (iv) arising out of a secondary obligation incurred or to be incurred; or (v) arising out of the use of a debit, credit or charge card or information contained on or used with that card.

     “ACH” shall mean automated clearing house transfers.
     “Act” has the meaning provided therefor in Section 9.21.
     “Additional Commitment Lender” has the meaning provided therefor in Section 2.1(c).
     “Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.
     “Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first Fiscal Quarter occurring after the expiration of three months following the Effective Date.
     “Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on the signature page hereto, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, (i) any director or officer of that Person, (ii) any other Person Controlling, Controlled by or under direct or indirect common Control with that Person (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust), (iii) any other Person directly or indirectly holding 15% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, and (iv) any other Person 15% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.
     “Agents” shall mean collectively, the Administrative Agent, the Canadian Agent and the Collateral Agent.
     “Agreement” means this Credit Agreement, as modified, amended, supplemented or restated and in effect from time to time.
     “Applicable Fiscal Period” means the period of twelve (12) Fiscal Months ended as of the end of the last Fiscal Month.
     “Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, that are applicable to such Person or any property of such Person.

     “Applicable Lenders ” means the Required Lenders, the Required Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.
     “Applicable Margin ” means the rates for Prime Rate Loans, U.S. Index Rate Loans, BA Equivalent Loans, LIBO Loans and Tranche A-1 LIBO Loans set forth below:

		Applicable		Applicable
		Margin		Margin for	Applicable
		for LIBO		Domestic Prime	Margin for
		Loans and	Applicable	Rate Loans, U.S.	Domestic
	Average	BA	Margin for	Index Rate Loans	Tranche A-1
	Daily	Equivalent	Tranche A-1	and Canadian	Prime Rate
Level	Availability	Loans	LIBO Loans	Prime Rate Loans	Loans
I	Greater than or equal to 60% of the Loan Cap	2.25%	3.75%	1.25%	2.75%
II	Greater than or equal to 30% of the Loan Cap but less than 60% of the Loan Cap	2.50%	4.00%	1.50%	3.00%
III	Less than 30% of the Loan Cap	2.75%	4.25%	1.75%	3.25%
From and after the First Amendment Effective Date until the ~~first~~ third Adjustment Date ~~occurring after the expiration of three months~~ following the First Amendment Effective Date (but, in any event, until February 1, 2012), the Applicable Margin shall be established at the percentages set forth in Level ~~II~~I of the pricing grid set forth above. From and after such first Adjustment Date following the First Amendment Effective Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the pricing grid set forth above based upon the Average Daily Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the rate of interest set forth in Section 2.10; provided further if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.
     “Appraised Value ” means with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Borrower Consolidated Group, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in the form of Exhibit A or A-1 or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower Consolidated Group for the Fiscal Year ended January 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower Consolidated Group, including the notes thereto.
     “Availability Reserves” means such reserves (but without duplication of any Account Reserves or Inventory Reserves or any factors included in the determination of the Appraised Value of Eligible Inventory) as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Availability Reserve shall not be required)) as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, or (c) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) rent (A) on account of past due rent, (B) for leased distribution center locations as to which the Administrative Agent has not received a Collateral Access Agreement from the applicable landlord, and (C) for locations for which the landlord has been granted a Lien on the assets of any Person included in the Borrower Consolidated Group or in those states in which the landlord has a statutory landlord’s Lien; (ii) Customer Credit Liabilities; (iii)outstanding taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other taxes or claims which might have priority over the interests of the Collateral Agent or the Canadian Agent in the Collateral; (iv) customs duties, and other costs to release Inventory which is being imported into the United States or Canada; (v) salaries, wages and benefits due to employees of any Credit Party, provided that Availability Reserves under this clause (v) will not be imposed except during the continuance of a Cash Dominion Event; (vi) customer deposits; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals resulting from any significant or material decrease in comparable store sales trends, gross margins, any significant changes in Inventory mix, store operating expense structure or markdown activity, or any other factor that could reasonably be expected to result in a decrease to Appraised Value of Eligible Inventory, provided that if the Administrative Agent notifies the Lead Borrower of its intention to impose such an Availability Reserve, the Lead Borrower may, at its expense, engage an appraiser reasonably satisfactory to the Administrative Agent, to conduct an updated Inventory appraisal and, upon the Administrative Agent’s receipt and satisfactory review of the results of such appraisal, the previously imposed Availability Reserve under this clause (vii) will be terminated (without limiting the Administrative Agent’s right to re-establish such an Availability Reserve under this clause (vii) if circumstances so warrant); (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent or the Canadian Agent in the Collateral; (ix) amounts due to vendors on account of consigned goods; (x) the Agents’ estimate of Canadian Priority Payable Reserves; (xi) Cash Management Reserves; and (xii)

Bank Products Reserves. Availability Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices as of the Effective Date with other similarly situated borrowers.
     “Average Daily Availability” shall mean, in respect of any Adjustment Date, the average daily Excess Availability for the immediately preceding Fiscal Quarter.
     “BA Equivalent Loan” means any Canadian Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.
     “BA Equivalent Loan Borrowing” means any Borrowing comprised of BA Equivalent Loans.
     “BA Rate” means, for the Interest Period applicable to a BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:00 A.M. (Toronto time) on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Canadian Agent is then offering to purchase CD$ bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
     “Bank of America” shall mean Bank of America, N.A., a national banking association.
     “Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada).
     “Bank of America Concentration Account” has the meaning provided therefor in Section 2.21(d).
     “Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.
     “Bank Product Reserves” means such reserves as the Administrative Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the anticipated liabilities and obligations of the Credit Parties with respect to Bank Products then provided or outstanding.
     “Bank Products” means any services or facilities provided to any Credit Party by the Administrative Agent, the Canadian Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Hedging Agreements, (b) purchase cards, (c) foreign exchange facilities, and (d) leasing, but excluding Cash Management Services.
     “Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Bank.
     “Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time, and the regulations issued from time to time thereunder.

     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Domestic Prime Rate; (b) the Federal Funds Effective Rate for such day, plus 0.50%; and (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.0%.
     “BIA ” means the Bankruptcy and Insolvency Act (Canada).
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower Consolidated Group” shall mean the Lead Borrower and its Subsidiaries.
     “Borrower Materials” has the meaning specified in Section 5.1.
     “Borrowers” means, individually and collectively, the Lead Borrower, the Other Borrowers and any other Person who subsequently becomes a Borrower hereunder.
     “Borrowing” shall mean (a) a Canadian Borrowing or a Domestic Borrowing, as applicable, or (b) the incurrence of a Swingline Loan.
     “Borrowing Base Certificate” has the meaning assigned to such term in Section 5.1(f).
     “Borrowing Request” means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.3.
     “Breakage Costs” shall have the meaning set forth in Section 2.19(b).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to remain closed, or are in fact closed in the state where the Administrative Agent’s Office is located, provided that, when used in connection with a LIBO Loan or a Tranche A-1 LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and provided further that when used in connection with any Loan by a Canadian Lender, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada.
     “Canadian Agent” means Bank of America-Canada Branch, for its own benefit and the benefit of the other Canadian Secured Parties, or any successor Canadian Agent.
     “Canadian Agent’s Office” means the Canadian Agent’s address and, as appropriate, account as set forth on the signature page hereto, or such other address or account as the Canadian Agent may from time to time notify the Canadian Borrower and the Canadian Lenders.
     “Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, of:
     (a) the Canadian Loan Cap
     minus
     (b) the Canadian Credit Extensions on such date.

     In calculating Canadian Availability at any time and for any purpose under this Agreement, any amount calculated or referenced in Dollars shall also refer to the Equivalent CD$ Amount.
     “Canadian Borrower” means GCO Canada Inc., a corporation organized under the federal laws of Canada.
     “Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Loans of the same Type and, in the case of BA Equivalent Loans or LIBO Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Section 2.3.
     “Canadian Borrowing Base” means, at any time of calculation, an Equivalent CD$ Amount in Dollars equal to:
     (a) the product of (i)the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Canadian Borrower multiplied by (iii)(A) the Cost of Eligible Inventory of the Canadian Borrower, minus (B) Inventory Reserves related to Eligible Inventory of the Canadian Borrower;
     plus
     (b) the product of (i) eighty-five percent (85%) multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Canadian Borrower (other than Eligible Wholesale Receivables consisting of Lids Team Sports Receivables of the Canadian Borrower), minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Canadian Borrower;
     plus
     (c) the lesser of (i) the product of fifty percent (50%) multiplied by (A) the then Eligible Wholesale Receivables consisting of Lids Team Sports Receivables of the Canadian Borrower, minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Canadian Borrower, or (ii) the Lid Team Sports Cap;
     plus
     (d) the product of (i) ninety percent (90%) multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Canadian Borrower, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Canadian Borrower;
     minus
     (e) without duplication, the then amount of all Availability Reserves established with respect to matters affecting the Canadian Borrower.
     “Canadian Commitment Percentage” means the Commitment Percentages of the Canadian Lenders.
     “Canadian Commitments” means, as to each Canadian Lender, its obligation to (a) make Canadian Loans to the Canadian Borrower pursuant to Section 2.1 and (b) purchase participations in Canadian Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Canadian Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Canadian Loans then outstanding, and (b) the then amount of the Canadian Letter of Credit Outstandings.
     “Canadian Credit Parties” means, collectively, the Canadian Borrower and each Material Subsidiary that is or becomes a guarantor of the Canadian Liabilities. “Canadian Credit Party” means any one of such Persons.
     “Canadian Dollars” and “CD$” refer to lawful money of Canada.
     “Canadian Lenders” means Bank of America-Canada Branch and any other Person having Canadian Commitments from time to time or at any time. A Person may be a Canadian Lender only if it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Credit Party for purposes of the Income Tax Act (Canada).
     “Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.
     “Canadian Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Canadian Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Canadian Letters of Credit for which the Issuing Bank has not then been reimbursed.
     “Canadian Letter of Credit Sublimit” means an amount equal to $5,000,000. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Total Commitments. A permanent reduction of the Canadian Total Commitments shall not require a corresponding pro rata reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Canadian Total Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Canadian Total Commitments.
     “Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Credit Party arising under any Loan Document or otherwise with respect to any Canadian Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor),whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Canadian Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Canadian Liabilities.
     “Canadian Loan” means an extension of credit by a Canadian Lender to the Canadian Borrower (to the extent based on Canadian Availability) under Article II.

     “Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Canadian Total Commitments and (b) the Canadian Borrowing Base.
     “Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Loans made by such Canadian Lender, substantially in the form of Exhibit B-1.
     “Canadian Pension Plan” means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by any Canadian Credit Party or any Canadian Subsidiary for employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Credit Party or any Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
     “Canadian Prime Rate” means, for any day, the greater of (i) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made in CD$ and designated as its “prime” rate being a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, provided that in the event that the Bank of America-Canada Branch (including any successor or assignor) does not at any time publicly announce a prime rate, such rate shall be the “prime rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Canadian Agent, (ii) the Bank of Canada Overnight Rate, plus 0.50%, and (iii) the BA Rate for a one month Interest Period as determined on such day, plus 1.0%. Any change in the prime rate announced by the Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate.
     “Canadian Prime Rate Loan” means a Canadian Loan in CD$ that bears interest based on the Canadian Prime Rate.
     “Canadian Priority Payable Reserves” means, at any time, without duplication, the obligations, liabilities and indebtedness at such time which have, or could in any proceeding have, a trust, deemed trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar taxes under provincial or territorial law), the claims of a clerk, servant, travelling salesperson, labourer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada)), salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Credit Parties (but only to the extent that the claims of such parties may rank or be capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral), vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to, any Canadian Pension Plan, the Pension Benefits Act (Ontario) or any similar law) (but only to the extent ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral),together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, where such supplier’s right may have priority over Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Québec.
     “Canadian Secured Party” or “Canadian Secured Parties” has the meaning assigned to such term in the General Security Agreement dated as of the Effective Date among the Canadian Credit Parties and the Collateral Agent.
     “Canadian Security Documents” means (a) the General Security Agreement dated as of the Effective Date among the respective Canadian Credit Parties and the Collateral Agent for the benefit of the Canadian Secured Parties, (b) the deed of hypothec charging the universality of moveable property granted by the Canadian Credit Parties in favor of the Collateral Agent, and (c)and each other security agreement or other instrument or document executed and delivered by any Canadian Credit Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Credit Party for the benefit of the Canadian Secured Parties, as security for the Canadian Liabilities.
     “Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.
     “Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders. On the Effective Date, the Canadian Total Commitments are $8,000,000.
     “Capital Expenditures” of any Person means, for any period, to the extent treated as a capital expenditure in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible), including assets being constructed (whether or not completed), leasehold improvements, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including without duplication, expenditures in or from any construction-in-progress account of any of the Credit Parties, provided that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Collateral Account” shall mean an interest-bearing account established by the Domestic Borrowers with the Collateral Agent under the sole and exclusive dominion and control of the Collateral Agent designated as the “Genesco Inc. Cash Collateral Account”, and, in the case of the Canadian Borrower, an interest-bearing account established by the Canadian Borrower with the Canadian Agent at Bank of America-Canada branch under the sole and exclusive dominion and control of the Canadian Agent designated as the “GCO Canada Cash Collateral Account”.
     “Cash Collateralize” means, as of any date, the deposit by the Borrowers in the Cash Collateral Account of an amount in cash equal to 102% of the Letter of Credit Outstandings plus any accrued and unpaid interest thereon.

     “Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability in an amount equal to the greater of (A) fifteen percent (15%) of the Loan Cap, or (B) $35,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of $45,000,000 or 15% of the Loan Cap for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing for a twelve month period (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the greater of $45,000,000 or 15% of the Loan Cap for forty-five (45) consecutive days) after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any twelve month period. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
     “Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding.
     “Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by the Administrative Agent, the Canadian Agent or any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards.
     “Cash Receipts” has the meaning provided therefor in Section 2.21(d).
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
     “Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) any person or group (as such terms are used in the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of fifty percent (50%) or more of the total voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance, sale or distribution of securities of the Lead Borrower, any merger or consolidation to which the Lead Borrower is a party, or otherwise, (c) except as otherwise permitted pursuant to this Agreement, the failure of the Lead Borrower to own, directly or indirectly, at least eighty percent (80%) of the Voting Stock or ownership interest, as applicable, of all of the Borrower Consolidated Group (other than with respect to Genesco Partners Joint Venture, for which such percentage shall be sixty-five percent (65%) and SIOPA Sports of America, LLC and SIOPA Clubhouse Stores, LLC and their successors or assigns, for which such percentage shall be 50%), or (d) there occurs a “Change in Control” (or any comparable term) under and as determined in any document governing Material Indebtedness of any Credit Party.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant) or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.23, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant); provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and been adopted after the Effective Date.
     “Charges” has the meaning provided therefor in Section 9.14.
     “Chattel Paper” has the meaning ascribed to such term in the UCC or in the PPSA, as applicable.
     “Closing Date” means December 1, 2006.
     “Co-Syndication Agents” means Wells Fargo Capital Finance, LLC, U.S. Bank National Association and SunTrust Bank.
     “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.
     “Collateral” means any and all “Collateral” as defined in any applicable Security Document.
     “Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Credit Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s or Canadian Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent or the Canadian Agent, as applicable, with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent or the Canadian Agent, as applicable, with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent and the Canadian Agent as the Agents may reasonably require. Any Collateral Access Agreement executed and delivered to, and accepted by, the Collateral Agent will be deemed to satisfy the requirements set forth in this definition. The Collateral Access Agreements obtained in connection with the Existing Credit Agreement will be deemed to be effective Collateral Access Agreements for the purposes contained herein.
     “Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.
     “Collateral Control Agreement” means a tri-party agreement in form and substance satisfactory to the Collateral Agent, in its Permitted Discretion, among the Collateral Agent, a Borrower and a customs broker, freight forwarder or other carrier, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent following the occurrence and during the continuance of an Event of Default, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

     “Combined Borrowing Base” means the sum of (i) the Domestic Borrowing Base ~~and, as long as Canadian~~, (ii) as long as Canadian Commitments remain outstanding, the Canadian Borrowing Base, and (iii) as long as Tranche A-1 Commitments remain outstanding, the ~~Canadian~~ Tranche A-1 Borrowing Base.
     “Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a member of the Borrower Consolidated Group in the ordinary course of business of such Borrower.
      “Commitment” shall mean, with respect to each Lender, the Canadian Commitment, the Domestic Commitment and the ~~Domestic~~ Tranche A-1 Commitment of such Lender hereunder.
     “Commitment Fee” has the meaning provided therefor in Section 2.12(a).
     “Commitment Fee Rate” means (a) if the average daily Credit Extensions for the preceding Fiscal Quarter are greater than or equal to 50% of the Total Commitments, 0.375% per annum, or (ii) if the average daily Credit Extensions for the preceding Fiscal Quarter are less than 50% of the Total Commitments, 0.50% per annum.
     “Commitment Increase” has the meaning provided therefor in Section 2.1(c).
     “Commitment Increase Date” has the meaning provided therefor in Section 2.1(d).
     “Commitment Percentage” shall mean, with respect to (a) any Domestic Lender (other than a Tranche A-1 Lender) at any time, the percentage (carried out to the ninth decimal place) of the Domestic Total Commitments represented by such Domestic Lender’s Domestic Commitment at such time, (b) any Tranche A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche A-1 Commitments represented by such Tranche A-1 Lender’s Tranche A-1 Commitment at such time, (c) any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Total Commitments represented by such Canadian Lender’s Canadian Commitment at such time, and (~~c~~d) any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time. If the Domestic Commitments, Tranche A-1 Commitments and/or Canadian Commitments of each Lender to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 2.15 or Section 7.1 or if the Total Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, or as may subsequently be set forth in the Register from time to time, and as such Commitments may be reduced from time to time pursuant to Section 2.15 hereof or increased from time to time pursuant to Section 2.1(c) hereof.
     “Concentration Accounts” means collectively, the Bank of America Concentration Account and any concentration account established by the Canadian Borrower at Bank of America-Canada Branch, together with any and all other concentration accounts opened by any of the Credit Parties and consented to, in writing, by the Administrative Agent.
     “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation (as applicable) of such term, test, statement or report based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

     “Consolidated EBITDA” of any Person means, for any Applicable Fiscal Period, the following for such Person for such period: (i) Consolidated Net Income, plus (ii) depreciation, amortization and all other non-cash charges that were deducted in the calculation of Consolidated Net Income for such period, plus (iii) provisions for income taxes that were deducted in the calculation of Consolidated Net Income for such period, plus (iv) Consolidated Interest Expense for such period, plus (v) extraordinary non-cash losses for such period to the extent such losses have not been and are not expected to become cash losses in a later fiscal period, ~~minus (vi~~plus (vi) payments on account of the Schuh Earnout that were deducted in the calculation of Consolidated Net Income for such period, plus (vii) payments on account of the Schuh Seller Notes that were deducted in the calculation of Consolidated Net Income for such period, minus (viii) federal, state, local and, to the extent not included in the calculation of taxes under clause (iii) above, foreign, income tax credits, minus (~~vii~~ix) all non-cash items (including, without limitation, all extraordinary non-cash gains) increasing Consolidated Net Income.
     “Consolidated Interest Expense” means, for any Person for any period, total interest and all amortization of debt discount and expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person calculated in accordance with GAAP.
     “Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person that is not a Subsidiary in which any other Person (other than the Lead Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any of its Subsidiaries by such Person during such period, and (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or any of its Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries.
     “Consolidated Net Worth” means, with respect to any Person, the difference between its Consolidated total assets and its Consolidated total liabilities, all as determined in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Account Banks” shall mean the banks or other depository institutions with whom the Borrowers have entered into Account Control Agreements.
     “Controlled Accounts” shall mean each deposit account, lockbox account or investment account of the Borrowers that is the subject of an Account Control Agreement.
     “Cost” means the cost of Inventory, based upon the Borrowers’ method of accounting as in effect on the Effective Date, as such calculated cost is reflected in the Borrowers’ stock ledger or perpetual inventory records (and without giving effect to any inventory reserves maintained in the Borrowers’ general ledger).
     “Covenant Compliance Event” means that Excess Availability at any time is less than the greater of $27,500,000 or 12.5% of the Loan Cap. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Availability has exceeded the greater of $27,500,000 or 12.5% of the Loan Cap for forty-five (45) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant

Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.
     “Credit Card Notifications” has the meaning provided therefor in Section 2.21(a).
     “Credit Extensions” shall mean, collectively, the Canadian Credit Extensions and the Domestic Credit Extensions.
     “Credit Parties” shall mean, collectively, the Canadian Credit Parties and the Domestic Credit Parties (each, individually, a “Credit Party”).
     “Customer Credit Liabilities” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, including, without limitation, discount cards, and (b) outstanding merchandise credits of the Borrowers.
     “DDA” means any checking or other demand deposit account maintained by any Borrower. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
     “DDA List” has the meaning provided therefor in Section 2.21(a).
     “DDA Notification” has the meaning provided therefor in Section 2.21(a).
     “ Debtor Relief Law” shall mean, collectively, (i) the Bankruptcy Code, (ii) the BIA, the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), and (iii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.
     “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Delinquent Lender” has the meaning given that term in Section 8.14.
     “Delinquent Lender’s Future Commitment” has the meaning given that term in Section 8.14.
     “Deteriorating Lender” means any Delinquent Lender or any Lender as to which (a) the Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.
     “Determination Date” shall mean the date upon which each of the following has occurred:
     (a) The Canadian Commitments, Tranche A-1 Commitments and/or the Domestic Commitments have been terminated by the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and

     (b) The Obligations and/or the Canadian Liabilities have been declared to be due and payable (or have become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.
     “Dilution Reserve” means, for any period, the excess of (a) that percentage reasonably determined by the Administrative Agent by dividing (i) the amount of charge-offs and other account adjustments of Eligible Wholesale Receivables and returns of goods purchased from the Borrowers during such period which had, at the time of sale, resulted in the creation of an Eligible Wholesale Receivable, by (ii) the amount of sales (exclusive of sales and other similar taxes) of the Borrowers during such period over (b) five percent (5%) (but in no event shall the Dilution Reserve be less than zero).
     “Disqualified Stock” means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature. Notwithstanding the preceding sentence, any equity interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Credit Party to repurchase such equity interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrowers and their Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
     “Documentation Agent” means PNC Bank, National Association.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Availability” means, as of any date of determination thereof, the result, if a positive number, of:
     (a) the Domestic Loan Cap
     minus
     (b) the Domestic Credit Extensions on such date.
     “Domestic Borrowers” means the Lead Borrower and the Other Domestic Borrowers.
     “Domestic Borrowing” means a borrowing consisting of simultaneous Domestic Loans or Tranche A-1 Loans of the same Type and, in the case of LIBO ~~Rate~~ Loans or Tranche A-1 LIBO Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.3.
     “Domestic Borrowing Base” means, at any time of calculation, an amount equal to:
     (a) the product of (i) the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers multiplied by (iii)(A) the Cost of Eligible Inventory of the Domestic Borrowers, minus (B) Inventory Reserves related to Eligible Inventory of the Domestic Borrowers;
     plus

     (b) the product of (i) eighty-five percent (85%) multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Domestic Borrowers (other than Eligible Wholesale Receivables consisting of Lids Team Sports Receivables of the Domestic Borrowers), minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Domestic Borrowers;
     plus
     (c) the lesser of (i) the product of fifty percent (50%) multiplied by (A) the then Eligible Wholesale Receivables consisting of Lids Team Sports Receivables of the Domestic Borrowers, minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Domestic Borrowers, or (ii) the Lid Team Sports Cap;
     plus
     (d) the product of (i) ninety percent (90%) multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers;
     minus
     (e) without duplication, the then amount of all Availability Reserves established with respect to matters affecting the Domestic Borrowers.
     “Domestic Commitment Percentage” means the Commitment Percentages (other than the Tranche A-1 Commitment Percentages) of the Domestic Lenders.
     “Domestic Commitments” means, as to each Domestic Lender, its obligation to (a) make Domestic Loans to the Domestic Borrowers pursuant to Section 2.1 and (b) purchase participations in Domestic Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Domestic Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Domestic Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Domestic Loans then outstanding, and (b) the then amount of the Domestic Letter of Credit Outstandings.
     “Domestic Credit Parties” means, collectively, the Domestic Borrowers and each Material Domestic Subsidiary that is or becomes a guarantor of the Obligations. “Domestic Credit Party” means any one of such Persons.
     “Domestic Lenders” means the Lenders (including Tranche A-1 Lenders) having Domestic Commitments and/or Tranche A-1 Commitments from time to time or at any time.
     “Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of a Domestic Borrower.
     “Domestic Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Domestic Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Domestic Letters of Credit for which the Issuing Bank has not then been reimbursed.

     “Domestic Letter of Credit Sublimit” means an amount equal to $70,000,000. The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Domestic Total Commitments. A permanent reduction of the Domestic Total Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Domestic Total Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Domestic Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Domestic Total Commitments.
     “Domestic Loan” means an extension of credit (other than a Tranche A-1 Loan) by a Domestic Lender to the Domestic Borrowers (to the extent based on Domestic Availability) under Article II.
     “Domestic Loan Cap” means, at any time of determination, the lesser of (a) the Domestic Total Commitments, minus the then outstanding principal balance of the Canadian Credit Extensions, and (b) the Domestic Borrowing Base.
     “Domestic Note” means a promissory note made by the Domestic Borrowers in favor of a Domestic Lender evidencing Domestic Loans made by such Domestic Lender, substantially in the form of Exhibit B-2.
     “Domestic Obligations” means all Obligations other than Canadian Liabilities.
     “Domestic Prime Rate” shall mean, for any day, the annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its “prime rate”. The Domestic Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Domestic Prime Rate due to a change in Bank of America’s prime rate shall be effective on the effective date of such change in Bank of America’s prime rate.
     “Domestic Prime Rate Loan” shall mean any Loan (other than a Tranche A-1 Loan) bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Section 2.3.
     “Domestic Secured Party” or “Domestic Secured Parties” has the meaning assigned to such term in the Security Agreement.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Domestic Total Commitments” means the aggregate of the Domestic Commitments of all Domestic Lenders. On the First Amendment Effective Date, the Domestic Total Commitments are $~~300,000,000.~~ 375,000,000.
     “Domestic Tranche A-1 Prime Rate Loan” shall mean any Tranche A-1 Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Section 2.3.
     “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived by the Agents).
     “Effective Date Guaranty” means the Guaranty executed by the Domestic Borrowers in favor of the Canadian Secured Parties substantially in the form of Exhibit C hereto.
     “Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to

whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, (i) “Eligible Assignee” shall not include a Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries, and (ii) an Eligible Assignee who is assigned a Canadian Commitment shall meet the criteria set forth in the definition of “Canadian Lender”.
     “Eligible Credit Card and Debit Card Receivables” means Accounts due to a Borrower on a non-recourse basis from Visa, MasterCard, American Express Company, Discover, and other major credit card or debit card processors, in each case acceptable to the Administrative Agent in its Permitted Discretion, as arise in the ordinary course of business, that have been earned by performance and are deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, Tranche A-1 Borrowing Base or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless the Administrative Agent otherwise agrees, none of the following shall be deemed to be Eligible Credit Card and Debit Card Receivables:
     (a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale;
     (b) Accounts with respect to which a Borrower does not have good and valid title, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other applicable Secured Parties and Permitted Encumbrances for which the Administrative Agent may, in its Permitted Discretion, establish adequate Reserves pursuant to Section 2.2);
     (c) Accounts that are not subject to a first priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other applicable Secured Parties (it being the intent that chargebacks in the ordinary course by the credit card and debit card processors, and Permitted Encumbrances for which the Administrative Agent may, in its Permitted Discretion, establish adequate Reserves pursuant to Section 2.2, shall not be deemed violative of this clause);
     (d) Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback);
     (e) Accounts which are acquired in a Permitted Acquisition unless and until the Administrative Agent has completed a commercial finance examination of such Accounts, establishes an advance rate and reserves (if applicable) therefor, and otherwise agrees that such Accounts shall be deemed Eligible Credit Card and Debit Card Receivables; or
     (f) Accounts which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.
     “Eligible Hat World Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is to be sold through the Hat World operations of the Borrowers and which would otherwise constitute Eligible Inventory.
     “Eligible Inventory” shall mean, as of the date of determination thereof (without duplication), (a) Eligible Hat World Inventory, (b) Eligible Johnston & Murphy Inventory, (c) Eligible Journeys Inventory, (d) Eligible Keuka Inventory, (e) Eligible Wholesale Inventory, (f) Eligible Underground Station Inventory, and (e) other items of Inventory of the Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, Tranche A-1 Borrowing Base or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:
     (a) Inventory that is not owned solely by a Borrower, or is leased or on consignment, or such Borrower does not have good and valid title thereto;
     (b) Inventory that is not located at a warehouse facility or store that is owned or leased by a Borrower (it being understood that any Inventory that is in transit between a warehouse facility and a store or between stores that are owned or leased by one or more Borrowers will not be rendered “ineligible” by the application of this clause (b));
     (c) Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, or (ii) goods returned to the vendor;
     (d) Inventory that is not located in the United States of America (including Puerto Rico, but excluding other territories and possessions of the United States of America) or Canada;
     (e) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the applicable Secured Parties (it being the intent that Permitted Encumbrances for which the Administrative Agent, in its Permitted Discretion, has established adequate Reserves pursuant to Section 2.2 shall not be deemed violative of this clause);
     (f) Inventory which consists of samples, labels, bags, packaging and other similar non-merchandise categories;
     (g) Inventory as to which insurance in compliance with the provisions of Section 5.7 hereof is not in effect;
     (h) Inventory which has been sold but not yet delivered or as to which a Borrower has accepted a deposit;
     (i) Inventory which is acquired in a Permitted Acquisition or which is owned by a Borrower created after the Effective Date (except to the extent that such Inventory has been acquired by such Borrower from another Borrower and otherwise constitutes Eligible Inventory) unless and until the Administrative Agent has completed an appraisal of such Inventory and establishes an Inventory Advance Rate and Inventory Reserves (if applicable) therefor;
     (j) Inventory that is located (i) in a distribution center or warehouse leased by a Borrower described on Schedule 1.2 hereto unless in each case, the applicable lessor has delivered to the Collateral Agent or the Canadian Agent a Collateral Access Agreement; or (ii) in any other leased distribution center or warehouse in which Inventory having a Cost of at least $5,000,000 is maintained, unless in each case, the applicable lessor has delivered to the Collateral Agent or the Canadian Agent a Collateral Access Agreement within 90 days after the Effective Date (unless the Administrative Agent establishes an Availability Reserve for rent in such amounts as it deems appropriate from time to time in its Permitted Discretion);

     (k) Inventory that is (i) located at location #1493 of the Borrowers or (ii) owned by any joint venture of the Borrowers; or
     (l) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received written notice to limit, restrict or terminate (in whole or in part) the right of the Borrowers or any of their Subsidiaries to Dispose of any Inventory which is the subject of such agreement; provided that if any such licensing, patent, royalty, trademark, trade name or copyright agreement permits the Borrowers (or the Borrowers are otherwise permitted) to Dispose of the Inventory which is the subject thereof after receipt of such written notice (the “Sell-off Period”), then, so long as the Collateral Agent would not be precluded from Disposing of such Inventory in a Liquidation, such Inventory shall continue to constitute Eligible Inventory during the Sell-off Period (as long it would not otherwise be excluded under this definition), but the Inventory Advance Rate for such Inventory shall reduce by 2.5% each week until such Inventory is Disposed of.
     “Eligible Johnston & Murphy Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is sold through the Johnston & Murphy operations of the Borrowers and which would otherwise constitute Eligible Inventory.
     “Eligible Journeys Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is sold through the Journeys operations of the Borrowers and which would otherwise constitute Eligible Inventory.
     “Eligible Keuka Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is to be sold by Keuka Footwear, Inc. and which would otherwise constitute Eligible Inventory.
     “Eligible Underground Station Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is to be sold through the Underground Station operations of the Borrowers and which would otherwise constitute Eligible Inventory.
     “Eligible Wholesale Inventory” shall mean, without duplication of other Eligible Inventory, Inventory which is sold at wholesale through the licensed brands operations, the Team Sports wholesale operations, and/or the Johnston & Murphy wholesale operations of the Borrowers and which would otherwise constitute Eligible Inventory.
     “Eligible Wholesale Receivables” shall mean each Account acceptable to the Administrative Agent in its Permitted Discretion, as arises in the ordinary course of business from the sale of finished goods inventory or rendering of services by the Borrowers to wholesale customers, that have been earned by performance and are deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, Tranche A-1 Borrowing Base or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless the Administrative Agent otherwise agrees, no Account shall be deemed to be an Eligible Wholesale Receivable if:
     (a) it is not subject to a valid perfected first priority security interest in favor of the Collateral Agent for the benefit of the applicable Secured Parties, subject to no other Lien other than Permitted Encumbrances for which the Administrative Agent, in its Permitted Discretion, has established adequate Reserves pursuant to Section 2.2;

     (b) it is not evidenced by an invoice, statement or other documentary evidence reasonably satisfactory to the Administrative Agent;
     (c) it arises out of services rendered or sales to, or out of any other transaction between, among or with, one or more Affiliates or employees of Borrowers;
     (d) it remains unpaid for longer than the earlier of (i) sixty-one (61) calendar days after the original due date, or (ii) ninety-one (91) calendar days after the date of sale;
     (e) it is owed by an Account Debtor and/or its Affiliates with respect to which more than 50% of the aggregate balance of all Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) sixty-one (61) calendar days after the original due date, or (ii) ninety-one (91) calendar days after the date of sale;
     (f) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 50% or more of all such Accounts are deemed not to be Eligible Wholesale Receivables by the Administrative Agent in its Permitted Discretion (which percentage may, in the Administrative Agent’s Permitted Discretion, be increased or decreased);
     (g) all Accounts owed by the corresponding Account Debtor and/or its Affiliates together exceed twenty percent (20%) (such percentage or any higher percentage now or hereafter established by the Administrative Agent in its Permitted Discretion for any particular Account Debtor, a “Concentration Limit”) of the net collectible dollar value of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Wholesale Receivables, in the Administrative Agent’s Permitted Discretion);
     (h) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;
     (i) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business or ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;
     (j) it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or Canada or that have their principal place of business or chief executive offices outside the continental United States or Canada;
     (k) it represents the sale of goods to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind not delivered to the Collateral Agent or the Canadian Agent or has been reduced to judgment;
     (l) the applicable Account Debtor for such Account is any Governmental Authority (except with respect to Lids Team Sports Receivables, the term “Governmental Authority” shall refer solely to the United States of America), unless (i) if an Account due from the United States of America, rights to payment of such Account have been assigned to Agent, for the benefit of itself and Lenders, pursuant to the

Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.),or otherwise, or (ii) if an Account due from the federal government of Canada or a political subdivision thereof, or any province or territory, or any municipality or department or agency or instrumentality thereof, then the provisions of the Financial Administration Act (Canada) or any applicable provincial, territorial or municipal law of similar purpose and effect restricting the assignment thereof have been complied with, and, in each case, all applicable statutes or regulations respecting the assignment of government Accounts have been complied with;
     (m) it is subject to an offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason (but only to the extent of such offset, credit, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim or contingency);
     (n) there is an agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Wholesale Receivable;
     (o) any return, rejection or repossession of goods or services related to it has occurred;
     (p) it is not payable to a Borrower;
     (q) the applicable Borrower has agreed to accept or has accepted any non-cash payment for such Account;
     (r) it constitutes a re-billing of an amount previously billed or double billing (i.e., counted twice);
     (s) it constitutes a billing for a sample for which there is no written invoice or similar agreement evidencing the Account Debtor’s agreement to pay such Account;
     (t) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;
     (u) with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law;
     (v) the applicable Account Debtor for such Account is located in the States of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state),unless the requisite Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;
     (w) it is an Account subject to a debit memo issued by any Borrower;

     (x) such Account does not arise from the actual and bona fide sale and delivery of goods by a Borrower or rendition of services by a Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;
     (y) it is an Account subject to a surety bond, guaranty, indemnity or other similar arrangement;
     (z) it is an Account owed by an Account Debtor that is subject to legal process by a Borrower or against which a Borrower has asserted a mechanics’ or other similar lien or that is subject to collection by a Borrower;
     (aa) it is an Account (i) owing from any Person that is also a supplier to or creditor of a Borrower or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower to discounts on future purchase therefrom;
     (bb) it is an Account evidenced by a promissory note or other instrument; or
     (cc) it fails to meet such other specifications and requirements which may from time to time be established by the Administrative Agent on a prospective basis or is not otherwise satisfactory to the Administrative Agent, as determined in the Administrative Agent’s Permitted Discretion.
     “Environmental Laws ” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equivalent CD$ Amount ” means, on any date, the rate at which Canadian Dollars may be exchanged into Dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day. In the event that such rate does not appear on such Reuters page, “Equivalent CD$ Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Canadian Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Administrative Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.
     “ERISA ” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (which is subject to Section 4063 of ERISA) or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning assigned to such term in Section 7.1. An “Event of Default” shall be deemed to have occurred and to be continuing in accordance with the provisions of Section 7.2 hereof.
     “Excess Availability” means, as of any date of determination, the excess, if any, of (a) the Loan Cap, over (b) the Total Outstandings.
     “Excluded DDA ” means all DDAs maintained by any Credit Party in the ordinary course of business and actually used solely (i) for payroll and payroll taxes and other trust funds, (ii) for sales taxes or other taxes, (iii) to fund a reserve account pursuant to a processing agreement entered into in the ordinary course of business with a credit card or debit card processor or check processor, or (iv) after the occurrence and during the continuation of a Cash Dominion Event, to fund chargebacks, fees, fines, penalties and other charges due and owing to credit card or debit card processors or check processors arising in the ordinary course of business with respect to the processing of credit card or debit card charges or checks.
     “Excluded Taxes ” means, with respect to any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its gross or net income as a result of a present of former connection between such Agent, such Lender or the Issuing Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or the Issuing Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located (c) in the case of a Foreign Lender (other than a Canadian Lender) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.26, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.26, and (d) in the case of a Canadian Lender (other than the original Canadian Lenders hereunder), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Canadian Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.26, except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to Section 2.26.
     “Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of December 1, 2006, as amended, by and among the Lead Borrower and certain of the Other Domestic Borrowers, on the one hand, and Bank of America, N.A and other lenders identified therein, on the other hand.
     “Existing Financing Agreements” shall mean the “Loan Documents”, as defined in the Existing Credit Agreement.
     “Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.6(j) hereto.
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.
     “Facility Guaranty” means any Guaranty made by the Guarantors in favor of the applicable Secured Parties, in form reasonably satisfactory to the Administrative Agent.
     “Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter between the Borrowers and the Administrative Agent dated as of November 1, 2010, as such letter may from time to time be amended.
     “Financial Officer” means, with respect to any Borrower, the chief financial officer, controller, assistant controller, treasurer, or assistant treasurer of such Borrower. Any document delivered hereunder that is signed by a Financial Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of such Borrower.
     “First Amendment Effective Date” means June 23, 2011.
     “Fiscal Month” means any four or five week fiscal period of any Fiscal Year in accordance with the fiscal accounting calendar of the Credit Parties.
     “Fiscal Quarter” means any thirteen week fiscal period of any Fiscal Year in accordance with the fiscal accounting calendar of the Credit Parties.
     “Fiscal Year” means any period of four consecutive Fiscal Quarters ending on the Saturday closest to January 31 of any calendar year.
     “Fixed Charge Coverage Ratio”means, as of the last day of any Fiscal Month, for the Lead Borrower on a Consolidated basis for the Applicable Fiscal Period then ended, the ratio of (a) an amount equal to Consolidated EBITDA less Capital Expenditures and Taxes paid in cash, in each case for such period, to (b) Fixed Charges for such period. Consolidated EBITDA, Capital Expenditures, Taxes and Fixed Charges shall be calculated without regard to (i) those items attributable to any Person prior to the date it becomes a Domestic Subsidiary of the Lead Borrower or any of its other Domestic Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Domestic Subsidiaries and (ii) any Subsidiaries other than Domestic Subsidiaries.
     “Fixed Charges” means, with respect to any Person, the sum of (a) Consolidated Interest Expense paid in cash ~~and~~ (b) scheduled principal payments on any Indebtedness for such period (excluding the Obligations but including Capital Lease Obligations), and (c) without duplication of the foregoing, and for purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 6.11 only, payments on account of the Schuh Earnout and the Schuh Seller Notes.
     “Foreign Lender ” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means accounting principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Credit Parties adopting the same principles provided that, with respect to Foreign Subsidiaries organized under the laws of Canada, or any province or territory thereof, unless GAAP is being applied, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.
     “Genesco Partners Joint Venture” means that certain Joint Venture between and among the Lead Borrower and Hat World, Inc., on the one hand, and Corliss Stone—Littles, LLC, a Delaware limited liability company, on the other hand, pursuant to that certain Joint Venture Agreement dated as of October 2, 2006.
     “Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state or local, provincial, territorial or municipal and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantor” means (i)each Material Domestic Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty of the Obligations pursuant to Section 5.14, and (ii)each Material Subsidiary of the Canadian Borrower that shall be required to execute and deliver a Facility Guaranty of the Canadian Liabilities pursuant to Section 5.14.
     “Hazardous Materials ” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
     “Hedging Agreement ” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.
     “Indebtedness ” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations of such Person that are without recourse to the credit of such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) to the extent not otherwise included, all net obligations of such Person under Hedging Agreements, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes ” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning provided therefor in Section 9.4(b).
     “Instrument ” has the meaning ascribed to such term in the UCC.

     “Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
     “Interest Payment Date” means (a) with respect to any Domestic Prime Rate Loan (including a Swingline Loan), Canadian Prime Rate Loan, Domestic Tranche A-1 Prime Rate Loan or U.S. Index Rate Loan, the first day of each calendar month, and (b) with respect to any LIBO Loan, Tranche A-1 LIBO Loan or BA Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan, Tranche A-1 LIBO Loan or BA Rate Loan has an Interest Period of greater than 90 days, on the last day of the third month of such Interest Period.
     “Interest Period” means, with respect to any LIBO Borrowing or BA Equivalent Loan Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Lead Borrower or Canadian Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month during which such Interest Period ends, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing or BA Equivalent Loan Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Security Agreement.
     “Inventory Advance Rate” means 90% or, in the case of Inventory acquired in a Permitted Acquisition, such rate as the Administrative Agent shall establish, in its Permitted Discretion, after completion of an appraisal on such Inventory, provided that such rate shall not exceed 90%.
     “Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Inventory Reserve shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the Appraised Value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) obsolescence; (ii) seasonality; (iii)

Shrink; (iv) imbalance; (v) change in Inventory character; (vi) change in Inventory composition; (vii) change in Inventory mix; (viii)markdowns (both permanent and point of sale); and (ix)retail mark-ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events. Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices as of the Effective Date with other similarly situated borrowers.
     “Investment” has the meaning provided therefore in Section 6.4.
     “Investment Accounts” means all accounts maintained by any of the Credit Parties for Investments as of the Effective Date and thereafter opened by any of the Credit Parties and consented to by the Administrative Agent.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998 “ published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” means, with respect to Domestic Letters of Credit, Bank of America and, with respect to Canadian Letters of Credit, Bank of America-Canada Branch; provided that if such Issuing Bank is unable to issue any Letter of Credit as a result of the provisions of Section 2.6(b)(ii) hereof, the Lead Borrower may appoint one other Lender who agrees to accept such appointment to act as Issuing Bank hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” shall mean an agreement in form and substance acceptable to the Administrative Agent in its Permitted Discretion, pursuant to which, among other things, a Person becomes a party to, and bound by, the terms of this Agreement and/or other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.
     “L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Lead Borrower” means Genesco Inc. and any replacement that the Borrowers appoint to act as Lead Borrower upon the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     “Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Credit Party is entitled to the use or occupancy of any real property for any period of time.
     “Lenders” shall mean the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.6(b).
     “Letter of Credit” shall mean a Standby Letter of Credit, Commercial Letter of Credit or Banker’s Acceptance that is (i) issued pursuant to this Agreement for the account of any Borrower or any Guarantor, (ii) issued in connection with the purchase of Inventory by any Borrower or any Guarantor or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iii) in form and substance reasonably satisfactory to the Issuing Bank. The term “Letter of Credit “ shall include, without limitation, all Existing Letters of Credit and all Banker’s Acceptances.

     “Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.
     “Letter of Credit Outstandings” shall mean, collectively, Canadian Letter of Credit Outstandings and Domestic Letter of Credit Outstandings. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “LIBO Borrowing” shall mean a Borrowing comprised of LIBO Loans or Tranche A-1 LIBO Loans.
     “LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.3.
     “LIBO Rate” means for any Interest Period with respect to a LIBO Loan or Tranche A-1 LIBO Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ( “BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan or Tranche A-1 LIBO Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Lids Team Sports Cap” means an amount not to exceed five percent (5%) of the Canadian Borrowing Base ~~or~~, the Domestic Borrowing Base or the Tranche A-1 Borrowing Base, as applicable.
     “Lids Team Sports Receivables” means wholesale Accounts due from any Person or Governmental Authority (other than the United States of America) arising from the sale at wholesale through the Team Sports wholesale operations of the Borrower Consolidated Group.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Liquidation” means the exercise by any Agent of those rights and remedies accorded to such Agent under the Loan Documents and Applicable Law as a creditor of the Borrowers with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrowers acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the

Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
     “Liquidation Percentage” means, for any Lender, a fraction, the numerator of which is the sum of such Lender’s Domestic Commitment, Tranche A-1 Commitment and Canadian Commitment on the Determination Date and the denominator of which is the Total Commitments of all Lenders on the Determination Date.
     “Loan” means a Revolving Loan or a Swingline Loan, as applicable.
     “Loan Account” has the meaning assigned to such term in Section 2.20(a).
     “Loan Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Combined Borrowing Base.
     “Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Account Control Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Perfection Certificate, the Effective Date Guaranty, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, condition, financial or otherwise, of the Credit Parties, taken as a whole (b) the ability of the Credit Parties, taken as a whole, to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent, the Canadian Agent or the Lenders hereunder or thereunder.
     “Material Domestic Subsidiary” means, as of any date of determination, any Domestic Subsidiary (a) the total tangible assets (after intercompany eliminations) of which, as determined in accordance with GAAP, exceeds five percent (5%) of the Consolidated total tangible assets of the Lead Borrower (after intercompany eliminations) measured as of the end of the most recently ended Fiscal Quarter with respect to which the Administrative Agent has received financial statements required to be delivered pursuant to Sections 5.1(a) and 5.1(b), as applicable, or (b) which represents more than ten percent (10%) of Consolidated Net Income of the Lead Borrower for the previous twelve Fiscal Months ending as of the last day of such Fiscal Quarter. “Material Domestic Subsidiary ” shall include, without limitation, any Subsidiary whose principal assets are one or more Material Domestic Subsidiaries.
     “Material Foreign Subsidiary” means each Foreign Subsidiary which is a direct Subsidiary of a Borrower which, as of the last day of any Fiscal Quarter, satisfied any one or more of the following tests:
     (a) such Foreign Subsidiary’s total tangible assets (after intercompany eliminations), as determined in accordance with GAAP, exceeds 10% of Consolidated total tangible assets of the Lead Borrower; or
     (b) such Foreign Subsidiary’s Consolidated Net Income for the previous twelve months ending as of the last day of such Fiscal Quarter exceeds 10% of Consolidated Net Income of the Lead Borrower for the previous twelve months ending as of the last day of such Fiscal Quarter; or

     (c) such Foreign Subsidiary’s Consolidated Net Worth exceeds 10% of the Consolidated Net Worth of the Lead Borrower.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers in an aggregate principal amount exceeding $20,000,000.
     “Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary. A Material Subsidiary may include, at the sole option of Lead Borrower, any Subsidiary designated by Borrower to be a “Material Subsidiary” by written notice to Administrative Agent and compliance with the requirements of Section 5.14. Additionally, Lead Borrower may designate any Material Subsidiary which does not constitute a Material Domestic Subsidiary or a Material Foreign Subsidiary under the respective definitions thereof as no longer constituting a Material Subsidiary and a Material Domestic Subsidiary or Material Foreign Subsidiary, as the case may be.
     “Maturity Date” means January 21, 2016.
     “Maximum Rate” has the meaning provided therefor in Section 9.14.
     “Minority Lenders” has the meaning provided therefor in Section 9.3(c).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds” means, with respect to any Prepayment Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, interest, prepayment penalties or fees with respect to any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien or Canadian Agent’s Lien, as applicable, on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Borrower or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by such Borrower to third parties (other than Affiliates) and (C) the amount of taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable; provided that unless the amounts described in this clause (C) are funded and deposited into a segregated account to be used solely for the payment of such taxes or liabilities, the Administrative Agent may, in its Permitted Discretion, establish an Availability Reserve in an amount equal to such taxes and liabilities.
     “Noncompliance Notice” has the meaning provided therefor in Section 2.5(b).
     “Notes” shall mean, collectively, the Canadian Notes, the Domestic Notes, the Tranche A–1 Notes and the Swingline Note.
     “Obligations” means (a) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower under any federal, state or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the obligations of the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrowers to the Secured Parties under this Agreement and the other Loan Documents (including all such amounts that accrue or are incurred after the commencement of any case or proceeding by or against any Borrower under any federal, state or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), (d) all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, and (e) the payment and performance under any transaction of a Borrower with any Lender or any of its Affiliates that arises out of (i) any Cash Management Services, or (ii)any Bank Products provided by any such Person. Without limiting the foregoing, the term “Obligations” includes all Canadian Liabilities.
     “Other Borrowers” means the Other Domestic Borrowers and the Canadian Borrower.
     “Other Canadian Liabilities” means any obligation of the Canadian Borrower arising on account of clause (e) of the definition of “Obligations”.
     “Other Domestic Borrowers” means Genesco Brands, Inc., a Delaware corporation; Hat World Corporation, a Delaware corporation; Hat World, Inc., a Minnesota corporation; Flagg Bros. of Puerto Rico, Inc., a Delaware corporation; Keuka Footwear, Inc., a Delaware corporation, and any other Material Domestic Subsidiary that is not a Guarantor.
     “Other Domestic Liabilities” means any obligation of the Domestic Credit Parties arising on account of clause (e) of the definition of “Obligations”.
     “Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions plus the outstanding amount of the Tranche A-1 Loans exceed the Loan Cap.
     “Participant” has the meaning provided therefore in Section 9.6(e).
     “Patent Security Agreement” shall mean the Patent Security Agreement dated as of the Closing Date and executed and delivered by certain of the Domestic Borrowers to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect on the Effective Date.
     “Payment Conditions” means, as of the date of the making of any Restricted Payment or consummation of any Acquisition, that (a) no Default or Event of Default exists or would arise after giving effect to such Restricted Payment or Acquisition, and (b) either (i) the Borrowers have pro forma projected Excess Availability for the following six month period equal to or greater than 50% of the Loan Cap, after giving pro forma effect to such Restricted Payment or Acquisition, or (ii)(A) the Borrowers have pro forma projected Excess Availability for the following six month period of less than 50% of the Loan Cap but equal to or greater than 20% of the Loan Cap, after giving pro forma effect to the Restricted Payment or Acquisition, and (B) the Fixed Charge Coverage Ratio, on a pro-forma basis for the twelve months preceding such Restricted Payment or Acquisition, will be equal to or greater than 1.0:1.0 and (c) after giving effect to such Restricted Payment or Acquisition, the Borrowers are Solvent. In the event that the aggregate amount of any payment paid by the Borrowers for any Restricted Payment or in an Acquisition or a series of related Restricted Payments or Acquisitions equals or exceeds $10,000,000 during any consecutive thirty (30) day period, then the Borrowers shall provide a certificate signed by a Financial

Officer, no later than five (5) days prior to the anticipated date of such Restricted Payment or Acquisition (or the first such Restricted Payment or Acquisition, if in connection with a series of Restricted Payment or Acquisitions) certifying as to the satisfaction of the applicable Payment Conditions (on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent) including the relevant calculations therefor and accompanied by such information required to be delivered to the Administrative Agent pursuant to Section 5.1(j), if applicable, (to the extent not previously delivered) provided that if pro forma projected Excess Availability for the following six month period is less than or equal to 50% of the Loan Cap, such a certificate shall be provided if the aggregate amount of any Restricted Payment or Acquisition paid by the Borrowers in a transaction or a series of related transactions equals or exceeds $5,000,000.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” means, collectively, (i) a certificate of the Domestic Borrowers in the form approved by the Collateral Agent as to certain matters regarding the Collateral and (ii) a certificate of the Canadian Borrower in the form approved by the Canadian Agent as to certain matters regarding the Collateral.
     “Permitted Acquisition” means (a) the acquisition (in a transaction or series of related transactions) of not less than eighty percent (80%) of the capital stock or other equity interests of, or (b) the acquisition (in a transaction or series of related transactions) of all or substantially all of the assets or properties of, or any division or business unit of, any Person, whether or not pursuant to a transaction of merger or consolidation, or (c) any acquisition of any store locations or Leases of any Person (each of the foregoing an “Acquisition”) in each case which satisfies each of the following conditions:
(i)	The Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof; and

(ii)	Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom; and

(iii)	The Person making the Acquisition must be a Borrower or a Subsidiary which will become a Borrower or Guarantor (if required) in accordance with Section 5.14 hereof and the Borrowers (including such Person) shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (except as provided in Section 6.2 hereof) in all of the assets and capital stock or other equity interests acquired in connection with such acquisition; and

(iv)	If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger; and

(v)	Either (A) the aggregate consideration for such Acquisition, together with the consideration for all other Acquisitions undertaken by the Borrowers in such Fiscal Year, shall not exceed $30,000,000 in any Fiscal Year, or (B) the Payment Conditions shall have been satisfied; and

(vi)	In the case of the Acquisition of capital stock or other equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition.

     “Permitted Discretion” means the Administrative Agent’s good faith credit judgment based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent’s or the Canadian Agent’s Liens thereon in favor of the applicable Secured Parties or the amount which the Collateral Agent, the Canadian Agent and the applicable Secured Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to any Agent by or on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to increase materially the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any of the Credit Parties; or (iv)creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider factors or circumstances already included in or tested by the definition of Eligible Inventory, Eligible Wholesale Receivables or Eligible Credit Card and Debit Card Receivables, as well as any of the following: (A) changes in demand for and pricing of Inventory; (B) changes in any concentration of risk with respect to Inventory or Accounts; (C) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (D) audits of books and records by third parties, history of chargebacks or other credit adjustments, or other relevant information regarding the creditworthiness of Account Debtors; and (E) any other factors that change or could reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Inventory or Accounts. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.
     “Permitted Encumbrances” means:
     (i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5;
     (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.5;
     (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations (other than any Lien imposed under ERISA);
     (iv) deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(m);
     (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers or any of the other Credit Parties;
     (vii) Possessory liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
     (viii) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business and which are within the general parameters customary in the banking industry;
     (ix) Landlords’ and lessors’ liens in respect of rent that is not overdue by more than thirty (30) days or which is being contested in compliance with Section 5.5;
     (x) leases or subleases granted by any Credit Party to any Person other than a Credit Party, provided that such lease or sublease does not interfere in any material respect with the business of such Credit Party or materially impair the Collateral Agent’s interest in the Collateral;
     (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and securing obligations that are not overdue by more than sixty (60) days, or are being contested in compliance with Section 5.5;
     (xii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.4;
     (xiii) Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;
     (xiv) reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;
     (xv) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;
     (xvi) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business; and
     (xvii) Liens in favor of a credit card processor or check processor, as applicable, on proceeds of credit card charges or checks, as applicable, held by such processor to secure (A) chargebacks, fees, fines, penalties and other charges arising in the ordinary course of business with respect to the processing of credit card charges or checks, as applicable; or (B) equipment leases described on Schedule 1.3 (but no other such leases);
     provided that, except as provided in any one or more of clauses (i) through (xiii) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means each of the following:
     (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United

States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof;
     (ii) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s;
     (iii) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof or under the Bank Act (Canada) that has a combined capital and surplus and undivided profits of not less than $100,000,000;
     (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (iii) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
     (v) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (i) through (iv) of this definition; and
     (vi) Investments by the Lead Borrower consistent with the Lead Borrower’s investment policy, which investment policy is approved by the Administrative Agent from time to time, such approval not to be unreasonably withheld;
     provided that, notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, (i) no such new Investments shall be permitted by a Borrower unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) all such Investments are pledged by the applicable Borrower to the Collateral Agent or the Canadian Agent, as applicable, as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent.
     “Permitted Overadvance” means an Overadvance, as determined by the Administrative Agent, in its Permitted Discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed ten percent (10%) of the then Combined Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than ninety (90) consecutive Business Days, unless in case of clause (ii) the Required Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.6(f) regarding the Lenders’ obligations with respect to L/C Disbursements, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions plus the outstanding amount of Tranche A-1 Loans (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

     “Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have different direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to amortization, maturity, financial and other covenants, and (g) at the time thereof, no Default or Event of Default shall have occurred and be continuing.
     “Permitted Senior Debt” means Indebtedness of the Borrowers in the aggregate principal amount of up to $250,000,000, provided that:
          (a) no portion of the principal of such Indebtedness in excess of 1% per annum shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is 90 days after the Maturity Date, other than in the event of (i) a default under such Indebtedness, (ii) a change of control of the Lead Borrower or (iii) certain asset sales in each case, if such Indebtedness is secured, subject to the standstill and the lien subordination provisions described in clause (d) below;
          (b) such Indebtedness may be secured by a first priority Lien on the trade names of the Borrowers and the capital stock of the Lead Borrower’s Subsidiaries only and a second priority Lien on any Collateral (provided the Administrative Agent for the benefit of the Secured Parties is granted a second priority Lien on the trade names of the Borrowers and the capital stock of the Lead Borrower’s Subsidiaries securing such Indebtedness);
          (c) if secured, the security documents and instruments pursuant to which such Indebtedness shall be issued or outstanding shall be in form and substance reasonably satisfactory to the Administrative Agent;
          (d) the covenants relating to restrictions on indebtedness and liens, in each case contained in the documentation pursuant to which such Indebtedness shall be issued or outstanding, shall be reasonably satisfactory to the Administrative Agent; and
          (e) if such Indebtedness is secured, it shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent that may include, among other things, (A) the priority of the Liens securing the Collateral, the trade names of the Borrowers and the capital stock of the Lead Borrower’s Subsidiaries and the payment of proceeds therefrom, (B) a reasonable standstill by the holders of such Indebtedness as to remedies against the Collateral, (C) waivers by the holders of such Indebtedness of rights to contest validity or priority of Liens of the Administrative Agent or the Lenders (which waiver may be reciprocal) or object to dispositions of Collateral (including an affirmative agreement by such holders to release Liens of such holders in the event of a disposition of Collateral approved by the Administrative Agent), (D) waiver of rights to object to the use of cash collateral or sale of Collateral, and reasonable restrictions on certain claims and actions, in any proceeding under any Debtor Relief Laws by the holders of such Indebtedness, and (E) restrictions on amendments to, or consents, waivers or other modifications with respect to, the documents evidencing such Indebtedness to the extent the same would be materially adverse to the Lenders.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform” has the meaning set forth in Section 5.1.
     “Pledge Agreements” means any Pledge Agreement executed and delivered by one or more of the Borrowers to the Collateral Agent, for the benefit of the Secured Parties, or to the Canadian Agent, for the benefit of the Canadian Secured Parties, as applicable, as the same may be amended and in effect from time to time, pursuant to which, without limitation, all of the issued and outstanding capital stock and other equity interests of initially, the Borrowers (other than the Lead Borrower and the Canadian Borrower) and thereafter, (i) all Material Domestic Subsidiaries that are not Borrowers owned by a Borrower and (ii) sixty-five percent (65%) (or such lesser amount as is owned by such Borrower or will not subject the Borrowers to materially adverse tax consequences) of all of the issued and outstanding capital stock or other equity interests of all Foreign Subsidiaries (including the Canadian Borrower) is pledged to the Collateral Agent or the Canadian Agent, as applicable (in each case, other than Subsidiaries that are not directly or indirectly wholly owned by such Borrower) as security for the Obligations.
     “Post Effective DDA” means any DDA (other than a store-level DDA) opened after the Effective Date.
     “Pounds Sterling” or “₤” refers to lawful money of the United Kingdom.
     “PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Canadian Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction, including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
     “Prepayment Event” means:
     (a) Any disposition of any Collateral outside of the ordinary course of business (but, including in any event, pursuant to a store closing sale); and
     (b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), of any Collateral;

     (c) The receipt by any Credit Party of any Extraordinary Receipts arising from Collateral; and
     (d) After the occurrence and during the continuance of a Cash Dominion Event, any disposition of any real estate owned by the Borrower Consolidated Group (including any sale-leaseback transaction);
     provided that, in the absence of a continuing Cash Dominion Event, any such events occurring under clauses (a) through (c) above resulting in aggregate Net Proceeds of $15,000,000 or less in the aggregate in any Fiscal Year shall not constitute a Prepayment Event.
     “Prime Rate Loans” shall mean Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, or Canadian Prime Rate Loans, as applicable.
     “Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Excess Availability following, and after giving effect to, such transaction or payment, will be equal to or greater than twenty percent (20%) of the Loan Cap.
     “Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction then to be consummated, the projected Excess Availability for each Fiscal Month during any subsequent projected six (6) Fiscal Months.
     “Proceeds” shall have the meaning ascribed to it in the UCC or the PPSA, as applicable, and shall include proceeds of all Collateral.
     “Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
     “Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any of the Credit Parties, including all fixtures and equipment used in connection with the operation of such structures and all easements, rights-of-way and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
     “Register” has the meaning set forth in Section 9.6(c).
     “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” has the meaning set forth in Section 101(22) of CERCLA.
     “Required Lenders” shall mean, at any time, Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letter of Credit Outstandings aggregate greater than 50% of all such Loans and Letter of Credit Outstandings, provided that such calculation shall exclude any Delinquent Lenders and any such Delinquent Lender’s Commitment in the event that such Delinquent Lender’s rights to participate shall have been suspended or terminated pursuant to Section 8.14 of this Agreement.
     “Required Supermajority Lenders” shall mean, at any time, Lenders having Commitments greater than 66 2/3% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letter of Credit Outstandings aggregate greater than 66 2/3% of all such Loans and Letter of Credit Outstandings, provided that such calculation shall exclude any Delinquent Lenders and any such Delinquent Lender’s Commitment in the event that such Delinquent Lender’s rights to participate shall have been suspended or terminated pursuant to Section 8.14 of this Agreement.
     “Reserves” means the Account Reserves, the Inventory Reserves and the Availability Reserves.
     “Restricted Payment” means (i) any dividend or other distribution, directly or indirectly (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of any of the Credit Parties, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of any of the Credit Parties or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of any of the Credit Parties; or (ii) any payment or other distribution, directly or indirectly (whether in cash, securities, or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit on, an account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Indebtedness (other than the Obligations).
     “Revolving Loans” means all Canadian Loans ~~and~~, Domestic Loans and Tranche A-1 Loans at any time made by a Lender pursuant to Section 2.3.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Schuh Acquisition” means the acquisition by UK Acquisition of Schuh Group Limited, a company incorporated in Scotland, on the First Amendment Effective Date pursuant to the Schuh Acquisition Documents.
     “Schuh Acquisition Documents” means the Sale and Purchase Agreement relating to the issued share capital of Schuh Group Limited dated June 23, 2011 by and among the Sellers party thereto, Schuh Group Limited, UK Acquisition and the Lead Borrower, and all documents, instruments and agreements executed and/or delivered in connection therewith.
     “Schuh Earnout” means the earnout consideration payable by UK Acquisition to the Sellers under the Schuh Acquisition Documents in an aggregate amount not to exceed £25,000,000.
     “Schuh Seller Notes” means those certain [Promissory Notes] in an aggregate amount not to exceed £25,000,000 issued by UK Acquisition to the Sellers under the Schuh Acquisition Documents.
     “SEC” means the United States Securities and Exchange Commission.
     “Secured Party” or “Secured Parties” means, collectively, the Canadian Secured Parties and the Domestic Secured Parties.

     “Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Effective Date and executed and delivered by each of the Domestic Credit Parties to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.
     “Security Documents” means the Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Pledge Agreements, the Facility Guaranty, the Effective Date Guaranty, the Account Control Agreements, the Collateral Control Agreements, the Canadian Security Documents, and each other security agreement, mortgage (if any), guaranty or other instrument or document executed and delivered pursuant to Section 5.15 or any other provision hereof or any other Loan Document, to secure any of the Obligations and the Canadian Liabilities.
     “Settlement Date” has the meaning provided in Section 2.7(b).
     “Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.
     “Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, or (c) supports the payment of insurance premiums for reasonably necessary insurance carried by any of the Borrowers.
     “Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power for the election of directors or other members of its governing body (other than securities or ownership interests having such power only upon satisfaction of a contingency) or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more Subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.
     “Substantial Liquidation” shall mean either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Credit Parties.
     “Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean a Loan made by the Swingline Lender to the Domestic Borrowers pursuant to Section 2.5 hereof.
     “Swingline Note” means a promissory note of the Domestic Borrowers substantially in the form of Exhibit B-3, payable to the Swingline Lender if requested by the Swingline Lender, evidencing the Swingline Loans.
     “Swingline Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Total Commitments. The Swingline Sublimit is part of, and not in addition to, the Total Commitments.
     “Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.
     “Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest or penalties thereon and any additions thereto.
     “Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7.1, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.1(j) or 7.1(k) or (iv) the termination of the Commitments in accordance with the provisions of Section 2.15 hereof.
     “Termination Event” shall mean (a) the whole or partial withdrawal of the Canadian Borrower or any Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice to terminate in whole or in part a Canadian Pension Plan; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan.
     “Total Commitments” shall mean, at any time, the sum of the Commitments at such time. As of the First Amendment Effective Date, the Total Commitments aggregate $~~300,000,000.~~405,000,000.
     “ Total Outstandings” shall mean the sum of the Canadian Credit Extensions ~~and~~, the Domestic Credit Extensions and the Tranche A-1 Loans.

     “Trademark Security Agreement” shall mean the Trademark Security Agreement dated as of the Closing Date and executed and delivered by certain of the Domestic Borrowers to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect on the Effective Date.
     “Tranche A-1 Availability” means, as of any date of determination thereof, the result, if a positive number, of:
     (a) the Tranche A-1 Loan Cap
     minus
     (b) the Tranche A-1 Loans on such date.
     “Tranche A-1 Borrowing Base” means, at any time of calculation, an amount equal to:
     (a) the product of (i) the Tranche A-1 Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers multiplied by (iii) the Cost of Eligible Inventory of the Domestic Borrowers, minus (B) Inventory Reserves related to Eligible Inventory of the Domestic Borrowers;
     plus
     (b) the product of (i) the Tranche A-1 Wholesale Receivables Advance Rate multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Domestic Borrowers (other than Eligible Wholesale Receivables consisting of Lids Team Sports Receivables of the Domestic Borrowers), minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Domestic Borrowers;
     plus
     (c) the product of (i) five percent (5%) multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers.
     “Tranche A-1 Commitments” means, as to each Tranche A-1 Lender, its obligation to make Tranche A-1 Loans to the Domestic Borrowers pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A-1 Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Tranche A-1 Commitment Fee” has the meaning provided therefor in Section 2.12(a).
     “Tranche A-1 Commitment Fee Rate” means (a) if the average daily Tranche A-1 Loans for the preceding Fiscal Quarter are greater than or equal to 50% of the Tranche A-1 Commitments, 0.375% per annum, or (ii) if the average daily Tranche A-1 Loans for the preceding Fiscal Quarter are less than 50% of the Tranche A-1 Commitments, 0.50% per annum.
     “Tranche A-1 Commitment Percentage” means the Commitment Percentages of the Tranche A-1 Lenders with respect to the Tranche A-1 Commitments.

     “Tranche A-1 Inventory Advance Rate” means, (i) from the First Amendment Effective Date through and including June 23, 2012, ten percent (10%), (ii) from June 24, 2012 through and including June 23, 2013, seven and one-half percent (7.5%), and (iii) thereafter, five percent (5%).
     “Tranche A-1 Lenders” means the Lenders having Tranche A-1 Commitments from time to time or at any time.
     “Tranche A-1 LIBO Loans” shall mean any Tranche A-1 Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.3.
     “Tranche A-1 Loans” means any Loans at any time made by a Tranche A-1 Lender pursuant to Section 2.3.
     “Tranche A-1 Loan Cap” means, at any time of determination, the lesser of (a) the Tranche A-1 Commitments and (b) the Tranche A-1 Borrowing Base.
     “Tranche A-1 Note” means a promissory note made by the Domestic Borrowers in favor of a Tranche A-1 Lender evidencing Tranche A-1 Loans made by such Tranche A-1 Lender, substantially in the form of Exhibit B-4.
     “Tranche A-1 Wholesale Receivables Advance Rate” means, (i) from the First Amendment Effective Date through and including June 23, 2012, five percent (5%), (ii) from June 24, 2012 through and including June 23, 2013, two and one-half percent (2.5%), and (iii) thereafter, 0%.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the BA Rate, the Domestic Prime Rate, the Canadian Prime Rate or the U.S. Index Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
     “UK Acquisition” means Genesco (UK) Limited, a company registered in England and Wales.
     “UK LP” means Genesco Scot LP, a Scottish limited partnership.
     “Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Agents and the Lenders, including, without limitation, a reduction in the Appraised Value of property or assets included in the Domestic Borrowing Base, the Tranche A-1 Borrowing Base or the Canadian Borrowing Base or a misrepresentation by the Credit Parties.
     “Unused Commitment” shall mean, on any day, (a) the then Total Commitments (other than the Tranche A-1 Commitments) minus (b) the sum of (i) the principal amount of Loans then outstanding

(including, but only with respect to the calculation of the Commitment Fee due to the Lender that is the Swingline Lender, the principal amount of Swingline Loans then outstanding), and (ii) the then Letter of Credit Outstandings.
     “Unused Tranche A-1 Commitment”shall mean, on any day, (a) the then Tranche A-1 Commitments minus (b) the principal amount of Tranche A-1 Loans then outstanding.
     “U.S. Index Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Bank of America-Canada Branch dollar base rate; (b) the Federal Funds Effective Rate for such day, plus 0.50%; and (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.0%.
     “U.S. Index Rate Loan” means a Canadian Loan made in Dollars that bears interest based on the U.S. Index Rate.
     “Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     1.2 Terms Generally; Interpretation.
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns or, for natural persons, such Person’s successors, heirs, executors, administrators and other legal representatives, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all financial statements and other financial information provided by the Borrowers and each of the other Credit Parties to the Administrative Agent or any Lender shall be provided with reference to Dollars, and (g) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Credit Parties and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of any such Agent’s or any Lender’s involvement in the preparation of such documents.
          (b) For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s)“tangible property” shall be deemed to include “corporeal property”, (t)“intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.
     1.3 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date, on a basis consistent with the financial statements referred to in Section 4.1(g) of this Agreement, provided that, if the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Effective Date, shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.
     1.4 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.6 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or by the terms of any documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
     2. AMOUNT AND TERMS OF CREDIT
     2.1 Commitments of the Lenders.
          (a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans and, with respect to the Lenders which are not Tranche A-1 Lenders, participations in Letters of Credit and Swingline Loans and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the lesser of (x) the Combined Borrowing Base or (y) the Total Commitments, subject to the following limitations:
          (i) The aggregate outstanding amount of the Credit Extensions plus the Tranche A-1 Loans shall not at any time exceed Loan Cap.
          (ii) The aggregate outstanding amount of the Domestic Credit Extensions shall not at any time exceed the Domestic Loan Cap.
          (iii) The aggregate outstanding amount of the Canadian Credit Extensions shall not at any time exceed the Canadian Loan Cap.
          (iv) The Loans made to and the Letters of Credit issued on behalf of, the Canadian Borrower by the Canadian Lenders may be either in $ or CD$, at the option of the Canadian Borrower, as herein set forth.
          (v) No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.6. The aggregate Domestic Letter of Credit Outstandings shall not at any time exceed the Domestic Letter of Credit Sublimit, and the aggregate Canadian Letter of Credit Outstandings shall not at any time exceed the Canadian Letter of Credit Sublimit.
          (vi) Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension or Tranche A-1 Loan, however, shall be made to the Borrowers after the Termination Date.
          (vii) The aggregate outstanding amount of the Tranche A-1 Loans shall not exceed the Tranche A-1 Loan Cap.
          (viii) The Lead Borrower shall not request, and the Domestic Lenders shall be under no obligation to fund, any Domestic Loans unless the Domestic Borrowers have borrowed the full amount of the lesser of the Tranche A-1 Commitments or the Tranche A-1 Borrowing Base (to the extent that such Tranche A-1 Commitments have not been terminated).
          (b) Each Borrowing by the Domestic Borrowers of Revolving Loans (other than Swingline Loans) shall be made by the Domestic Lenders pro rata in accordance with their Domestic Commitments or Tranche A-1 Commitments, as applicable, and each Borrowing by the Canadian Borrower of Revolving Loans (other than Swingline Loans) shall be made by the Canadian Lenders pro rata in accordance with their Canadian Commitments. The failure of any Domestic Lender or Canadian Lender, as applicable, to make any Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, shall neither relieve any other Domestic Lender or Canadian Lender, as applicable, of its obligation to fund its Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, in accordance with the provisions of this Agreement nor increase the obligation of any such other Domestic Lender or Canadian Lender, as applicable.
          (c) ~~So~~On the First Amendment Effective Date, so long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right to request an increase of the Domestic Commitments by an amount of no more than $75,000,000, which Domestic Commitments shall, except as set forth below, be on the same terms and conditions as set forth herein with respect to the existing Domestic Commitments. After the First Amendment Effective Date, so long as no Default or Event of

Default exists or would arise therefrom, the Lead Borrower shall have the right at any time, and from time to time, to request an increase of the Total Commitments (other than the Tranche A-1 Commitments) by an additional amount of no more than $~~150,000,000~~75,000,000 (or, if the Domestic Commitments have been reduced pursuant to Section 2.15(e) hereof, an amount equal to $75,000,000 plus the amount of such reduction, but in any event in an amount not to exceed $150,000,000 in the aggregate) (but in no event shall the Canadian Commitments ever exceed $25,000,000 or the Domestic Commitments ever exceed $450,000,000 or the Total Commitments ever exceed $~~450,000,000~~480,000,000), which Commitments shall, except as set forth below, be on the same terms and conditions as set forth herein with respect to the existing Commitments. At the time of sending such notice after the First Amendment Effective Date, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Any such request shall be first made to all existing Lenders (other than Tranche A-1 Lenders) on a pro rata basis, provided that only the Canadian Lenders shall be permitted to participate in any increase of the Canadian Commitments. To the extent that any existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent will promptly notify the Lead Arranger of such facts. Thereafter, the Lead Arranger, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue Commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no existing Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower, (ii) any Lender that does not affirmatively agree to increase its Commitment shall be deemed to have declined to increase its Commitment and (iii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Lead Borrower (which approval shall not be unreasonably withheld). Each Commitment Increase with respect to the Domestic Commitments shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 above such amount and with respect to the Canadian Commitments shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 above such amount and the Lead Borrower may make no more than four (4) requests for a Commitment Increase. No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:
          (i) The Lead Borrower shall deliver to the Administrative Agent a certificate as of the Commitment Increase Date signed by a Financial Officer of the Lead Borrower and/or the Canadian Borrower, as applicable (A) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) no Default or Event of Default exists, and the representations and warranties contained in Article 3 and the other Loan Documents are true and correct on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.
          (ii) The Borrowers, the Administrative Agent, and any Additional Commitment Lender that is not an existing Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;
          (iii) The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree;

          (iv) The Borrowers shall have paid such arrangement fees in such amounts, if any, to the Lead Arranger as the Borrowers and the Lead Arranger may agree;
          (v) If required by the Additional Commitment Lenders, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date;
          (vi) A Note (to the extent requested by a Lender) will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.8 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and
          (vii) The Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested.
          (d) If the Total Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Commitment Increase Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase, and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.
          (e) In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Section 2.1), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in Section 2.19(b) in connection with any repayment and/or Revolving Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Section 2.1, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in Section 2.19(b) which the Borrowers would otherwise occur in connection with the implementation of an increase in the Commitments.
     2.2 Reserves; Changes to Reserves.
       (a) The initial Inventory Reserves, Account Reserves and Availability Reserves as of the Effective Date are the following:
          (i) Shrink (an Inventory Reserve): An amount equal to the one month accrual for Shrink reflected in the Borrowers’ books and records from time to time.
          (ii) Defective Inventory (an Inventory Reserve) (without duplication for damaged Inventory which is not deemed “eligible” for inclusion within the calculation of the Domestic Borrowing Base, Tranche A-1 Borrowing Base or Canadian Borrowing Base, as

applicable): An amount equal to the amount of defective goods reflected in the Borrowers’ books and records from time to time.
          (iii) Taxes (an Availability Reserve): An amount equal to taxes (whether assessed or estimated) and other governmental charges, including, without limitation, ad valorem and personal property taxes, provincial sales taxes and GST and HST taxes, which would have a Lien senior to the Liens of the Collateral Agent or the Canadian Agent, as applicable.
          (iv) Customer Credit Liabilities (an Availability Reserve): An amount equal to 50% of the amount of gift certificates, gift cards, amounts due to customers, merchandise credits, and “passport club” liability reflected in the Borrowers’ books and records from time to time.
          (v) Rent (an Availability Reserve): An amount equal to two month’s gross cash rent for each location in the States of Pennsylvania, Virginia, Washington and any other state or province which provides a lien for landlords which may have priority over the Collateral Agent’s Lien or Canadian Agent’s Lien, as applicable (except for those locations for which the Agents have received a landlord’s waiver satisfactory in form to the Agents).
          (vi) WEPPA (an Availability Reserve): An amount equal to $278,000 for amounts due to employees and protected under the Wage Earner Protection Program Act (Canada) which have priority over the Canadian Agent’s Lien.
          (b) The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon two Business Days prior notice to the Borrowers, (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such two (2) Business Day period, or (3) any changes to Reserves during the continuance of any Event of Default.
     2.3 Making of Loans.
          (a) Except as set forth in Sections 2.16 and 2.24, (i) ~~Domestic~~ Loans (other than Swingline Loans) by the Domestic Lenders to the Domestic Borrowers shall be either Domestic Prime Rate Loans ~~or~~, Domestic Tranche A-1 Prime Rate Loans, LIBO Loans or Tranche A-1 LIBO Loans as the Lead Borrower on behalf of the Domestic Borrowers may request subject to and in accordance with this Section 2.3, (ii) all Swingline Loans shall be only Domestic Prime Rate Loans, and (iii) Canadian Loans by the Canadian Lenders to the Canadian Borrower shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in Canadian Dollars), or LIBO Loans or U.S. Index Rate Loans (if made in Dollars). All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.23. Subject to the other provisions of this Section 2.3 and the provisions of Section 2.24, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than ten (10)

Borrowings of LIBO Loans, Tranche A-1 LIBO Loans and BA Equivalent Loans may be outstanding at any time.
          (b) The Lead Borrower or Canadian Borrower, as applicable, shall give the Administrative Agent or the Canadian Agent, as applicable, three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each LIBO Borrowing and BA Equivalent Loan Borrowing and prior telephonic notice on the same Business Day of each Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, Canadian Prime Rate Loans, or U.S. Index Rate Loans, as applicable. Any such notice, to be effective, must be received by the Administrative Agent or the Canadian Agent, as applicable, not later than 11:00 a.m., New York time, on the third Business Day in the case of LIBO Loans, Tranche A-1 LIBO Loans and BA Equivalent Loans prior to, and, in the case of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, Canadian Prime Rate Loans, or U.S. Index Rate Loans, by 11:00 a.m. on the same Business Day of, the date on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $100,000, but not less than $1,000,000 in the case of LIBO Loans and Tranche A-1 LIBO Loans and CD$100,000, but not less than CD$1,000,000 in the case of BA Equivalent Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, Canadian Prime Rate Loans, U.S. Index Rate Loans, LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, and, if LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans or Canadian Prime Rate Loans, as applicable. The Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the Administrative Agent’s Office or the Canadian Agent’s Office, as applicable, no later than 2:00 p.m., New York time, in immediately available funds. Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the Canadian Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Agent, as applicable, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays such amount to the Administrative Agent or the Canadian Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent or the Canadian Agent, as applicable, shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower or the Canadian Borrower, as applicable, and shall use commercially reasonable efforts to make the funds so received from the Lenders available to the Domestic Borrowers or the Canadian Borrower, as applicable, no later than 3:00 p.m., New York time.

          (c) Notwithstanding anything to the contrary herein contained, all Loans to the Domestic Borrowers shall be Tranche A-1 Loans until the outstanding principal amount of such Tranche A-1 Loans equal the lesser of the Tranche A-1 Borrowing Base or the then Tranche A-1 Commitments. If any Tranche A-1 Loan is prepaid in part pursuant to Section 2.19(b), any Loans to the Domestic Borrowers thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the lesser of the Tranche A-1 Borrowing Base or Tranche A-1 Commitments.
          (d) ~~(c)~~The Administrative Agent, without the request of the Lead Borrower or the Canadian Borrower, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from any Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions plus the Tranche A-1 Loans (including any Overadvance or proposed Overadvance) would exceed the Total Commitments. The Administrative Agent shall notify the Lead Borrower of any such advance or charge no later than one Business Day prior to the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s or the Canadian Agent’s, as applicable, rights and each Borrower’s obligations under Section 2.3(a). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.3(c) shall bear interest at the interest rate then and thereafter applicable to Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans or Canadian Prime Rate Loans, as applicable.
     2.4 Overadvances. The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding. Neither the Administrative Agent nor the Canadian Agent shall have any liability for, and no Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent or the Canadian Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).
     2.5 Swingline Loans.
          (a) The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to the Swingline Sublimit in the aggregate outstanding at any time consisting of only Domestic Prime Rate Loans, upon a notice of Borrowing (which may be telephonic) received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., New York time, on the Business Day on which such Swingline Loan is requested) provided further that the Swingline Lender shall not be obligated to make any Swingline Loan at any time when any Lender is at such time a Deteriorating Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender. Swingline Loans shall be subject to periodic settlement with the Lenders under Section 2.7 below; provided, however, that during the months of November and December of each calendar year the Administrative Agent shall settle Swingline Loans at such times as it shall determine, in its discretion.
          (b) The Swingline Lender shall, at the Lead Borrower’s request, make Swingline Loans (A) in reliance upon the Borrowers’ actual or deemed representations under Section 4.2 that the applicable conditions for borrowing are satisfied and (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Lead Borrower shall give immediate notice thereof to the Administrative Agent and the Swingline Lender (a “Noncompliance Notice”) prior to requesting further Swingline Loans, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.3. Unless the Required Lenders otherwise direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Noncompliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate Credit Extensions plus the Tranche A-1 Loans would exceed the limitations set forth in Section 2.1(a)(i) or (ii).
     2.6 Letters of Credit.
          (a) Upon the terms and subject to the conditions herein set forth, the Lead Borrower on behalf of the Domestic Borrowers, or the Canadian Borrower, may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Domestic Letter of Credit Outstandings would exceed the Domestic Letter of Credit Sublimit, (ii) the aggregate Canadian Letter of Credit Outstandings would exceed the Canadian Letter of Credit Sublimit, or (iii) the aggregate Credit Extensions plus the Tranche A-1 Loans would exceed the limitations set forth in Section 2.1(a)(i); and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent, the Canadian Agent or the Required Lenders that the conditions to such issuance have not been met.
          (b) The Issuing Bank shall not issue any Letter of Credit, if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;
          (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally (and the Issuing Bank shall furnish prompt notice to the Lead Borrower of any such change in policy);
          (iii) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; provided that if the Issuing Bank, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars or Canadian Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

          (iv) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
          (v) a default of any Lender’s obligations to fund under Section 2.3(b) exists or any Lender is at such time a Delinquent Lender or Deteriorating Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
          (c) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less unless the Issuing Bank which issued such Letter of Credit notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed (but no Letter of Credit shall expire subsequent to the date that is five (5) Business Days prior to the Maturity Date unless the Borrowers shall have deposited cash into the Cash Collateral Account in an amount equal to 102% of such Letter of Credit).
          (d) Drafts drawn under any Letter of Credit shall be reimbursed by the Borrowers in Dollars or Canadian Dollars, as applicable, on the same Business Day of any such payment thereof by the Issuing Bank by paying to the Administrative Agent or Canadian Agent, as applicable, an amount equal to such drawing (together with interest as provided in Section 2.6(e)) not later than 12:00 noon, New York time, on (i) the date that the Lead Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m., New York time, on such date, or (ii) the Business Day immediately following the day that the Lead Borrower receives such notice, if such notice is received after 10:00 a.m., New York time on the day of drawing, provided that the Lead Borrower or the Canadian Borrower, as applicable, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Loan consisting of a Domestic Prime Rate Loan or a Swingline Loan, or a Canadian Prime Rate Loan or U.S. Index Rate Loan, as applicable, in an equivalent amount and, to the extent so financed, the applicable Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Domestic Prime Rate Loan or a Swingline Loan, a Canadian Prime Rate Loan or U.S. Index Rate Loan, as applicable. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by the Issuing Bank. The Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the Lead Borrower or the Canadian Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder (which payment shall not be made until two (2) Business Days after such notice from the Issuing Bank to the Lead Borrower or the Canadian Borrower, as applicable), provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.
          (e) If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefor, at the rate per annum then applicable to Domestic Prime Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, as applicable, provided that if the Borrowers fail to reimburse the Issuing Bank when such reimbursement is due pursuant to paragraph (c) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (f) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Domestic Lender or Canadian Lender, as applicable, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.1(c) Section 2.15, and/or 9.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders and any new Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit issued by the Issuing Bank, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.
          (g) In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.6(d) the Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, which shall promptly notify each applicable Lender of such failure, and each such Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office or the Canadian Agent’s Office, as applicable, the amount of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent, as applicable, so notifies the applicable Lenders prior to 11:00 a.m., New York time, on any Business Day, each such Lender shall make available to the Issuing Bank such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment on such Business Day in same day funds (or if such notice is received by the applicable Lenders after 11:00 a.m., New York time on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent any Lender shall not have so made its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Issuing Bank at the Federal Funds Effective Rate or the Bank of Canada Overnight Rate, as applicable. Each Lender agrees to fund its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.1 or 2.6, or the occurrence of the Termination Date. The failure of any Lender to make available to the Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation in respect of any Letter of Credit, such Lender shall be entitled to share ratably, based on its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in all payments and collections thereafter received on account of such reimbursement obligation.

          (h) Whenever any Borrower desires that the Issuing Bank issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit), the Lead Borrower or the Canadian Borrower, as applicable, shall give to the Issuing Bank and the Administrative Agent or the Canadian Agent, as applicable, at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile, cable or other electronic communication) notice (or such shorter period as may be agreed upon by the Issuing Bank and such Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the applicable Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.
          (i) The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit issued by the Issuing Bank against presentation of a demand, draft or certificate or other document which appears on its face to be in order but in fact does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Canadian Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower or the Canadian Borrower, as applicable, receives notice from the Administrative Agent, the Canadian Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 102% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent or the Canadian Agent, as applicable, as collateral for the payment and performance of the Obligations or the Canadian Liabilities, as applicable. The Collateral Agent or the Canadian Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Lead Borrower or the Canadian Agent at the Canadian Borrower’s request, as applicable, and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent or the Canadian Agent, as applicable, to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the applicable Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations or the Canadian Liabilities.
          (k) The Borrowers, the Administrative Agent, the Canadian Agent and the Lenders agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by the Issuing Bank.
          (l) The Issuing Bank, on a daily basis (unless otherwise agreed by the Administrative Agent), shall provide to the Administrative Agent an accurate report that details the activity with respect to each Letter of Credit issued by the Issuing Bank (including an indication of the maximum amount then in effect with respect to such Letter of Credit). The Administrative Agent, on a quarterly basis, shall provide the Lenders with a summary of the outstanding Letters of Credit in form and substance customarily provided by the Administrative Agent in transactions of this nature.
          (m) Unless otherwise expressly agreed by the Issuing Bank and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Domestic Letter of Credit or Canadian Letter of Credit that is a Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Domestic Letter of Credit or Canadian Letter of Credit that is a Commercial Letter of Credit.
2.7 Settlements Among Lenders.
          (a) The Swingline Lender may (but shall not be obligated to), at any time, but not less than weekly, on behalf of the Domestic Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Administrative Agent to cause the Domestic Lenders to make a Revolving Loan (which shall be a Domestic Prime Rate Loan) in an amount equal to such Domestic Lender’s Domestic Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.5, which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied. Upon such request, each Domestic Lender shall make available to the Administrative Agent at the Administrative Agent’s Office the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Domestic Lenders and the request therefor is received prior to 12:00 Noon, New York time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., New York time, that day; and, if the request therefor is received after 12:00 Noon, New York time, then such transfers shall be made no later than 3:00 p.m., New York time, on the next Business Day. The obligation of each Domestic Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Domestic Lender shall not have so made its transfer to the Administrative Agent, such Domestic Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.
          (b) The amount of each Lender’s Domestic Commitment Percentage, Tranche A-1 Commitment Percentage and Canadian Commitment Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward as required to reflect all Revolving Loans and repayments of Revolving Loans received by the Administrative Agent or the Canadian Agent, as applicable, as of 3:00 p.m., New York time, on the Business Day specified by the Administrative Agent (such date, the “Settlement Date”).
          (c) The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a statement of the then current amount of outstanding Revolving Loans for the period. As reflected on such statement: (x) the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender and Canadian Lender its applicable Domestic Commitment Percentage, Tranche A-1 Commitment Percentage or Canadian Commitment Percentage, as applicable, of repayments, and (y) each Domestic Lender and Canadian Lender shall transfer to the Administrative Agent or the Canadian Agent, as applicable, (as provided below), or the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender or Canadian Lender, as applicable, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent or the Canadian Agent, as applicable, by the Domestic Lenders or Canadian Lenders, as applicable, and is received prior to 12:00 Noon, New York time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., New York time, that day; and, if received after 12:00 Noon, New York time, then such transfers shall be made no later than 3:00 p.m., New York time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Canadian Agent, as applicable. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent or the Canadian Agent, as applicable, such Lender agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable at the Federal Funds Effective Rate in respect of amounts due in Dollars and the Bank of Canada Overnight Rate in respect of amounts due in Canadian Dollars.
2.8 Notes; Repayment of Loans.
          (a) The Credit Extensions and the Tranche A-1 Loans of each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. Absent manifest error, the accounts or records maintained by the Administrative Agent and each Lender shall be presumed to reflect correctly the amount of the Credit Extensions and the Tranche A-1 Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender (including the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrowers or the Canadian Borrower, as applicable, dated the Effective Date, in substantially the form attached hereto as Exhibit B-1, Exhibit B-~~2~~2, Exhibit B-3 or Exhibit B-~~3~~,4, as applicable, payable to the order of each such

Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Domestic Commitment or Canadian Commitment, as applicable (or, in the case of the Note evidencing the Swingline Loans, $40,000,000).
          (b) Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
          (c) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and an indemnity in form and substance reasonably satisfactory to the Lead Borrower, and upon cancellation of such Note, the Borrowers or the Canadian Borrower, as applicable, will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
2.9 Interest on Loans.
          (a) Subject to Section 2.10, (i) each Domestic Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days), at a rate per annum that shall be equal to the then Base Rate, plus the Applicable Margin for Domestic Prime Rate Loans, ~~and-(ii~~(ii) each Domestic Tranche A-1 Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days), at a rate per annum that shall be equal to the then Base Rate, plus the Applicable Margin for Domestic Tranche A-1 Prime Rate Loans, and (iii) each Canadian Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days), at a rate per annum that shall be equal to the then Canadian Prime Rate, plus the Applicable Margin for Canadian Prime Rate Loans.
          (b) Subject to Section 2.10, (i) each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans, ~~and-(ii~~(ii) each Tranche A-1 LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for Tranche A-1 LIBO Loans, and (iii) each BA Equivalent Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days) at a rate per annum equal, during each Interest Period applicable thereto, to the BA Rate for such Interest Period, plus the Applicable Margin for BA Equivalent Loans.
          (c) Subject to Section 2.10, each U.S. Index Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the then U.S. Index Rate, plus the Applicable Margin for U.S. Index Rate Loans.
          (d) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBO Loans, Tranche A-1 LIBO Loans and BA Equivalent Loans) upon any repayment or prepayment thereof (on the amount prepaid).

     For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.
     2.10 Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law), and all fees payable under Sections 2.11, 2.12 and 2.13 shall accrue, at a rate per annum equal to the applicable rate (including the Applicable Margin) otherwise in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.
     2.11 Certain Fees. The Borrowers shall pay to the Administrative Agent and the Lead Arranger, for the account of the Administrative Agent, the Lead Arranger and the Lenders, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.
2.12 Unused Commitment Fee.
          (a) The Domestic Borrowers shall pay to the Administrative Agent for the account of the Lenders (other than the Tranche A-1 Lenders) in accordance with their respective Domestic Commitment Percentages, a commitment fee (the “Commitment Fee”) computed at the Commitment Fee Rate per annum (on the basis of actual days elapsed in a year of 360 days), of the average daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date. The Domestic Borrowers shall pay to the Administrative Agent for the account of the Tranche A-1 Lenders in accordance with their respective Tranche A-1 Commitment Percentages, a commitment fee (the “Tranche A-1 Commitment Fee”) computed at the Tranche A-1 Commitment Fee Rate per annum (on the basis of actual days elapsed in a year of 360 days), of the average daily balance of the Unused Tranche A-1 Commitment for each day commencing on and including the First Amendment Effective Date and ending on but excluding the Termination Date.
          (b) Upon the occurrence of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders, the Commitment Fee shall be determined in the manner set forth in Section 2.10.
          (c) The Commitment Fee accrued in any calendar quarter shall be payable on the first day of the next calendar quarter, in arrears for the immediately preceding calendar quarter, commencing April 1, 2011, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date. The Administrative Agent shall pay the Commitment Fee to the Lenders (including the Tranche A-1 Lenders) based upon their Domestic Commitment Percentage, Tranche A-1 Commitment Percentage or Canadian Commitment Percentage, as applicable.
     2.13 Letter of Credit Fees. The Borrowers shall pay the Administrative Agent or the Canadian Agent, as applicable, for the account of the Domestic Lenders (other than the Tranche A-1 Lenders) or the Canadian Lenders, as applicable, on first day of each calendar quarter, in arrears for the immediately preceding calendar quarter, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the Stated Amount of the following categories of Letters of Credit outstanding during the subject quarter:
          (a) Each Standby Letter of Credit: The then Applicable Margin per annum for LIBO Loans based upon the average Stated Amount of such Standby Letter of Credit for such period.
          (b) Each Banker’s Acceptance and Commercial Letter of Credit: Fifty percent (50%) of the then Applicable Margin per annum for LIBO Loans based upon the average Stated Amount of such Banker’s Acceptance or Commercial Letter of Credit for such period.
          (c) After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee set forth in clauses (a) and (b) above shall be increased by an amount equal to two percent (2%) per annum.
          (d) The Borrowers shall pay to the Issuing Bank, in addition to the Letter of Credit Fees otherwise provided for hereunder, fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank and agreed to by the Lead Borrower from time to time in connection with letter of credit transactions.
          (e) All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.
     2.14 Nature of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Lead Arranger, the Issuing Bank, and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances. For greater certainty, the Canadian Borrower shall not be liable for any fees which form part of the Obligations unless they are Canadian Liabilities (including as provided in Section 2.12(b), Section 2.11, or Section 9.4).
2.15 Termination or Reduction of Commitments.
          (a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may at any time or from time to time in part permanently reduce the Domestic Commitments. Each such reduction shall be in the principal amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the Domestic Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Domestic Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Domestic Commitments so reduced through the date thereof, (ii) any amount by which the Domestic Credit Extensions outstanding on such date exceed the amount to which the Domestic Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.
          (b) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent and the Canadian Agent, the Canadian Borrower may at any time or from time to time in part permanently reduce the Canadian Commitments to an amount not less than CD$5,000,000. Each such reduction shall be in the principal amount of CD$1,000,000 or any integral multiple of CD$1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the Canadian Commitments of each Canadian Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Canadian Borrower shall pay to the Canadian Agent for application as provided herein (i) any amount by which the Canadian Credit Extensions outstanding on such date exceed the amount to which the Canadian

Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (ii) any Breakage Costs, if applicable.
          (c) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may reduce or terminate the Tranche A-1 Commitments as long as immediately after giving effect to such reduction or termination, there are no Domestic Loans outstanding. In the event that all of the Domestic Commitments are terminated, the Lead Borrower shall contemporaneously therewith terminate all Tranche A-1 Commitments. Each reduction of the Tranche A-1 Commitments shall be in the principal amount of $5,000,000 or any integral multiple thereof. The Domestic Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all Tranche A-1 Commitment Fees accrued on the Tranche A-1 Commitments so terminated, and (ii) at the effective time of any such reduction or termination, any amount by which the Tranche A-1 Loans to the Domestic Borrowers outstanding on such date exceed the amount to which the Tranche A-1 Commitments are to be reduced effective on such date.
          (d) ~~(c) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may~~ Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may at any time terminate the Domestic Commitments, the Tranche A-1 Commitments and/or the Canadian Commitments. At the effective time of each such termination specified in such notice, the Domestic Borrowers shall repay to the Administrative Agent and the Canadian Borrower shall repay the Canadian Agent, in each case for application as provided herein all Obligations or Canadian Liabilities, as applicable. The Canadian Commitments and the Tranche A-1 Commitments shall be automatically terminated upon any termination of the Domestic Commitments.
     2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Borrowing or a BA Equivalent Loan Borrowing:
          (a) the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or BA Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
     then the Administrative Agent shall give notice thereof to the Lead Borrower or the Canadian Borrower, as applicable, and the Lenders by telephone or telecopy as promptly as practicable thereafter (but in any event, within two (2) Business Days after such determination or advice) and, until the Administrative Agent notifies the Lead Borrower or the Canadian Borrower, as applicable, and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing or a BA Equivalent Loan Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing or a BA Equivalent Loan Borrowing, such Borrowing shall be made as a Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, U.S. Index Rate Loans, or Canadian Prime Rate Loans, as applicable.
     2.17 Conversion and Continuation of Loans. The Lead Borrower on behalf of the Borrowers shall have the right at any time,
          (a) on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., New

York time, on the third Business Day preceding the date of any conversion), (~~x~~w) to convert any outstanding Borrowings of Domestic Prime Rate Loans (but in no event Swingline Loans) to Borrowings of LIBO Loans, (x) to convert any outstanding Borrowings of Domestic Tranche A-1 Prime Rate Loans to Borrowings of Tranche A-1 LIBO Loans, (y) to convert any outstanding Borrowings of Canadian Prime Rate Loans or U.S. Index Rate Loans to Borrowings of BA Equivalent Loans or LIBO Loans, as applicable, or (~~y~~z) to continue an outstanding Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, as applicable, for an additional Interest Period,
          (b) on irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., New York time, on the same Business Day of any conversion), to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Domestic Prime Rate Loans or U.S. Index Rate Loans (or, in the case of the Canadian Borrower, Borrowings of BA Equivalent Loans to a Borrowing of Canadian Prime Rate Loans), or to convert any outstanding Borrowings of Tranche A-1 LIBO Loans to a Borrowing of Domestic Tranche A-1 Prime Rate Loans,
subject to the following:
          (i) no Borrowing of Loans may be converted into, or continued as, LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans at any time when an Event of Default has occurred and is continuing;
          (ii) if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Domestic Lenders and the Canadian Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
          (iii) the aggregate principal amount of Loans being converted into or continued as LIBO Loans or Tranche A-1 LIBO Loans shall be in an integral of $100,000 and at least $1,000,000, and the aggregate principal amount of Loans being converted into or continued as BA Equivalent Loans shall be in an integral of CD$100,000 and at least CD$1,000,000;
          (iv) each Domestic Lender shall effect each conversion by applying the proceeds of its new LIBO Loan, Tranche A-1 LIBO Loan, Domestic Prime Rate Loan or Domestic Tranche A-1 Prime Rate Loan, as the case may be, to its Loan being so converted, and each Canadian Lender shall effect each conversion by applying the proceeds of its new BA Equivalent Loan or Canadian Prime Rate Loan, as the case may be, to its Loan being so converted;
          (v) the Interest Period with respect to a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans effected by a conversion or with respect to a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans being continued as LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, respectively, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continued Borrowing, as the case may be;
          (vi) a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans may be converted only on the last day of an Interest Period applicable thereto;
          (vii) each request for a conversion or continuation of a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

          (viii) no more than ten (10) Borrowings of LIBO Loans, Tranche A-1 LIBO Loans and BA Equivalent Loans may be outstanding at any time.
     If the Lead Borrower does not give notice to convert any Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans or Canadian Prime Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans or Canadian Prime Rate Loans, as applicable, at the expiration of the then current Interest Period. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.
     2.18 Mandatory Prepayment; Cash Collateral; Commitment Termination. The outstanding Obligations shall be subject to mandatory prepayment as follows:
          (a) If at any time the amount of the Credit Extensions plus the Tranche A-1 Loans exceeds the Loan Cap, the Borrowers will immediately (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 102% of the Letter of Credit Outstandings.
          (b) If at any time the amount of the Canadian Credit Extensions to the Canadian Borrower exceeds Canadian Availability, the Canadian Borrower will immediately (A) prepay the Canadian Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Canadian Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 102% of the Canadian Letter of Credit Outstandings.
          (c) If at any time the amount of the Domestic Credit Extensions to the Domestic Borrowers exceeds Domestic Availability, the Domestic Borrowers will immediately (A) prepay the Domestic Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Domestic Loans such excess has not been eliminated, deposit cash into the applicable Cash Collateral Account in an amount equal to 102% of the Domestic Letter of Credit Outstandings.
          (d) If at any time the amount of the Tranche A-1 Loans to the Domestic Borrowers exceeds Tranche A-1 Availability, the Domestic Borrowers will immediately prepay the Tranche A-1 Loans in an amount necessary to eliminate such excess.
          (e) ~~(d)~~If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the amount of the Canadian Credit Extensions to the Canadian Borrower exceeds Canadian Availability, the Canadian Borrower shall (x) if such excess is in an aggregate amount that is greater than or equal to $500,000 within two (2) Business Days of notice from the Administrative Agent, (y) if such excess is an aggregate amount that is less than $500,000 and such excess continues to exist in an aggregate amount less than $500,000 for at least five (5) Business Days, within two (2) Business Days of notice from the Administrative Agent or (z) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Canadian Liabilities to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits as continuing collateral security for the Obligations of the Canadian Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.
          (f) ~~(e)~~To the extent required pursuant to Section 2.21, the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.21.
          (g) ~~(f)~~The Borrowers shall prepay the Loans in an amount equal to the Net Proceeds received by any Credit Party on account of a Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing; provided that Net Proceeds from any assets of the Canadian Credit Parties shall only be applied to the Canadian Liabilities.
          (h) ~~(g)~~Subject to the foregoing, outstanding Prime Rate Loans and U.S. Index Rate Loans shall be prepaid before outstanding LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans are prepaid. Each partial prepayment of LIBO Loans and Tranche A-1 LIBO Loans shall be in an integral multiple of $100,000, and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$100,000. No prepayment of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this Section 2.18 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower the Administrative Agent or the Canadian Agent, as applicable, shall hold all amounts required to be applied to LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans in the applicable Cash Collateral Account and will apply such funds to the applicable LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, as applicable, at the end of the then pending Interest Period therefor and such LIBO Loans, Tranche A-1 LIBO Loans and BA Equivalent Loans shall continue to bear interest at the rate set forth in Section 2.9 until the amounts in the applicable Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans or Tranche A-1 LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 or the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$1,000,000 (unless all such outstanding LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans are being prepaid in full). Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.
          (i) ~~(h)~~All amounts required to be applied to Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Domestic Lender’s Domestic Commitment Percentage, or Tranche A-1 Lender’s Tranche A-1 Commitment Percentage, or Canadian Lender’s Canadian Commitment Percentage, as applicable.
          (j) ~~(i)~~Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations owing by them and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all Canadian Liabilities.
          (k) ~~(j)~~All Obligations shall be payable to the Administrative Agent or the Canadian Agent, as applicable, in the currency in which they are denominated.
2.19 Optional Prepayment of Loans; Reimbursement of Lenders.
          (a) The Borrowers shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBO Loans, Tranche A-1 LIBO Loans and BA

Equivalent Loans, upon at least two Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 11:00 a.m., New York time, and (y) with respect to Domestic Prime Rate Loans, Domestic Tranche A-1 Prime Rate Loans, Canadian Prime Rate Loans or U.S. Index Rate Loans, upon written, telex or facsimile notice to the Administrative Agent, which notice shall be received prior to 11:00 a.m., New York time on the same Business Day of such prepayment, subject to the following limitations:
          (i) All prepayments under this Section 2.19 shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Domestic Commitment Percentage, Tranche A-1 Commitment Percentage or Canadian Commitment Percentage, as applicable, and third, to the funding of a cash collateral deposit in the applicable Cash Collateral Account in an amount equal to 102% of all Letter of Credit Outstandings.
          (ii) Subject to the foregoing, outstanding Prime Rate Loans and U.S. Index Rate Loans shall be prepaid before outstanding LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans are prepaid. Each partial prepayment of LIBO Loans and Tranche A-1 LIBO Loans shall be in an integral multiple of $100,000, and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$100,000. No prepayment of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans or Tranche A-1 LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 or the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$1,000,000 (unless all such outstanding LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans are being prepaid in full).
          (iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
          (b) Notwithstanding the provisions of Section 2.19(a) which generally permit voluntary prepayments of the Revolving Loans, only if all Domestic Loans are repaid in full may the Borrowers prepay amounts owed with respect to the Tranche A-1 Loans, provided, however, that any such prepayment shall not reduce or terminate the Tranche A-1 Commitments. In addition, the Borrowers shall also repay the Tranche A-1 Loans (a) at any time that the outstanding amount of the Tranche A-1 Loans exceeds the lesser of the Tranche A-1 Commitments and the Tranche A-1 Borrowing Base, and (b) as required upon any reduction or termination of the Tranche A-1 Commitments in accordance with the provisions of Section 2.15(c) or Section 2.15(e) hereof.
          (c)  ~~(b)~~ The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to a Domestic Prime Rate Loan, Domestic

Tranche A-1 Prime Rate Loan, a Canadian Prime Rate Loan or a U.S. Index Rate Loan or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate or the BA Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBO Loan, Tranche A-1 LIBO Loan or a BA Equivalent Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan or Tranche A-1 LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market, or, in the case of a BA Equivalent Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with Bank of America-Canada Branch (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.
          (d) ~~(c)~~In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.19(a), the Borrowers on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.
          (e) ~~(d)~~Whenever any partial prepayment of Loans are to be applied to LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans, such LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall be prepaid in the chronological order of their Interest Payment Dates.
2.20 Maintenance of Loan Account; Statements of Account.
          (a) The Administrative Agent and the Canadian Agent, as applicable, shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.
          (b) The Loan Account will be credited with all amounts received by the Administrative Agent and the Canadian Agent, as applicable, from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Bank of America Concentration Account from the Controlled Account Banks, and the amounts so credited shall be applied as set forth in Sections 2.22(a), (b) and (c) or 7.4, as applicable. After the end of each month, the Administrative Agent or the Canadian Agent, as applicable, shall send to the Lead Borrower or the Canadian Borrower, as applicable, a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent or the Canadian Agent, as applicable, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.
2.21 Cash Receipts.
          (a) The Borrowers shall deliver to the Administrative Agent (i) on the Effective Date and thereafter annually (or at such times as the Administrative Agent may reasonably request following the occurrence and during the continuance of a Cash Dominion Event), a list of all present DDAs maintained by the Borrowers, which list includes, with respect to each depository (A) the name of that depository; (B) the account number(s) maintained with such depository; and (C) to the extent known, a contact person at such depository (the “DDA List”), (ii) upon the occurrence of an Event of Default at the request of the Administrative Agent, notifications executed on behalf of the Borrowers to each depository institution identified on the DDA List in form and substance reasonably satisfactory to the Administrative Agent, of the Administrative Agent’s interest in such DDA as described more fully in Section 2.21(d) and substantially in the form of Exhibit G (each, a “DDA Notification”), and (iii) on or prior to the Effective Date and periodically thereafter notifications (the “Credit Card Notifications”) executed on behalf of the Borrowers with each of the Borrowers’ major credit card and debit card processors in form and substance reasonably satisfactory to the Administrative Agent.
          (b) Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Borrower is a party with respect to the payment to any Borrower of the proceeds of all credit card and debit card charges for sales by such Borrower.
          (c) Annexed hereto as Schedule 2.21(c) is a list describing all Concentration Accounts and Investment Accounts maintained by the Borrowers. On or prior to the Effective Date, the Borrowers shall enter into an Account Control Agreement with the Controlled Account Banks for the Concentration Accounts and the Investment Accounts, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          (d) The DDA Notifications and Credit Card Notifications shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all available cash receipts and other proceeds from the sale or disposition of any Collateral, including, without limitation, the proceeds of all credit card and debit card charges (all such cash receipts and proceeds, “Cash Receipts”), to (x) a concentration account maintained by the Collateral Agent at Bank of America (the “Bank of America Concentration Account”), or (y) a Controlled Account, as the Administrative Agent or the Canadian Agent, as applicable, may direct.
          (e) The Account Control Agreements shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all Cash Receipts to the Bank of America Concentration Account or to such other account as the Administrative Agent may direct, and with respect to the Canadian Borrower, to a Concentration Account established by the Canadian Borrower or as the Canadian Agent may otherwise direct. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Administrative Agent or the Canadian Agent, as applicable, shall not send a notice of exclusive control regarding or otherwise exercise control over (i) any DDA subject to an Account Control Agreement unless a Cash Dominion Event shall have occurred and be continuing and will withdraw such notice of exclusive control and relinquish such control at such time as a Cash Dominion Event is no longer in effect, if requested in writing, by the Lead Borrower, or (ii) any Excluded DDA.

          (f) If at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by the Borrowers are deposited to any account (other than an Excluded DDA or a DDA for which a DDA Notification has been delivered), or held or invested in any manner, otherwise than in a Controlled Account that is subject to a Account Control Agreement as required herein, then the Administrative Agent may require the Borrowers to have all funds held in such account transferred to the Bank of America Concentration Account or such other Controlled Account as the Administrative Agent may direct, and with respect to the Canadian Borrower, to a Concentration Account established by the Canadian Borrower or as the Canadian Agent may otherwise direct.
          (g) The Borrowers may close DDAs or Controlled Accounts and/or open new DDAs or Controlled Accounts, subject to the execution and delivery to the Administrative Agent or the Canadian Agent, as applicable, of appropriate DDA Notifications or Account Control Agreements consistent with the provisions of this Section 2.21. Unless consented to in writing by the Administrative Agent or the Canadian Agent, as applicable, the Borrowers may not enter into any agreements with additional credit card processors unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Administrative Agent or the Canadian Agent, as applicable.
          (h) The Bank of America Concentration Account and the Concentration Accounts established by the Canadian Borrower are and shall remain under the sole dominion and control of the Collateral Agent or the Canadian Agent, as applicable. Each Borrower acknowledges and agrees that, subject to the provisions of subparagraph (i) below, (i) such Borrower has no right of withdrawal from the Bank of America Concentration Account and the Concentration Accounts established by the Canadian Borrower, (ii) the funds on deposit in the Bank of America Concentration Account shall continue to be collateral security for all of the Obligations (including the Canadian Liabilities), (iii) the funds on deposit in the Concentration Accounts established by the Canadian Borrower shall continue to be collateral security for all of the Canadian Liabilities, and (iv) the funds on deposit in the Bank of America Concentration Account shall be applied as provided in Sections 2.22(a) or 7.4, as applicable.
          (i) So long as no Cash Dominion Event has occurred and is continuing, the Borrowers may direct, and shall have sole control over, the manner of disposition of its funds in the DDAs and the Controlled Accounts.
          (j) After the occurrence and during the continuation of a Cash Dominion Event, the Borrowers shall cause the ACH or wire transfer to, upon the Administrative Agent’s or the Canadian Agent’s, as applicable, instruction, any Controlled Account, no less frequently than daily (unless the Commitments have been terminated hereunder and the Obligations have been paid in full) of the then current contents of each such DDA (other than any Excluded DDA), each such transfer to be net of any minimum balance, not to exceed with respect to any DDA (other than any Excluded DDA) $2,500, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained, and, in connection with each such transfer, the Borrowers shall also provide the Administrative Agent with an accounting of the contents of each DDA (other than any Excluded DDA).
          (k) After the occurrence and during the continuation of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrowers shall cause the ACH or wire transfer, upon the Administrative Agent’s or the Canadian Agent’s, as applicable, instruction, to the Bank of America Concentration Account of the then current entire ledger balance of each Controlled Account, net of such minimum balance, not to exceed $10,000, as may be required to be maintained in the subject Controlled Account by the bank at which such Controlled Account is maintained; provided that amounts in Controlled Accounts established by the Canadian Borrower shall be delivered only to a concentration account at Bank of America-Canada Branch or as the Canadian Agent may otherwise direct.

          (l) In the event that, notwithstanding the provisions of this Section 2.21, after the occurrence of a Cash Dominion Event, the Borrowers receive or otherwise have dominion and control of any such proceeds or collections (other than proceeds deposited in any Excluded DDA), such proceeds and collections shall be held in trust by the Borrowers for the Administrative Agent or the Canadian Agent, as applicable, and shall not be commingled with any of the Borrowers’ other funds or deposited in any account of Borrower other than as instructed by the Administrative Agent or the Canadian Agent, as applicable.
          (m) After the occurrence and during the continuation of a Cash Dominion Event, the Borrowers shall deliver to the Administrative Agent on each anniversary of the Effective Date (or at such other times as the Administrative Agent may reasonably request), a list of all Account Debtors, which list includes, with respect to each Account Debtor (i) the name, address, and telephone number of that Account Debtor; (ii) the account/reference numbers for such Account Debtor; and (iii) to the extent known, a contact person at such Account Debtor (the “Account Debtor List”).
2.22 Application of Payments.
          (a) As long as the time for payment of the Obligations has not been accelerated, all amounts received in the Bank of America Concentration Account from any source (other than proceeds received from the Canadian Borrower or its assets), including the Controlled Account Banks following the occurrence and during the continuance of a Cash Dominion Event, and other amounts received by the Administrative Agent, shall be applied, on the day of receipt, in the following order: first, to pay any fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Issuing Bank (other than on account of Canadian Letters of Credit), and the Collateral Agent; second, to pay interest then due and payable on Credit Extensions (other than Tranche A-1 Loans) to the Domestic Borrowers; third, to repay any outstanding Swingline Loans; fourth, to repay any outstanding Revolving Loans that are Domestic Prime Rate Loans (other than Tranche A-1 Loans) and any outstanding reimbursement obligations under Letters of Credit and Banker’s Acceptances other than Canadian Letters of Credit or Banker’s Acceptances arising from Canadian Letters of Credit; fifth, to repay any outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Lead Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor from such Cash Collateral Account (in each case, other than Tranche A-1 Loans and Canadian Loans); sixth, if an Event of Default exists, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 102% of all Letter of Credit Outstandings other than Canadian Letter of Credit Outstandings; seventh, to pay interest then due and payable on Tranche A-1 Loans to the Domestic Borrowers; eighth, to repay any outstanding Tranche A-1 Loans that are Prime Rate Loans; ninth, to repay any outstanding Tranche A-1 LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Lead Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding Tranche A-1 LIBO Loans on the last day of the then-pending Interest Period therefor from such Cash Collateral Account; tenth, to pay fees and expense reimbursements and indemnification then due and payable to the Canadian Agent and the Issuing Bank issuing Canadian Letters of Credit (other than fees, expense reimbursements and indemnification payable in connection with Other Canadian Liabilities of the Canadian Borrower); ~~eighth~~eleventh, to pay interest due and payable on Credit Extensions to the Canadian Borrower; ~~ninth~~twelfth, to repay pro rata outstanding Revolving Loans that are Canadian Prime Rate Loans or U.S. Index Rate Loans and all outstanding reimbursement obligations under Canadian Letters of Credit; ~~tenth~~thirteenth, to repay outstanding Revolving Loans that are BA Equivalent Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Canadian Borrower’s option, to fund a cash collateral deposit to the GCO Canada Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding BA Equivalent Loans on the last day of the then-pending Interest Period therefor from such GCO Canada Cash Collateral Account; ~~eleventh~~fourteenth, if an Event of Default exists, to fund a cash collateral deposit in the GCO Canada Cash Collateral Account in an amount equal to 102% of all Canadian Letter of Credit Outstandings; ~~twelfth~~fifteenth, to pay all other Obligations and all Other Domestic Liabilities of the Domestic Borrowers and all Other Canadian Liabilities of the Canadian Borrower that are then outstanding and then due and payable. If all amounts set forth in clauses first through and including ~~twelfth~~fifteenth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the Lead Borrower on the day of receipt. So long as no Event of Default has occurred and is continuing, the Administrative Agent shall release the funds held in the Cash Collateral Account pursuant to clauses fifth, ninth and ~~tenth~~thirteenth above to the Borrowers upon the Lead Borrower’s request.
          (b) As long as the time for payment of the Obligations has not been accelerated, all amounts received in the Concentration Accounts established by the Canadian Borrower constituting proceeds from the Canadian Borrower or its assets, and other amounts received by the Canadian Agent, shall be applied, on the day of receipt, in the following order: first, to pay any fees and expense reimbursements and indemnification then due and payable to the Canadian Agent and the Issuing Bank (on account of Canadian Letters of Credit); second, to pay interest then due and payable on Credit Extensions to the Canadian Borrower; third, to repay pro rata outstanding Revolving Loans that are Canadian Prime Rate Loans or U.S. Index Rate Loans and all outstanding reimbursement obligations under Canadian Letters of Credit; fifth, to repay outstanding Revolving Loans that are LIBO Loans or BA Equivalent Loans made to the Canadian Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Canadian Borrower’s option, to fund a cash collateral deposit to the GCO Canada Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans or BA Equivalent Loans on the last day of the then-pending Interest Period therefor from such GCO Canada Cash Collateral Account; sixth, if an Event of Default exists, to fund a cash collateral deposit in the GCO Canada Cash Collateral Account in an amount equal to 102% of all Canadian Letter of Credit Outstandings; seventh, to pay all other Canadian Liabilities that are then outstanding and then due and payable. If all amounts set forth in clauses first through and including seventh above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the Canadian Borrower on the day of receipt. So long as no Event of Default has occurred and is continuing, the Administrative Agent shall release the funds held in the GCO Canada Cash Collateral Account pursuant to clause fifth above to the Canadian Borrowers upon the Canadian Borrower’s request.
          (c) All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item deposited to the Bank of America Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.
2.23 Increased Costs.
(a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement already reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) other than Taxes, which shall be governed by Section 2.26 hereof, then, as long as the Borrowers are treated in the same manner as all similarly situated customers, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then, as long as the Borrowers are treated in the same manner as all similarly situated customers, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, from time to time, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section within ninety (90) days of the effective date of the relevant Change in Law shall constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.
2.24 Change in Legality.
          (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, Tranche A-1 LIBO Loan or BA Equivalent Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or other relevant markets for the BA Rate or the position of such Lender in the London interbank market or such other market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBO Borrowing or BA Equivalent Loan Borrowing shall, as to such Lender only, be deemed a request for a Domestic Prime Rate Loan, Domestic Tranche A-1 Prime Rate Loan, a Canadian Prime Rate Loan or a U.S. Index Rate Loan, as applicable, unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans made by it be converted to Prime Rate Loans or U.S. Index Rate Loans, as applicable, in which event all such LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall be automatically converted to Prime Rate Loans or U.S. Index Rate Loans, as applicable, as of the effective dates of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans that would have been made by such Lender or the converted LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans of such Lender shall instead be applied to repay the Prime Rate Loans or U.S. Index Rate Loans, as applicable, made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans.
          (b) For purposes of this Section 2.24, a notice to the Lead Borrower by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans, Tranche A-1 LIBO Loans or BA Equivalent Loans shall then be outstanding, on the last day of each then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.
     2.25 Payments; Sharing of Setoff.
          (a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.19(b), 2.23, 2.26 or 9.4, or otherwise) prior to 2:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office or the Canadian Agent’s Office, as applicable, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19(b), 2.23, 2.26 or 9.4 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent or Canadian Agent, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document (other than payments with respect to LIBO Borrowings or BA Equivalent Loan Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings or BA Equivalent Loan Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of the subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in the currency specified therein.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent or the Canadian Agent, as applicable, to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied ratably among the parties entitled thereto in accordance with the provisions of Sections 2.22(a) and 2.22(b) hereof.
          (c) If any Domestic Lender or Canadian Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Domestic Lender’s or Canadian Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Domestic Lender or Canadian Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Domestic Lenders or Canadian Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by the Domestic Lenders or Canadian Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Domestic Lender or Canadian Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation. Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to the Canadian Liabilities and any adjustments with respect thereto shall be made solely amongst Lenders having a Canadian Commitment.
          (d) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate n the case of payments made in Dollars and the Bank of Canada Overnight Rate in the case of payments made in Canadian Dollars.
          (e) Without limiting the provisions of Section 8.14, if any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.
     2.26 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required in accordance with Applicable Law. If the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
          (c) The Borrowers shall indemnify the Agents, each Lender and the Issuing Bank, and the Canadian Borrower shall indemnify the Canadian Agent, each Canadian Lender and the Issuing Bank in respect of any Canadian Letter of Credit within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by any Agent on its own behalf or on behalf of a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable.
          (e) Any Foreign Lender other than a Canadian Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender’s claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming complete exemption from or reduced rate of, United States federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender other than a Canadian Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.26(e), a Foreign Lender shall not be required to deliver any form pursuant to this 2.26(e) that such Foreign Lender is not legally able to deliver.
          (f) The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of United States federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     2.27 Security Interests in Collateral. To secure their Obligations under this Agreement and the other Loan Documents, each Credit Party shall grant, and the Lead Borrower shall cause each Domestic Credit Party to grant, to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, and shall cause each Canadian Credit Party to grant, to the Collateral Agent, for its benefit and the ratable benefit of the other Canadian Secured Parties, a first-priority security interest in, and hypothec of, all of the Collateral pursuant hereto and to the Security Documents; provided that the Collateral granted by the Canadian Borrower shall secure only the Canadian Liabilities.
     2.28 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.23 or 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers (in the case of the Canadian Borrower, only in respect of any Canadian Lender) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement after the Effective Date and (ii) any relevant Change in Law occurred prior to the date such Lender becomes a party hereto.
          (b) If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender and the Canadian Agent only in the case of a Canadian Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.23 or payments required to be made pursuant to Section 2.26, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

     3. REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Agents and the Lenders that:
     3.1 Organization; Powers. Each of the Credit Parties and each Material Foreign Subsidiary is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     3.2 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each of the Credit Parties are within such Person’s corporate powers and have been duly authorized by all necessary corporate, and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Borrowers and constitutes, and each other Loan Document to which any of the Credit Parties is a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     3.3 Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those for which a failure to obtain same could not be reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by laws or other organizational documents of any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary or any order of any Governmental Authority, except for such violations as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary, or their respective assets, except for such violations or defaults as could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any material payment to be made by any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary and (d) will not result in the creation or imposition of any Lien on any material asset of any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.
3.4 Financial Condition.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) The unaudited Consolidated and consolidating balance sheet of the Borrower Consolidated Group dated October 30, 2010, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower

Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     3.5 Properties.
          (a) Each of the Credit Parties has good title to, or valid leasehold interests in, all of such Person’s real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.
          (b) Schedule 3.5(b)(i) sets forth the address (including county) of all Real Estate that is owned by each of the Credit Parties as of the Effective Date, together with a list of the holders of any mortgage or other Lien thereon. Schedule 3.5(b)(ii) sets forth the address of all Real Estate (including retail store locations) that is leased by each of the Credit Parties as of the Effective Date. Each of such leases is in full force and effect and no Credit Party is in default of the terms thereof, except for such defaults which would not reasonably be expected to have a Material Adverse Effect.
          (c) Schedule 6.1 sets forth a complete and accurate list of all Indebtedness of each Credit Party on the Effective Date, showing the amount, obligor or issuer and maturity thereof.
          (d) Schedule 6.2 sets forth a complete and accurate list of all Liens on the property or assets of each Credit Party as of the Effective Date, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Credit Party subject thereto. The property of each Credit Party is subject to no Liens, other than Permitted Encumbrances.
          (e) Schedule 6.4 sets forth a complete and accurate list of all Investments held by any Credit Party on the Effective Date, showing the amount, obligor or issuer and maturity, if any, thereof.
     3.6 Litigation and Environmental Matters.
          (a) There are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting any such Person or any Material Foreign Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.6) or (ii) that involve any of the Loan Documents.
          (b) Except for the matters set forth on Schedule 3.6, and except as could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties nor any Material Foreign Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the Effective Date, there has been no change in the status of the matters set forth on Schedule 3.6 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     3.7 Compliance with Laws and Agreements. Except as set forth in Schedule 3.7, each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to such Person or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     3.8 Investment Company or Holding Company Status. None of the Credit Parties is an (a) “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.
     3.9 Taxes. Except as set forth in Schedule 3.9, each of the Credit Parties and each Material Foreign Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid prior to delinquency all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien (other than an inchoate Lien) secures such obligation, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     3.10 ERISA/Canadian Pension Plan.
          (a) Except as set forth in Schedule 3.10, none of the Credit Parties nor any Material Foreign Subsidiary is party to a Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.10, the present value of all accumulated benefit obligations under each Plan and each Canadian Pension Plan (based on, inter alia, the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Canadian Pension Plan. Schedule 3.10 sets forth the amount of underfunding on such basis for all Plans and Canadian Pension Plans as of the date of the most recent financial statements, and nothing is reasonably expected to occur that could increase the amount of such underfunding to an amount that, in either case, could reasonably be expected to result in a Material Adverse Effect.
          (b) The Canadian Borrower and its Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Termination Event has occurred. No lien has arisen, choate or inchoate, in respect of the Canadian Borrower or its Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

     3.11 Interdependence of Credit Parties.
          (a) The business of each of the Credit Parties shall benefit from the successful performance of the business of each of the other Credit Parties, and the Credit Parties as a whole.
          (b) Each of the Credit Parties has cooperated to the extent necessary and shall continue to cooperate with each of the other Credit Parties to the extent necessary in the development and conduct of each of the other Credit Parties’ business, and shall to the extent necessary share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each of the Credit Parties’ respective businesses.
          (c) The failure of any of the Credit Parties to cooperate with all of the other Credit Parties in the conduct of their respective businesses could have an adverse impact on the business of each of the other Credit Parties, and the failure of any of the Credit Parties to associate or cooperate with all of the other Credit Parties could impair the goodwill of such other Credit Parties and the Credit Parties as a whole.
          (d) Each of the Credit Parties (other than the Canadian Credit Parties) is undertaking joint and several liability for the Domestic Obligations on the terms and conditions set forth herein and is undertaking joint and several liability for the Canadian Liabilities on the terms and conditions set forth in the Effective Date Guaranty and represents and warrants that the financial accommodations being provided hereby are for the mutual benefit, directly and indirectly, of each of the Credit Parties.
     3.12 Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties or any Material Foreign Subsidiary is subject, and all other matters known to any such Person, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any of the Credit Parties or any Material Foreign Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information and other forward-looking information, the Borrowers represent only that such information was prepared in good faith on the basis of assumptions believed to be reasonable at the time.
     3.13 Subsidiaries. On and as of the Effective Date, the authorized capital stock or other equity interests, and the number of issued and outstanding shares of capital stock or other equity interests of the Borrowers and each other member of the Borrower Consolidated Group is as described in Schedule 3.13 and, as to Subsidiaries, Schedule 3.13 indicates whether such Subsidiary is a Material Subsidiary, and, if not a Material Subsidiary, whether such Subsidiary is active or inactive. All such outstanding shares of capital stock or other equity interests of the Borrowers, each of the other Credit Parties and each Material Foreign Subsidiary have been duly and validly issued in material compliance with all legal requirements relating to the authorization and issuance of shares of capital stock or other equity interests, and (except in the case of the options for shares of the common stock of the Lead Borrower described on Schedule 3.13) are fully paid and non-assessable. Except as set forth on Schedule 3.13, as of the Effective Date, none of the Credit Parties is party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.
     3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and each Material Foreign Subsidiary as of the Effective Date. Each of such policies is in full force and effect. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.
     3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any of the Credit Parties or any Material Foreign Subsidiary pending or, to the knowledge of the Borrowers, threatened, that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Credit Parties or any Material Foreign Subsidiary have not been in violation of the Fair Labor Standards Act, if applicable, or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violations could reasonably be expected to have a Material Adverse Effect. All material payments due from any of the Credit Parties or any Material Foreign Subsidiary, or for which any material claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or such Material Foreign Subsidiary. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Credit Parties or any Material Foreign Subsidiary is bound.
     3.16 Certain Transactions. Except as set forth on Schedule 3.16, none of the officers, partners, or directors of any of the Credit Parties is presently a party to any transaction, and, to the knowledge of the executive officers of each of the Credit Parties, none of the employees of any of the Credit Parties is presently a party to any material transaction, with any of the other Credit Parties or any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the executive officers of the Borrowers, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest, has a substantial direct or indirect beneficial interest or is an officer, director, trustee or partner.
     3.17 Restrictions on the Credit Parties. None of the Credit Parties nor any Material Foreign Subsidiary is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.
     3.18 Security Documents.
     The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Domestic Secured Parties or the Canadian Secured Parties, as applicable, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or PPSA, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and each Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law), except as permitted hereunder or under any other Loan Document.
     3.19 Federal Reserve Regulations.
          (a) None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or for any other purpose, in any case that entails a violation of, or that is not permitted by the provisions of the Regulations of the Board, including Regulation U or X and the Credit Parties agree to comply with the Administrative Agent’s, and the Lenders’, requests for information relating to any transactions involving Margin Stock to the extent relevant to comply with such regulations.
     3.20 Solvency. Before and after giving effect to each Credit Extension and each Tranche A-1 Loan, (a) the Credit Parties, taken as a whole, are and will be Solvent, and (b) the Credit Parties and the Material Foreign Subsidiaries, taken as a whole, are and will be Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.
     3.21 Franchises, Patents, Copyrights, Etc. Except as otherwise set forth on Schedule 3.21 hereto, each of the Credit Parties owns, or is licensed to use, all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as substantially now conducted, and to its knowledge, without conflict with any rights of any other Person (and, in each case, free of any Lien that is not a Permitted Encumbrance), except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.
     3.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     3.23 Casualty. Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     3.24 Intellectual Property; Licenses, Etc. The Credit Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect.
     4. CONDITIONS.
     4.1 Effective Date. The obligation of the Lenders to make the initial Loans and of the Issuing Bank to issue the initial Letters of Credit is subject to the following conditions precedent:
          (a) The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) to be delivered on or before the Effective Date, signed on behalf of such party or (ii) written evidence satisfactory to the Agents and the Lead Arranger (which may include telecopy transmission or electronic transmission of a pdf formatted copy of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents to be delivered on or before the Effective Date.

          (b) The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders on the Effective Date and dated the Effective Date) of (i) Bass Berry & Sims PLC, counsel for the Credit Parties, (ii) Hodgson Russ LLP, (iii) Larkin Hoffman Daly & Lindgren Ltd., (iv) McCarthy Tétrault LLP, and (v) applicable local counsel, each in form satisfactory to the Administrative Agent, covering such matters relating to the Credit Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.
          (c) The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each of the Credit Parties, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Credit Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.
          (d) The Agents shall have received a Borrowing Base Certificate dated the Effective Date, relating to the Fiscal Month ended on December 25, 2010, and executed by a Financial Officer of the Lead Borrower.
          (e) The Agents shall have received a certificate from a Financial Officer of the Lead Borrower, together with such other evidence reasonably requested by the Agents, in each case reasonably satisfactory in form and substance to the Agents, certifying that as of the Effective Date (i) the Credit Parties, on a Consolidated basis, are Solvent, (ii) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iii) the representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.
          (f) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents, including, without limitation, consents from all requisite material Governmental Authorities and, except as would not reasonably be expected to have or result in a Material Adverse Effect, all third parties shall have approved or consented to the transactions contemplated hereby, to the extent required, all applicable waiting periods shall have expired and there shall be no material governmental or judicial action, actual or threatened, that would reasonably be expected to materially restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.
          (g) The Administrative Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Borrower Consolidated Group (subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes) and that there has been no Material Adverse Effect since January 30, 2010.
          (h) Except as set forth on Schedule 3.6, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.
          (i) There shall not have occurred any event of default, nor shall any event exist which is, or solely with the passage of time, the giving of notice or both, would be an event of default under any Material Indebtedness.
          (j) The Collateral Agent shall have received results of searches from such jurisdictions as may be reasonably required by the Collateral Agent or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the Collateral, including, without limitation, receivables from credit card processors and check processors, except for Permitted Encumbrances and Liens for which termination statements, estoppel certificates and releases reasonably satisfactory to the Collateral Agent are being tendered on the Effective Date.
          (k) The Collateral Agent and the Canadian Agent shall have received all documents and instruments, including Uniform Commercial Code and PPSA financing statements, and certified statements issued by the Québec Register of Personal and Movable Real Rights, required by law or reasonably requested by the Collateral Agent and the Canadian Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and, to the extent required by the Collateral Agent and the Canadian Agent, all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and the Canadian Agent.
          (l) The Collateral Agent and the Canadian Agent, as applicable, shall have received Account Control Agreements, the Credit Card Notifications, Collateral Control Agreements, and other similar third party agreements required to be delivered hereunder on or before the Effective Date.
          (m) The Agents shall have received the results of a commercial financial examination and Inventory appraisal, in each case by a third party auditor or appraiser acceptable to the Agents, which results shall be satisfactory to the Agents.
          (n) All fees due at or immediately after the Effective Date and all reasonable costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents) shall have been paid in full.
          (o) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law, or (b) conflict with, or result in a default or event of default under, any material agreement of Borrowers or any other Credit Party, taken as a whole (and the Agents and the Lenders shall receive a satisfactory opinion of Borrowers’ counsel to that effect). No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be an event of default under any agreement of any of the Credit Parties if such event of default could reasonably be expected to have a Material Adverse Effect.
          (p) There shall be no Default or Event of Default on the Effective Date.
          (q) The Collateral Agent shall have received, and be satisfied with, evidence of the Borrowers’ insurance, together with such endorsements as are required by the Loan Documents.
          (r) The Agents shall have received all of the items set forth on the Closing Agenda attached hereto as Exhibit F.
          (s) The Administrative Agent and the Lenders shall have received and be satisfied with (a) a detailed forecast for the period commencing with the Fiscal Year beginning [February 1, 2012] and ending on the Maturity Date, which shall include an Excess Availability model, Consolidated income statement, balance sheet, and statement of cash flow, prepared on an annual basis, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices and (b) such other information (financial or otherwise) reasonably requested by the Administrative Agent.
          (t) The Borrowers shall have Excess Availability on the Effective Date, after giving effect to any Credit Extensions made on the Effective Date, of not less than $100,000,000.

          (u) The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Proceeds of Crime Act.
          (v) There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.
     The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.3) at or prior to 5:00 p.m., New York time, on January 14, 2011 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).
     4.2 Conditions Precedent to Each Loan and Each Letter of Credit. In addition to those conditions described in Section 4.1, the obligation of the Lenders to make each Loan and of the applicable Issuing Bank to issue each Letter of Credit subsequent to the Effective Date is subject to the following conditions precedent:
          (a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Section 2.3.
          (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, (i) other than representations and warranties that relate solely to an earlier date and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.
          (c) No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
          (d) Borrowing Base Certificate. The Administrative Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.
     The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with Section 2.1(a). The conditions set forth in this Section 4.2 are for the sole benefit of the Administrative Agent and the Lenders and may be waived by the Administrative Agent in whole or in part without prejudice to the Administrative Agent or any Lender.
     5. AFFIRMATIVE COVENANTS.
     Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or have been terminated and all L/C Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Agents and the Lenders that:

     5.1 Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent:
          (a) within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Ernst & Young or another independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that as of the date(s) thereof and for the period(s) covered thereby, such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower on a Consolidated basis in accordance with GAAP consistently applied;
          (b) within forty-five (45) days after the end of each Fiscal Quarter of the Lead Borrower, a Consolidated balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, with comparative results to the same fiscal periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes,
          (c) during the continuance of Cash Dominion Event, within fifteen (15) days after the end of each Fiscal Month, a Consolidated and consolidating balance sheet and related Consolidated and consolidating statements of income, stockholders’ equity and cash flows for the Lead Borrower and its Subsidiaries as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, with comparative results to the same fiscal periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;
          (d) concurrently with any delivery of financial statements under clause (a), (b), or, if applicable, (c) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit E hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) only if a Covenant Compliance Event shall then be in existence, setting forth reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) within sixty (60) days after the commencement of each Fiscal Year of the Lead Borrower, a detailed Consolidated budget by quarter for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected Consolidated operations and cash flow as of the end of and for such Fiscal Year), provided that such Consolidated budget shall be prepared on a month-by-month basis for any budget submitted after a Cash Dominion Event has occurred and while such Cash Dominion Event continues;
          (f) within ten (10) Business Days after the end of each Fiscal Month, a certificate in the form of Exhibit D (a “Borrowing Base Certificate”) showing the Domestic Borrowing Base, Tranche A-1 Borrowing Base and Canadian Borrowing Base as of the close of business on the last day of the immediately preceding month, each such Borrowing Base Certificate to be certified as true and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower, provided, however, if an Accelerated Borrowing Base Delivery Event has occurred and is continuing, the Administrative Agent may require that Borrowers furnish such Borrowing Base Certificate (showing the Domestic Borrowing Base, Tranche A-1 Borrowing Base and Canadian Borrowing Base as of the close of business on the last day of the immediately preceding week) weekly on Wednesday of each week;
          (g) within thirty (30) days of the end of each Fiscal Quarter, the Lead Borrower will notify the Administrative Agent of the opening or closing of any of Borrower’s stores in Pennsylvania, Virginia or Washington;
          (h) promptly after the same become publicly available, copies of all periodic reports filed by the Lead Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission;
          (i) the financial and collateral reports described on Schedule 5.1(i) hereto, at the times set forth in such Schedule;
          (j) No later than five (5) days prior the anticipated consummation of a Permitted Acquisition, (A) copies of the then draft purchase and sale agreements or other material acquisition documents to be executed in connection with the Permitted Acquisition (and furnish the final executed documentation promptly after consummation of such Permitted Acquisition), and (B) with respect to any Permitted Acquisition for aggregate consideration of equal to or greater than $25,000,000 (excluding consideration consisting of capital stock or other equity interests of the Borrower), (i) copies of the most recent audited (if any), and if later, unaudited financial statements of the Person which is the subject of the Permitted Acquisition, and (ii) an unaudited pro forma Consolidated balance sheet and income statement of the Lead Borrower as of the end of the most recently completed Fiscal Quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of average Excess Availability for the subsequent four Fiscal Quarters period;
          (k) notice of any (i) sale or other disposition of assets of any Borrower permitted under Section 6.5(d) hereof promptly following the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted under Section 6.1(d) or (e) promptly following the incurrence of such Indebtedness;
          (l) promptly upon receipt thereof, copies of all reports submitted to the Lead Borrower or any of the other Credit Parties by independent certified public accountants in connection with each annual, interim or special audit of the books of the Credit Parties made by such accountants, including any management letter commenting on the Borrowers’ internal controls submitted by such accountants to management in connection with their annual audit; and
          (m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any of the other Credit Parties, or compliance with the terms of any Loan Document, as the Agents or any Lender, acting through the Administrative Agent, may reasonably request.
Documents required to be delivered pursuant to Sections 5.1(a), (b), (c) and (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or when the

Administrative Agent receives an electronic copy; provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     5.2 Notices of Material Events. The Borrowers will, and the Lead Borrower will cause each of the other Credit Parties to, furnish to the Administrative Agent (which in turn shall furnish to the Issuing Bank, the Collateral Agent and each Lender) prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Credit Parties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event or Termination Event that, alone or together with any other ERISA Events or Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

          (e) any change in the Lead Borrower’s chief executive officer or chief financial officer;
          (f) any collective bargaining agreement or other material labor contract to which any of the Credit Parties becomes a party, or the application for the certification of a collective bargaining agent;
          (g) the filing of any Lien for unpaid taxes in an aggregate amount in excess of $1,000,000 against any of the Credit Parties;
          (h) the discharge by any of the Credit Parties of its present independent accountants or any withdrawal or resignation by such independent accountants; and
          (i) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof.
     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
     5.3 Information Regarding Collateral.
          (a) The Lead Borrower will furnish to the Agents, unless indicated otherwise herein, thirty (30) days’ prior written notice of any change (i) in any Credit Party’s corporate or legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) within the time period specified in Section 5.1(b) hereof for the delivery of financial statements, in the location of any Credit Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Accounts, (iii) in any Credit Party’s organizational structure or (iv) in any Credit Party’s jurisdiction of incorporation or formation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.
          (b) Prior to opening any DDA (other than a store-level DDA or Excluded DDA) into which any amount is deposited that would result in the aggregate balance in all Post Effective DDAs exceeding $500,000, the Borrowers will give written notice of the opening of such account to the Administrative Agent. At the option of the Administrative Agent, the applicable Borrower shall enter into a Account Control Agreement with the financial institution at which such DDA is opened, which Account Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.
     5.4 Existence; Conduct of Business. Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, the Lead Borrower will, and will cause each of the other Credit Parties and each Material Foreign Subsidiary to, do or cause to be done all things necessary to comply with its respective charter, certificate of incorporation, and/or other organizational documents, as applicable, and by-laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.3 or any sale, lease, transfer or other disposition permitted by Section 6.5.
     5.5 Payment of Obligations. Each Borrower will, and the Lead Borrower will cause each other Credit Party and each Material Foreign Subsidiary to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) such Borrower, such other

Credit Party, or such Material Foreign Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien (other than an inchoate Lien) secures such obligation and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.2(b).
     5.6 Maintenance of Properties. The Lead Borrower will, and will cause each of the other Credit Parties and each Material Foreign Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of asset dispositions permitted hereunder.
     5.7 Insurance.
          (a) The Lead Borrower will, and will cause each of the Credit Parties and each Material Foreign Subsidiary to, (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Agents (or, to the extent consistent with prudent business practice, a program of self-insurance consistent with current practices) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agents, upon written request, full information as to the insurance carried. The Agents shall not, by the fact of approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and each Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder. The Lead Borrower shall, and shall cause each of the other Credit Parties and each Material Foreign Subsidiary to, furnish to the Agents certificates or other evidence satisfactory to the Agents of compliance with the foregoing insurance provisions.
          (b) Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lead Borrower and the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Borrowers under the policies directly to the Agents, (ii) a provision to the effect that none of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Agents as additional insureds. Business interruption policies, if any, shall name the Agents as an additional loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds in excess of $5,000,000 otherwise payable to the Borrowers under the policies directly to the Administrative Agent or the Collateral Agent, provided, however, that the Agents hereby agree that prior to the occurrence a Cash Dominion Event, the Agents shall remit all proceeds received by Agents under the policies to Borrowers, provided further that after the occurrence and during the continuance of a Cash Dominion Event, the Agents shall apply any proceeds received in accordance with Sections 2.22 or 7.4 hereof, as applicable, (ii) a provision to the effect that none of the Borrowers, the Agents or any other party shall be a co-insurer and (iii) such other provisions as the Agents may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed except upon not less than 30 days’ prior written notice thereof by the insurer to the Agents (giving the Agents the right to cure defaults in the payment of premiums). The Borrowers shall, and the Lead Borrower shall cause each Material Foreign Subsidiary to, deliver to the Agents, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agents) together with evidence satisfactory to the Agents of payment of the premium therefor.
     5.8 Casualty and Condemnation. Each Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding.
     5.9 Books and Records; Inspection and Audit Rights.
          (a) Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by any Agent on its own behalf or on behalf of the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          (b) Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to, from time to time upon the reasonable request and reasonable prior notice of the Collateral Agent or the Required Lenders through the Administrative Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations as they deem necessary or appropriate, including, without limitation, of (i) the Borrowers’ practices in the computation of the Domestic Borrowing Base, Tranche A-1 Borrowing Base or Canadian Borrowing Base, as applicable and (ii) the assets included in the Domestic Borrowing Base, Tranche A-1 Borrowing Base or Canadian Borrowing Base, as applicable and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals, provided that (1) so long as Excess Availability, at any time tested, is greater than or equal to forty percent (40%) of the Loan Cap, no more than one such Inventory appraisal and one commercial finance examination shall be required during any twelve month period following the Effective Date, and (2) so long as Excess Availability, at any time tested, is less than forty percent (40%) of the Loan Cap but greater than or equal to fifteen percent (15%) of the Loan Cap, no more than two such Inventory appraisals and two commercial finance examinations shall be required during any twelve month period following the Effective Date, and (3) so long as Excess Availability, at any time tested, is less than fifteen percent (15%) of the Loan Cap, no more than three such Inventory appraisals and three commercial finance examinations shall be required during any twelve month period following the Effective Date, all of the foregoing appraisals and commercial finance examinations at the expense of the Borrowers and (4) following the occurrence and during the continuance of any Event of Default, the Administrative Agent may undertake such additional appraisals and commercial finance examinations as it deems appropriate, each at Borrowers’ expense. Notwithstanding the foregoing, the Administrative Agent may undertake up to one additional commercial finance examination and up to one additional appraisal in any twelve month period as it deems appropriate, each at the expense of the Lenders.
          (c) The Borrowers and each Material Foreign Subsidiary shall, at all times, retain Ernst & Young or other independent certified public accountants of national standing, and instruct such accountants to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Borrowers’ and each Material Foreign Subsidiary’s financial performance, financial condition, operating results, controls and such other matters within the scope of the retention of such accountants as may be raised by the Administrative Agent.
     5.10 Fiscal Year. Each of the Borrowers, each of the other Credit Parties and each Material Foreign Subsidiary shall have a Fiscal Year ending on the Saturday closest to January 31 of each year and shall notify the Administrative Agent of any change in such Fiscal Year.
     5.11 Physical Inventories.
          (a) The Collateral Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process, provided that such participation shall be limited to once in any twelve month period after the Effective Date (unless a Cash Dominion Event shall have occurred and be continuing).
          (b) The Borrowers, at their own expense, shall cause not less than one physical inventory of the Borrowers’ inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect, conducted by the Borrowers and using practices consistent with practices in effect on the date hereof.
          (c) At the Administrative Agent’s request, the Borrowers, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers). The Borrowers shall promptly post the results of each such inventory to the Borrowers’ stock ledger and general ledger, as applicable.
          (d) If and so long as there are any Loans outstanding, the Collateral Agent, in its discretion, if any Event of Default exists, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrowers). The Collateral Agent shall use its best efforts to schedule any such inventories so as to not unreasonably disrupt the operation of the Borrowers’ business.
     5.12 Compliance with Laws. Each Borrower will, and the Lead Borrower will cause each other Credit Party and each Material Foreign Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     5.13 Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) for Restricted Payments, Permitted Investments under Section 6.4(e)(i) hereof and Permitted Acquisitions, (b) to finance the acquisition of working capital assets of the Borrowers and the Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers and the Subsidiaries, (d) for refinancing of the Indebtedness under the Existing Credit Agreement, (e) to pay transaction costs in connection with this Agreement and the other Loan Documents, and (f) for general corporate purposes, including without limitation the issuance of Letters of Credit, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
     5.14 Additional Subsidiaries.
          (a) If any additional Material Domestic Subsidiary of any Borrower is formed or acquired after the Effective Date, or if any Subsidiary of any Borrower that is not a Material Domestic

Subsidiary on the Effective Date becomes a Material Domestic Subsidiary following the Effective Date, the Lead Borrower will promptly notify the Agents and the Lenders thereof and (i) if a Material Domestic Subsidiary of which a Borrower owns directly or indirectly, at least 80% of the Voting Stock or ownership interest, as applicable, the Borrowers will cause such Material Domestic Subsidiary to become a Borrower or Guarantor hereunder, as the Administrative Agent may request, and under each applicable Security Document in the manner provided therein, within thirty (30) days after such Material Domestic Subsidiary is formed or acquired, and (A) execute and deliver to the Administrative Agent a Joinder Agreement, (B) deliver to the Administrative Agent documents of the types referred to in clauses (b), (c), (k), (l), (m), (n) and (r) of Section 4.1, together with such other documents as the Administrative Agent may request in its Permitted Discretion and (C) promptly take such actions to create and perfect Liens on such Material Domestic Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request and (ii) if any shares of capital stock or other equity interests or Indebtedness of such Material Domestic Subsidiary (whether or not wholly-owned) are owned by or on behalf of any Borrower, the Borrowers will cause such shares and any promissory notes evidencing such Indebtedness to be pledged within thirty (30) Days after such Material Domestic Subsidiary is formed or acquired or becomes a Material Domestic Subsidiary.
          (b) If any additional Material Foreign Subsidiary of any Borrower is formed or acquired after the Effective Date or if a Foreign Subsidiary becomes a Material Foreign Subsidiary, the Lead Borrower will notify the Agents and the Lenders thereof and the Borrowers shall cause 65% of the outstanding shares of Voting Stock of such Material Foreign Subsidiary (or such lesser percentage as is owned by any such Borrower or as may be necessary to avoid any adverse tax consequences) to be pledged within sixty (60) days after such Material Foreign Subsidiary is formed or acquired or such Subsidiary becomes a Material Foreign Subsidiary. In addition, if any such Material Foreign Subsidiary is a Canadian Subsidiary of the Canadian Borrower, the Borrowers will cause such Canadian Subsidiary to become a guarantor of the Canadian Liabilities hereunder, as the Administrative Agent may request, and under each applicable Canadian Security Document in the manner provided therein, within thirty (30) days after such Canadian Subsidiary is formed or acquired, and (A) execute and deliver to the Canadian Agent a Joinder Agreement, (B) deliver to the Canadian Agent documents of the types referred to in clauses (b), (c), (k), (l), (m), (n) and (r) of Section 4.1, together with such other documents as the Administrative Agent may request in its Permitted Discretion and (C) promptly take such actions to create and perfect Liens on such Canadian Subsidiary’s assets to secure the Canadian Liabilities as the Administrative Agent shall reasonably request.
     5.15 Further Assurances. Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers, provided however, that a Material Foreign Subsidiary will not be required to take any of the foregoing actions if and to the extent such action would cause an adverse tax consequence. The Borrowers also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     5.16 Compliance with Terms of Leaseholds
     The Borrowers shall perform all obligations in respect of all Leases of real property to which any Credit Party is a party and keep such Leases in full force and effect, except (a) for store closures in the ordinary course of business or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5.17 Environmental Laws.
     Each of the Credit Parties shall (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply in all material respects with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate.
     6. NEGATIVE COVENANTS.
     Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been terminated and all L/C Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Agents and the Lenders that:
     6.1 Indebtedness. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create, incur, assume or permit to exist any Indebtedness of such Credit Parties, except:
          (a) Indebtedness created under the Loan Documents;
          (b) Indebtedness set forth in Schedule 6.1 and Permitted Refinancings thereof;
          (c) Indebtedness of any ~~Borrower or Subsidiary to any other Borrower or Subsidiary, provided, however, that the aggregate amount of Indebtedness incurred pursuant to this paragraph (c) that is owed to any Borrower by Subsidiaries that are not Borrowers or Guarantors, when combined with the amount of Investments in such Subsidiaries set forth in Section 6.4(e), shall not at any time exceed $10,000,000 in the aggregate from and after the Effective Date, and further provided that with respect to each incurrence of Indebtedness pursuant to this paragraph (c), (A) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (B) the Pro Forma Availability Condition is satisfied;~~Credit Party to any other Credit Party;
          (d) Indebtedness of the Credit Parties incurred to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $30,000,000 at any time outstanding;
          (e) Indebtedness incurred to finance any Real Estate owned by any of the Credit Parties or incurred in connection with any sale-leaseback transaction, provided that if any Inventory of any Credit Party is or is to be located at or on such Real Estate, the Collateral Agent shall have received a mortgagee waiver from the lender of any such Indebtedness relating to such Real Estate so financed in form and substance reasonably satisfactory to the Collateral Agent;
          (f) Indebtedness under Hedging Agreements, other than those entered into for speculative purposes, entered into in the ordinary course of business;

          (g) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;
          (h) (i) Guarantees by the Lead Borrower of the Schuh Seller Notes and the Schuh Earnout, provided that such Guarantees shall not be secured by a Lien on any assets of the Credit Parties, and (ii) other Guarantees by any of the Credit Parties of Indebtedness of any of the other Credit Parties, provided that such Indebtedness is otherwise permitted by this Section 6.1;
          (i) Indebtedness of any Person that becomes a ~~Subsidiary~~Credit Party after the Effective Date, provided that (i) such Indebtedness exists at the time such Person becomes a ~~Subsidiary~~Credit Party and is not created in contemplation of or in connection with such Person becoming a ~~Subsidiary~~Credit Party and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this subsection (i) shall not, without duplication, exceed $50,000,000 at any time;
          (j) financed insurance premiums not past due;
          (k) Permitted Senior Debt; and
          (l) ~~(k)~~ other unsecured Indebtedness in an aggregate principal amount, together with any Indebtedness incurred under clause (k) above, not exceeding $~~100,000,000~~250,000,000 at any time outstanding.
     6.2 Liens. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created under the Loan Documents;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of any Borrower or any of the other Credit Parties set forth in Schedule 6.2, provided that (i) such Lien shall not apply to any other property or asset of such Person and (ii) such Lien shall secure only those obligations that it secures as of the Effective Date, and Permitted Refinancings thereof;
          (d) Liens on fixed or capital assets acquired by any Borrower or by any of the other Credit Parties, provided that (i) such Liens secure Indebtedness permitted by Section 6.1(d), (ii) such Liens and the Indebtedness secured thereby are incurred on or prior to or within 45 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of the Borrowers or of any of the other Credit Parties, and (v) at the Collateral Agent’s option with respect to material Liens which arise after the Effective Date, the Credit Parties shall have used commercially reasonable efforts to ensure that the Collateral Agent shall have entered into an intercreditor agreement with the holder of such Lien on terms reasonably satisfactory to the Collateral Agent to allow, among other things, the Collateral Agent to exercise rights and remedies as a secured party with respect to the Collateral;
          (e) Liens to secure Indebtedness permitted by Section 6.1(e), provided that such Liens shall not apply to any property or assets of the Borrowers other than the Real Estate so financed or which is the subject of a sale-leaseback transaction, provided that if any Inventory of any Credit Party is or is to be located at or on such Real Estate, the Collateral Agent shall have received a mortgagee waiver from the lender of any such Indebtedness relating to such Real Estate so financed in form and substance reasonably satisfactory to the Collateral Agent; ~~and~~
          (f) Security interests existing on any property or assets (other than Inventory, Accounts, and the Proceeds thereof) prior to the acquisition thereof by any of the Credit Parties or existing on any property or assets (other than Inventory, Accounts, and the Proceeds thereof) of any Person that becomes a ~~Subsidiary~~Credit Party after the Effective Date prior to the time such Person becomes a ~~Subsidiary~~Credit Party, provided that (i) such security interests secure Indebtedness permitted by Section 6.1(i), (ii) such security interests are not created in contemplation of or in connection with such acquisition or such Person becoming a ~~Subsidiary~~Credit Party, as applicable, (iii) such security interests shall not apply to any other property or assets of any Borrower or any ~~Subsidiary~~Credit Party and (iv) such security interests shall secure only the Indebtedness that such security interests secure on the date of such acquisition or the date such Person becomes a ~~Subsidiary~~Credit Party, as applicable, and any Permitted Refinancings thereof; ~~and~~
          (g) Liens on assets other than Inventory, Accounts and cash Proceeds thereof securing Indebtedness permitted pursuant to Section 6.1 up to an aggregate amount not to exceed $5,000,000 that are not otherwise contemplated by this Section ~~6.2.~~6.2; and
          (h) Liens to secure Permitted Senior Debt as described in the definition thereof.
     6.3 Fundamental Changes. (a) The Borrowers shall not, nor shall the Lead Borrower permit any of the other Credit Parties or any Material Foreign Subsidiary to, liquidate, merge, amalgamate or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger, amalgamation, or consolidation with any other Person, provided that (i) a Borrower may merge or amalgamate with another company in connection with a Permitted Acquisition if such Borrower is the surviving company, (ii) any wholly-owned Subsidiary may merge, amalgamate, or consolidate into or with a Borrower or any other wholly-owned Subsidiary of a Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger or amalgamation and if a Borrower is the surviving company in any merger, amalgamation, or consolidation to which it is a party, (iii) a Subsidiary may merge, amalgamate or consolidate into or with another entity in connection with a Permitted Acquisition if, upon consummation of such merger, amalgamation, or consolidation, the surviving entity shall be a direct or indirect wholly-owned Subsidiary and, if the surviving entity is a Material Domestic Subsidiary, such Material Domestic Subsidiary becomes a party to the Security Documents, (iv) any Domestic Subsidiary may merge or consolidate into or with any other Domestic Subsidiary, and, if the surviving entity is a Material Domestic Subsidiary, such Material Domestic Subsidiary becomes a party to the Security Documents (v) any Foreign Subsidiary may merge into or amalgamate with any other Foreign Subsidiary and (vi) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Lead Borrower determines in good faith that such liquidation is in the best interests of the Borrowers and would not have a Material Adverse Effect.
          (b) The Lead Borrower shall not, and shall not permit any of the other Credit Parties to, engage to any material extent in any business other than businesses of the type conducted by the Credit Parties on the date of execution of this Agreement, reasonable extensions thereof and businesses reasonably related or complementary thereto, except that the Borrowers or any of the other Credit Parties may withdraw from any business activity which such Person’s board of directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Lead Borrower shall provide the Administrative Agent with written notice thereof.

     6.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers shall not, nor shall the Lead Borrower permit any of the other Credit Parties to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock or other equity interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except for:
          (a) Permitted Acquisitions;
          (b) Permitted Investments;
          (c) Investments existing on the Effective Date and set forth on Schedule 6.4;
          (d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (e) (i) Investments in UK LP and UK Acquisition on the First Amendment Effective Date in an amount not to exceed 76,000,000 Pounds Sterling in connection with the Schuh Acquisition, (ii) Investments in UK LP and UK Acquisition to make payments on account of the Schuh Seller Notes as long as after giving effect thereto the Payment Conditions are then satisfied, provided that for purposes of this clause (e)(ii) only, Excess Availability required under clause (b) of the definition of “Payment Conditions” shall be 30% of the Loan Cap for the periods set forth therein (and not 50% of the Loan Cap), (iii) Investments in UK LP and UK Acquisition to make payments on account of the Schuh Earnout as long as after giving effect thereto the Payment Conditions are then satisfied, and (iv) other Investments in Subsidiaries, provided, however, that the aggregate amount of Investments pursuant to this paragraph (e)(iv) in (x) Subsidiaries that are not Borrowers or Guarantors, ~~including the amount of Indebtedness due from such Subsidiaries set forth in Section 6.1(c), may not at any time exceed $10,000,000~~ (other than UK LP and UK Acquisition) may not at any time exceed $10,000,000 from time to time in the aggregate from and after the First Amendment Effective Date, and (y) UK LP and UK Acquisition may not at any time exceed $50,000,000 in the aggregate from and after the ~~Effective Date~~First Amendment Effective Date (provided that such Investments shall not exceed $10,000,000 from time to time in any Fiscal Year unless the Payment Conditions have been satisfied), and further provided that, in each case set forth in clauses (i) through (iv) hereof, no Default or Event of Default has occurred and is continuing or would result from such Investment;
          (f) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business and consistent with past practices, not exceeding $1,000,000 in the aggregate at any time outstanding; provided, that no such advances to any single employee shall exceed $500,000 in the aggregate;
          (g) ~~Investments by a Foreign Subsidiary in another Foreign Subsidiary;~~Reserved;
          (h) Investments consisting of amounts potentially due from a seller of assets in a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) are outstanding for a period of one hundred eighty (180) days or less following the closing of such Permitted Acquisition;

          (i) the ~~Borrowers and their respective Subsidiaries~~Credit Parties may make and own loans or advances to the trustee of various employee incentive and stock purchase plans of the Credit Parties, not to exceed $500,000 in the aggregate at any one time outstanding;
          (j) the ~~Borrowers and their respective Subsidiaries~~Credit Parties may engage in transactions permitted by Section 6.3;
          (k) except while a Cash Dominion Event is in existence, the ~~Borrowers and their respective Subsidiaries~~Credit Parties may make other Investments (including acquisitions of stock or assets of another Person other than Acquisitions) not to exceed in the aggregate $10,000,000 in any Fiscal Year of Borrower;
          (l) Investments by the ~~Borrowers and their respective Subsidiaries~~Credit Parties in the form of Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;
          (m) Guarantees by the ~~Borrowers and their respective Subsidiaries~~Credit Parties with respect to the lease of property (whether real or personal) by such Person as lessee that is not a Capital Lease Obligation; and
          (n) Guarantees constituting Indebtedness permitted by Section 6.1.
     6.5 Asset Sales. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock or other equity interests except:
          (a) (i) sales of Inventory in each case in the ordinary course of business, or (ii) used or surplus equipment, or (iii) Permitted Investments;
          (b) sales, transfers and dispositions among the Credit Parties;
          (c) sales or other transfers of assets pursuant to store closures provided that in any Fiscal Year, Borrowers shall not close more than ten percent (10%) of the total number of Borrowers’ stores open at the beginning of such Fiscal Year;
          (d) other sales, transfers, or dispositions of assets not in the ordinary course of business and not pursuant to store closures; provided that (y) no Default or Event of Default then exists or would arise therefrom, and (z) in the event that the aggregate amount of any such sale, transfer or disposition exceeds $15,000,000, the Pro Forma Availability Condition shall be satisfied after giving effect to such sale, transfer or disposition.
          (e) sales or issuances by the Lead Borrower of any of its capital stock or other equity interests that do not result in a Change in Control;
          (f) sales or issuances of capital stock or other equity interests to any Borrower;
          (g) the sale of any Real Property provided that (i) the consideration for such sale is not less than the fair value of such Real Property and (ii) a Credit Party in connection with such sale enters into a lease of such Real Property on terms reasonably acceptable to the Administrative Agent; and

          (h) the sale, transfer or disposition of accounts receivable in connection with the compromise, settlement or collection thereof.
provided that all sales, transfers, leases and other dispositions of Inventory and the proceeds thereof shall be made for cash consideration or on customary terms, and further provided that that all sales, transfers, leases and other dispositions permitted by clauses (a)(i), (a)(ii), (c) and (d) above shall be made at arm’s length and for fair value; and further provided that the authority granted hereunder may be terminated in whole or in part by the Agents upon the occurrence and during the continuance of any Event of Default.
     6.6 Restrictive Agreements. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any of the Credit Parties to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any of the Credit Parties to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to the Borrowers or any of the other Credit Parties or to guarantee Indebtedness of the Borrowers or any of the other Credit Parties, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.
     6.7 Restricted Payments; Certain Payments of Indebtedness. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment ~~unless after giving effect thereto the Payment Conditions are then satisfied~~ or any payments on the Guarantees set forth in Section 6.1(h)(i), except that the Borrowers shall be permitted to:
          (a) make Restricted Payments consisting of cash dividends on preferred stock of the Credit Parties in an amount not to exceed $500,000 in any Fiscal Year so long as no Event of Default has occurred and is continuing;
          (b) make Restricted Payments to any other Credit Party;
          (c) make Restricted Payments as long as after giving effect thereto the Payment Conditions are then satisfied;
          (d) ~~(b)~~ pay regularly scheduled interest and principal payments as and when due on a non-accelerated basis and prior to maturity in respect of any Indebtedness permitted under Section 6.1 at such times as no Event of Default is in existence or would arise as a result of such payment;
          (e) make, directly or indirectly, any payments on the Guarantees set forth in Section 6.1(h)(i) as long as after giving effect thereto the Payment Conditions are then satisfied; provided that for purposes of payments on the Guarantee with respect to the Schuh Seller Notes pursuant to this clause (d) only, Excess Availability required under clause (b) of the definition of “Payment Conditions” shall be 30% of the Loan Cap for the periods set forth therein (and not 50% of the Loan Cap); and
          (f) ~~(c)~~ Permitted Refinancings of Indebtedness.

     6.8 Transactions with Affiliates. The Borrowers will not, nor will the Lead Borrower permit any other Credit Party to at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrowers than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrowers and one or more Subsidiaries, not involving any other Affiliate, that would not otherwise violate the provisions of the Loan Documents.
     6.9 Additional Subsidiaries. The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.14 are satisfied to the extent applicable.
     6.10 Amendment of Material Documents. The Borrowers will not, nor will the Lead Borrower permit any other Credit Party or any Material Foreign Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents to the extent that such amendment, modification or waiver would result in a Material Adverse Effect, or (b) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would result in a Material Adverse Effect.
     6.11 Fixed Charge Coverage Ratio. After the occurrence and during the continuance of a Covenant Compliance Event, the Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0 tested at the end of each Applicable Fiscal Period.
     6.12 Environmental Laws. The Borrowers shall not, nor will the Lead Borrower permit any other Credit Party or any Material Foreign Subsidiary to (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.
     6.13 Fiscal Year. The Borrowers shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     7. EVENTS OF DEFAULT.
     7.1 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, within three (3) Business Days after the same shall become due and payable;
          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any other Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or financial statement (including, without limitation, any Borrowing Base Certificate) furnished pursuant to or in connection with any Loan

Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.21, 5.1(f), 5.2(a), 5.3(b), 5.4, 5.7, 5.13, or in Section 6 (other than Section 6.12);
          (e) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(i), 5.2(b)-(i), 5.9, or 5.14 within three (3) Business Days after notice from the Administrative Agent to the Lead Borrower that the Borrowers have failed to observe or perform such covenant, condition or agreement;
          (f) any Borrower or any of the other Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), (d) or (e) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lead Borrower;
          (g) any Borrower or any of the other Credit Parties shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);
          (h) any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary shall fail to perform any covenant or condition contained in any contract or agreement to which it is party as and when such performance is required (after giving effect to the expiration of any grace or cure period set forth therein) if such failure could reasonably be expected to have a Material Adverse Effect;
          (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
          (j) an involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, monitor, administrator, sequestrator, conservator or similar official for any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 60 days;
          (k) any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (j) of this Section, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, monitor, administrator, sequestrator, conservator or similar official for any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (l) any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary shall become unable, or admit in writing its inability or fail generally to pay its debts as they become due;
          (m) one or more uninsured final judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or any combination thereof or any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, in each case, the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be successfully legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary to enforce any such judgment;
          (n) any challenge is asserted by or on behalf of any Borrower or any of the other Credit Parties to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;
          (o) any challenge is asserted by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agents and the Lenders.
          (p) any Lien purported to be created under any Security Document shall be asserted by any Borrower or any of the other Credit Parties not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;
          (q) a Change in Control shall occur;
          (r) an ERISA Event or Termination Event shall have occurred that when taken together with all other ERISA Events and Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (s) the occurrence of any uninsured loss to any material portion of the Collateral;
          (t) any director, Financial Officer or other senior officer of the Borrower Consolidated Group is criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Borrower Consolidated Group’s business, unless such director, Financial Officer or senior officer promptly resigns or is promptly removed or replaced;
          (u) the imposition of any stay or other order against any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary, the effect of which (i) is to restrain in any material way the conduct by the Credit Parties, taken as a whole, and the Credit Parties and the Material Foreign Subsidiaries, taken as a whole, of their business in the ordinary course and (ii) would have a Material Adverse Effect;

          (v) except as otherwise permitted hereunder, the determination by the Borrower Consolidated Group, whether by vote of its board of directors or otherwise to: terminate the operation of their business in the ordinary course, to liquidate all or substantially all of the Borrower Consolidated Group’s’ assets or store locations, or to employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Borrower Consolidated Group’s’ store locations; or
          (w) the termination or attempted termination of the Effective Date Guaranty or any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.
then, and in every such event (other than an event with respect to each Borrower, any of the other Credit Parties or any Material Foreign Subsidiary described in clause (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and no Lender shall thereafter be obligated to make any Loans, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part,in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Borrowers to furnish cash collateral in an amount equal to 102% of the Letter of Credit Outstandings, and in case of any event with respect to any Borrower described in clause (j) or (k) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
     7.2 When Continuing. For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected to the reasonable written satisfaction of the Lenders in accordance with Section 9.3, or (b) is waived in writing by the Lenders in accordance with Section 9.3.
     7.3 Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
     7.4 Application of Proceeds.
          (a) After the exercise of remedies provided for in Section 7.3 or upon the acceleration of the time for payment of the Obligations following an Event of Default (or after the Loans have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in Section 7.1), any amounts received from any Domestic Credit Party, from the liquidation of any Collateral of any Domestic Credit Party, or on account of the Obligations (other than the Canadian Liabilities), shall be applied by the Administrative Agent against the Obligations in the following order:
     First, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities and the Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 9.4) payable to the Administrative Agent, in its capacity as such;
     Second, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities and the Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) then currently payable to the Domestic Lenders and the Issuing Bank (on account of Domestic Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the Issuing Bank on account of Domestic Letters of Credit), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to the extent not previously reimbursed by the Domestic Lenders, to payment to the Domestic Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Domestic Lenders in proportion to the amounts described in this clause Third payable to them;
     Fourth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans made to the Domestic Borrowers;
     Fifth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting unpaid principal on the Swingline Loans made to the Domestic Borrowers;
     Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Domestic Loans and other Obligations (other than the Tranche A-1 Loans and the Canadian Liabilities), and fees (including Letter of Credit Fees, other than any fees due on account of any Canadian Letter of Credit), ratably among the Domestic Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth payable to them;
     Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Domestic Loans (other than the Tranche A-1 Loans), ratably among the Domestic Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;
     Eighth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit;
     Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Tranche A-1 Loans, ratably among the Domestic Lenders in proportion to the respective amounts described in this clause Ninth payable to them;
     Tenth, to payment of that portion of the Obligations constituting unpaid principal of the Tranche A-1 Loans, ratably among the Domestic Lenders in proportion to the respective amounts described in this clause Tenth held by them;

     Eleventh, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders as cash collateral for payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Canadian Agent and amounts payable under Section 9.4) payable to the Canadian Agent, in its capacity as such;
     ~~Tenth~~Twelfth, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the Issuing Bank (on account of Canadian Letters of Credit) (including fees, charges and disbursements of counsel to the respective Canadian Lenders and the Issuing Bank on account of Canadian Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause ~~Tenth~~Twelfth payable to them;
     ~~Eleventh~~Thirteenth, to the extent not previously reimbursed by the Canadian Lenders, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders as cash collateral to payment to the Canadian Lenders of that portion of the Canadian Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders in proportion to the amounts described in this clause ~~Eleventh~~Thirteenth payable to them;
     ~~Twelfth~~Fourteenth, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans and other Canadian Liabilities, and fees (including Letter of Credit Fees not paid pursuant to clause Sixth above), ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause ~~Twelfth~~Fourteenth payable to them;
     ~~Thirteenth~~Fifteenth, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans, ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause ~~Thirteenth~~Fifteenth held by them;
     ~~Fourteenth~~Sixteenth, to the Collateral Agent to be held by the Collateral Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit;
     ~~Fifteenth~~Seventeenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other Domestic Liabilities and Other Canadian Liabilities, ratably among the Lenders in proportion to the respective amounts described in this clause ~~Fifteenth~~Seventeenth held by them;
     ~~Sixteenth~~Eighteenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Lenders in proportion to the respective amounts described in this clause ~~Sixteenth~~Eighteenth held by them;

     ~~Seventeenth~~Nineteenth, to payment of all other Obligations arising from Bank Products, ratably among the Lenders in proportion to the respective amounts described in this clause ~~Seventeenth~~Nineteenth held by them; and
      Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Domestic Credit Parties or as otherwise required by Applicable Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
          (b) After the exercise of remedies provided for in Section 7.3 or upon the acceleration of the time for payment of the Obligations following an Event of Default (or after the Loans have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in Section 7.1), any amounts received from any Canadian Credit Party, from the liquidation of any Collateral of any Canadian Credit Party, or on account of the Canadian Liabilities, shall be applied by the Canadian Agent against the Canadian Liabilities in the following order:
     First, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Canadian Agent and amounts payable under Section 9.4 payable to the Canadian Agent, in its capacity as such;
     Second, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the Issuing Bank (on account of Canadian Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the Issuing Bank on account of Canadian Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to the extent not previously reimbursed by the Canadian Lenders, to the Canadian Agent to be applied to that portion of the Canadian Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders in proportion to the amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans and other Canadian Liabilities, and fees (including Letter of Credit Fees due on account of Canadian Letters of Credit), ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth payable to them;
     Fifth, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans, ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to the Collateral Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit;

     Seventh, to payment of all other Canadian Liabilities(including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Canadian Liabilities), ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Seventh held by them;
     Eighth, to payment of that portion of the Canadian Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Eighth held by them;
      Ninth, to payment of all other Canadian Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Ninth held by them; and
     Last, the balance, if any, after all of the Canadian Liabilities have been indefeasibly paid in full, to the Canadian Credit Parties or as otherwise required by Applicable Law.
     Amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Liabilities, if any, in the order set forth above.
     8. THE AGENTS.
     8.1 Administration by Administrative Agent. Each Lender, the Collateral Agent, the Canadian Agent and the Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent, the Canadian Agent and the Issuing Bank each hereby irrevocably authorize the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, Canadian Agent, or the Issuing Bank and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
     Each of the Lenders (in its capacity as a Lender), the Swingline Lender and the Issuing Bank hereby irrevocably appoints Bank of America Canada-Branch as Canadian Agent.
     8.2 The Collateral Agent.
          (a) Each Lender, the Administrative Agent and the Issuing Bank hereby irrevocably (i) designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, (iii) agree and consent to all of the provisions of the Security Documents and (iv)

acknowledge and agree that, notwithstanding any provisions of the Loan Documents to the contrary, the Collateral Agent will not obtain a perfected security interest in the Borrowers’ Intellectual Property applied for or registered in jurisdictions outside of the United States or Canada as of the Effective Date. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.18, 2.22, or 7.4, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.
          (b) Without limiting the generality of the foregoing Section 8.2(a),for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Québec between each Secured Party that is owed any Canadian Liabilities, taken individually, on the one hand, and the Collateral Agent, on the other hand, each Canadian Credit Party and each such Secured Party acknowledge and agree with the Collateral Agent that such Secured Party and the Collateral Agent are hereby conferred the legal status of solidary creditors of the Canadian Credit Parties in respect of all Canadian Liabilities, present and future, owed by any Canadian Credit Party to each such Secured Party and the Collateral Agent (collectively, for the purposes of this paragraph, the “solidary claim”). Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Québec, the Canadian Credit Parties are irrevocably bound towards the Collateral Agent and each such Secured Party in respect of the entire solidary claim of the Collateral Agent and such Secured Party. As a result of the foregoing, the Canadian Credit Parties confirm and agree that subject to Section 8.2(a), above, the rights of the Collateral Agent and each of the Secured Parties who are owed Canadian Liabilities from time to time a party to this Agreement or any of the other Loan Documents by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities owing from time to time to each such Secured Party, each of the Collateral Agent and such Secured Party is entitled, when permitted pursuant to Section 8.2, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities; (ii) exact the whole performance of such Canadian Liabilities from the Canadian Credit Parties; (iii) benefit from the Collateral Agent’s Liens in the Collateral in respect of such Canadian Liabilities; (iv) give a full acquittance of such Canadian Liabilities (each Secured Party that is owed Canadian Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities. The Canadian Liabilities of the Canadian Credit Parties will be secured by the Collateral Agent’s Liens in the Collateral and the Collateral Agent and the Secured Parties who are owed Canadian Liabilities will have a solidary interest therein.
     8.3 Sharing of Excess Payments. Each of the Lenders, the Agents and the Issuing Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, any Agent or the Issuing Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, such Agent or the Issuing Bank has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 7.4, then such Lender, such Agent or the Issuing Bank shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent and the Issuing Bank, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 7.4 pro rata in proportion to the respective Commitment Percentages; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest) and, provided further, that, without limiting the provisions of Section 8.16, to the extent that any excess payment arises solely from the proceeds of the assets of the Canadian Credit Parties, such excess shall be reallocated solely amongst the Canadian Lenders. The Borrowers expressly consent to the foregoing arrangements and agree that any Lender, any Agent or the Issuing Bank holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender, such Agent or the Issuing Bank as fully as if such Lender, Agent or the Issuing Bank held a Note and was the original obligee thereon, in the amount of such participation.
     8.4 Agreement of Applicable Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Applicable Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.3.
     Upon the occurrence of an Event of Default, the Agents shall take such action with respect thereto as may be reasonably directed by the Applicable Lenders; provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as they shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.
     8.5 Liability of Agents.
          (a) Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Applicable Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Borrowers or any other obligor hereunder constituting Collateral for the Obligations of the Borrowers hereunder, or any information contained in the books or records of the Borrowers; or (D) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.
          (b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact,and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.
          (c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by any Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.
          (d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.
     8.6 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice there of to each of the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction,the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.
     8.7 Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrowers and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
     8.8 Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Borrowers have agreed to reimburse pursuant to Section 9.4 and have failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct). The provisions of this Section 8.8 shall survive the repayment of the Obligations and the termination of the Commitments.
     8.9 Rights of Agents. It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement. Without limiting the foregoing, the Agents and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrowers and their Subsidiaries and Affiliates as if it were not the Agent hereunder.
     8.10 Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.6(b).
     8.11 Successor Agent. Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default then in existence shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $500,000,000 which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.
     8.12 Reports and Financial Statements. Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder (or by making such financial statements available to the Lenders and the Collateral Agent electronically) and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.

     8.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Administrative Agent and such Secured Parties) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator,sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank, and the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Issuing Bank or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Issuing Bank or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Issuing Bank or any other Secured Party in any such proceeding.
     8.14 Delinquent Lender.
          (a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its pro rata share of a participation interest in the Swingline Loans (a “Delinquent Lender”) and such failure is not cured within one (1) Business Day of receipt from the Administrative Agent of written notice thereof,then, in addition to the rights and remedies that may be available to the Agents, the other Lenders, the Borrowers or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal (provided that no Delinquent Lender’s Commitment may be increased without its consent), (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Delinquent Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Delinquent Lender in respect of any Loan or existing or future participating interest in any Swingline Loan or Letter of Credit. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.10 hereof from the date when originally due until the date upon which any such amounts are actually paid.
          (b) The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Delinquent Lender’s Future Commitment”). Upon any such purchase of the Commitment Percentage of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.
     8.15 Agency for Perfection.
     Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other Law of the United States or any other jurisdiction can be perfected only by possession or control. Should any Lender (other than the Agents) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
     8.16 Risk Participation.
          (a) Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Canadian Liabilities of the Canadian Borrower and its Subsidiaries), then the Domestic Lenders shall purchase (by way of a participation) from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than Other Canadian Liabilities relating to the Canadian Borrower and its Subsidiaries) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations.
          (b) Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (excluding those Obligations relating to the Canadian Liabilities or the Other Domestic Liabilities of the Domestic Borrowers) have not been repaid in full, then the Canadian Lenders shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the

Determination Date, as applicable) such portion of such Obligations so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrowers and the Canadian Liabilities.
          (c) All purchases of Obligations under this Section 8.16 shall be at par, for cash, with no premium, discount or reduction.
          (d) No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this Section 8.16, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.
          (e) Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 8.16 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.
          (f) The obligations of each Lender under this Section 8.16 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Credit Party may have at any time against any of the Lenders.
     No fees required to be paid on any assignment pursuant to Section 9.6(b) of this Agreement shall be payable in connection with any assignment under this Section 8.16.
     8.17 Co-Syndication Agents and Documentation Agent. Neither the Co-Syndication Agents, Documentation Agent, nor the Lead Arranger or Bookrunners in their capacity as such, shall have any obligation, responsibility or required performance hereunder and shall not become liable in any manner to any party hereto. No party shall have any obligation or liability, or owe any performance, hereunder, to the Co-Syndication Agents or Documentation Agent, each in their capacity as such.
     9. MISCELLANEOUS.
     9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to any Borrower, to it at Genesco Inc. Genesco Park, Suite 488, 1415 Murfreesboro Road, P.O. Box 731, Nashville, TN 37202-0731 Attention Jim Gulmi, Chief Financial Officer (Telecopy No. (615) 367-7421), with a copy to Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, TN 37238, Attention: Jennifer H. Noonan (Telecopy No. (615) 742-2765);
          (b) if to the Administrative Agent or the Collateral Agent, to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention of Matthew Potter (Telecopy No. (617) 434-4313), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);
          (c) if to any other Lender, to it at its address (or telecopy number) specified in its Administrative Questionnaire.

     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Notices and other communications to the Agents, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). Without limiting the foregoing, such notices and other communications shall be deemed to have been delivered when the Lead Borrower provides notice to the Administrative Agent by e-mail that such materials are posted on the website of the Securities and Exchange Commission at www.sec.gov or on another website accessible to the Administrative Agent. The Borrowers agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers or any of their Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby, available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system. The foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.
     9.2 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     9.3 Waivers; Amendments.
          (a) No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Sections 2.18, 2.21, 2.22, 7.4 or Section 5.4 of the Security Agreement, without the written consent of each Lender, (v) change any of the provisions of this Section 9.3 or the definition of the term “Required Lenders”, “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Borrower or any Guarantor from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the written consent of each Lender, (vii) except for sales described in Section 6.5 or as permitted in the Security Documents, release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change the advance rates contained in the definitions of “Canadian Borrowing Base”~~or~~, “Domestic Borrowing Base” or “Tranche A-1 Borrowing Base” if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, (ix) increase the Permitted Overadvance, without the written consent of each Lender, (x) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, (xi) except as provided in clause (viii) hereof, change the definitions of “Canadian Borrowing Base”, “Domestic Borrowing Base”, “Tranche A-1 Borrowing Base” or “Combined Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Required Supermajority Lenders provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, or (xii) change Section 5.9(b) to reduce the number of appraisals and commercial finance examinations permitted thereby, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank without the prior written consent of the affected Agent or the Issuing Bank, as the case may be.
          (c) Notwithstanding anything to the contrary contained in this Section 9.3, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.3(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
          (d) No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers.
     9.4 Expenses; Indemnity; Damage Waiver.
          (a) Except as otherwise limited herein, the Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for each of them, appraisers, and for commercial finance examinations, in connection with the arrangement of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agents or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for such additional counsel as are required in connection with such conflict).
          (b) The Borrowers shall jointly and severally indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any other Credit Party, or any Environmental Liability related in any way to Borrower or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by any Credit Party or any other Person, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Borrowers shall promptly pay the reasonable fees and expenses of such counsel.
          (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or the Issuing Bank.
          (d) To the extent permitted by Applicable Law, no party hereto shall assert, and each party hereby waives, any claim against any Borrower or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     9.5 Designation of Lead Borrower as Borrowers’ Agent.
          (a) Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as that Domestic Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Domestic Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to that Domestic Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Domestic Borrower.
          (b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities.
          (c) The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a “Domestic Borrower”) on whose behalf the Lead Borrower has requested a Loan. The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Domestic Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.
          (d) Each of the Borrowers shall remain jointly and severally liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower; provided that the Canadian Borrower shall be liable only for the Canadian Liabilities and the Collateral granted by the Canadian Borrower shall secure only the Canadian Liabilities.
          (e) The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Domestic Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (c), above, or the Administrative Agent actually receives
          (i) written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Domestic Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and
          (ii) written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Domestic Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.
     9.6 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Lead Borrower (but only if no Event of Default then exists), the Agents and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of the Borrowers, the Agents, and the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.3(b) that affects such Participant. Subject to paragraph (f) of this Section and Section 2.28, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the obligations) of Sections 2.23, 2.25, and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.25(c) as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.23 or 2.26 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.26 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.26(e) as though it were a Lender required to comply with that Section and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.26(e).
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     9.7 Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.23, 2.26, and 9.4 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     9.8 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.9 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     9.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
     9.11 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (b) The Borrowers agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action. Nothing in this agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     9.13 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or otherwise regulated under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     9.15 Additional Waivers.
          (a) The Obligations are joint and several obligations of each Borrower, provided that the Canadian Credit Parties shall be liable only for the Canadian Liabilities. To the fullest extent permitted by Applicable Law, the obligations of Borrower hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.
          (b) To the fullest extent permitted by Applicable Law, the obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations).
          (c) To the fullest extent permitted by Applicable Law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.
          (d) Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior payment in full of the Obligations. Until the Obligations are paid in full, none of the Borrowers will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
     9.16 Confidentiality. Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, which party shall be informed of the confidential nature thereof) any information with respect to any Borrower which is furnished pursuant to this Agreement provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Borrowers with prompt notice of such requested disclosure so that the Borrowers may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender’s non-compliance with Applicable Law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 9.16 shall not relieve the Borrowers of any of their obligations to such Lender under this Agreement and the other Loan Documents.
     9.17 Release of Collateral and Guaranty Obligations.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Lead Borrower in connection with any disposition of property permitted by the Loan Documents, the Collateral Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that may be a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral being disposed of in such disposition, and to release any guarantee obligations of a Person being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Agreement and the other Loan Documents; provided that the Lead Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being disposed of in such disposition and the terms of such disposition in reasonable detail, together with a certification, in form and substance reasonably acceptable to the Collateral Agent, by the Lead Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents, together with copies of such supporting documentation as the Collateral Agent may reasonably request, and the Collateral Agent otherwise has determined, in its Permitted Discretion, that such transaction is in compliance with this Agreement and the other Loan Documents.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (excluding Obligations in respect of Hedging Agreements but including any contingent or indemnity obligations that the Administrative Agent reasonably believes are likely to arise or be asserted) have been indefeasibly paid in full in cash, all Commitments have irrevocably terminated or expired and no Letter of Credit shall be outstanding (or cash collateralized as provided herein), upon request of the Lead Borrower, the Collateral Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect Bank Products and Cash Management Services, and (z) any contingent indemnification or expense reimbursement Obligations under Section 9.4 hereof (i) for which a claim has been asserted or has arisen and, (ii) if the Credit Parties are the subject of a proceeding under any Debtor Relief Law, that the Administrative Agent reasonably believes are likely to arise or be asserted thereafter.
     9.18 Amendment and Restatement. Effective as of the date hereof, each Borrower hereby agrees to become a borrower, debtor and obligor under, and to bind itself to, the Existing Financing Agreements to which Borrowers are bound generally (in each case, as modified and restated hereby), and, in such capacity, to assume and bind itself to all Obligations of Borrowers thereunder (as modified and restated hereby). The terms, conditions, agreements, covenants, representations and warranties set forth in and relating to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. This Agreement does not extinguish the obligations, including, without limitation, obligations for the payment of money, outstanding under the Existing Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor, which shall continue, as modified and restated hereby, without interruption and in full force and effect. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or guarantor from any of their obligations or liabilities under the Existing Financing Agreements or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith. Each Borrower hereby confirms and agrees that (i) the Existing Credit Agreement and each Existing Financing Agreement to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith, except that on and after the Effective Date all references in any such Existing Financing Agreement to “the Agreement”, “thereto”, “thereof” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended, restated, replaced and superseded by this Agreement; and (ii) to the extent that any such Existing Financing Agreement purports to assign or pledge to the Collateral Agent for the benefit of the Lenders a security interest in or lien on, any collateral as security for the Obligations of any Borrower from time to time existing in respect of the Existing Credit Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects in favor of Collateral Agent for the benefit of Lenders, which shall remain in full force and effect, except as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.
     9.19 Commitments. Effective as of the date hereof, the Administrative Agent shall reallocate the Commitments and Loans of the Lenders hereunder and shall notify the Lenders of any payment required to be made so that the Commitments and Loans of the Lenders are in accordance with Schedule 1.1. Upon receipt of such notice, each Lender shall make the payments specified therein, if any.
     9.20 Judgment Currency
          (a) If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the applicable Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market. In the event that there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Credit Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date. If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Credit Party shall indemnify and save the Agents, the Issuing Bank and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
     9.21 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.
     9.22 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

     9.23 Canadian Anti-Money Laundering Legislation.
          (a) Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
          (b) If the Administrative Agent or Canadian Agent has ascertained the identity of any Credit Party or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then the Administrative Agent or Canadian Agent:
          (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent and/or Canadian Agent within the meaning of the applicable AML Legislation; and
          (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
     Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.
     9.24 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Credit Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Credit Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Credit Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.
     9.25 Limitation of Canadian Borrower Liability.
     Notwithstanding anything to the contrary herein contained, the liability of the Canadian Borrower hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities and the Canadian Borrower shall have no liability whatsoever under the Loan Documents with respect to any other Obligations of the Domestic Borrowers or the other Domestic Credit Parties.
     9.26 Language.
     The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOMESTIC BORROWERS: GENESCO INC. as Lead Borrower
By
Name:
Title:

GENESCO BRANDS, INC. as a Domestic Borrower
By
Name:
Title:

HAT WORLD CORPORATION as a Domestic Borrower
By
Name:
Title:

HAT WORLD, INC. as a Domestic Borrower
By
Name:
Title:

FLAGG BROS. OF PUERTO RICO, INC. as a Domestic Borrower
By
Name:
Title:

KEUKA FOOTWEAR, INC. as a Domestic Borrower
By
Name:
Title:

CANADIAN BORROWER: GCO CANADA INC. as Canadian Borrower
By
Name:
Title:

[SIGNATURE PAGES TO FOLLOW]

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, an Issuing Bank and a Lender
By:
	Name:	~~Christine Hutchinson~~Matthew Potter
	Title: Address: Attn: Telephone: Telecopy:	~~Director~~Vice President 100 Federal Street, 9th Floor Boston, Massachusetts 02110  ~~Ms. Christine Hutchinson~~Mr. Matthew Potter (617) 434-~~2385~~2041 (617) [ ]

[SIGNATURE PAGES TO FOLLOW]

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as Canadian Agent and a Canadian Lender
By:
Name:
	Title: Address: 1 Attn: Telephone: Telecopy:	[ ]

OTHER LENDERS
By:
Name:
Title: